    As filed with the Securities and Exchange Commission April 9, 1999
                                                      Registration No. 333-71157
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ----------

                            Amendment No. 2 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ----------

                             PREMIER GRAPHICS INC.
               and the Guarantor Identified in Footnote (1) below
             (exact name of registrant as specified in its charter)

        Delaware                   2572                 62-1694320
(State of incorporation)     (Primary Standard       (I.R.S. Employer
                                Industrial        Identification Number)
                            Classification Code
                                  Number)

                         6075 Poplar Avenue, Suite 401
                            Memphis, Tennessee 38119
                                 (901) 685-2020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  ----------
                                 John P. Miller
                                   President
                             Premier Graphics, Inc.
                         6075 Poplar Avenue, Suite 401
                            Memphis, Tennessee 38119
                                 (901) 685-2020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------

                                   Copies to:

                           Robert J. DelPriore, Esq.
                      Baker, Donelson, Bearman & Caldwell
                         165 Madison Avenue, Suite 2100
                            Memphis, Tennessee 38103
                                 (901) 577-2194

                                  ----------
Approximate date of commencement of proposed sale of securities to public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
------------------
(1) Master Graphics, Inc., a Tennessee corporation (I.R.S. Employer Identification Number 62-1694322) and the parent of the registrant, is the sole Guarantor of the Notes and is a Co-Registrant.
                                  ----------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement is filed with the + +Securities and Exchange Commission and is effective. This prospectus is not + +an offer to sell these securities and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION DATED APRIL 9 , 1999

                               Offer to Exchange
                 all outstanding 11 1/2% Senior Notes due 2005
             ($130,000,000 aggregate principal amount outstanding)

                                      for

                        11 1/2% Senior Notes due 2005 of

                             Premier Graphics, Inc.

--------------------------------------------------------------------------------

    Terms of Exchange Offer:

    .  Expires 5:00 p.m. New York City time, May 7, 1999, unless extended.

    . Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

    . We will exchange all outstanding notes that are validly tendered and not validly withdrawn by you.

    . You may withdraw your tender of notes any time prior to the expiration of the exchange offer.

    . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

    .  We will not receive any proceeds from the exchange offer.

    . The terms of the exchange notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

See "Risk Factors" beginning on page 12 for a discussion of matters that should be considered when deciding whether to participate in the exchange offer.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

              The date of this prospectus is           , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Table of Contents

Prospectus Summary........................................................    3
Risk Factors..............................................................   12
Use of Proceeds...........................................................   21
The Exchange Offer........................................................   21
Capitalization -- Premier.................................................   31
Capitalization -- Master Graphics.........................................   32
Selected Financial Data...................................................   33
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34
Business..................................................................   42
Management................................................................   54
Certain Transactions......................................................   61
Description of Other Indebtedness.........................................   65
Description of Notes......................................................   67
Book-Entry Procedures for the Global Notes................................  108
Federal Income Tax Consideration..........................................  111
Plan of Distribution......................................................  116
Legal Matters.............................................................  117
Experts...................................................................  117
Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

   This summary highlights some information from this prospectus. Because this is a summary, it does not contain all the information that may be important to you. To understand the exchange offer fully, you should read the entire prospectus, including the Risk Factors section beginning on page 12 and the financial statements beginning on page F-1.

                               The Exchange Offer

Exchange Notes................
                                The form and terms of the exchange notes are identical in all material respects to the terms of the old notes, except for transfer restrictions, registration rights, and liquidated damages provisions relating to the old notes.

The Exchange Offer............  Premier Graphics is offering to exchange up to $130,000,000 of the exchange notes for up to $130,000,000 of the old notes. Old notes may be exchanged only in $1,000 increments.

Expiration Date; Withdrawal
of Tender.....................

                                Unless we extend the exchange offer, it
                                will expire at 5:00 p.m., New York City
                                time, on May 7, 1999. You may withdraw
                                old notes you tender at any time prior to 5:00 p.m., New York City time on May 6, 1999. After the end of the exchange offer, Premier Graphics will return to you, without cost, all old notes that it does not accept for exchange.

Termination of the Exchange
Offer.........................
                                We may refuse to accept the old notes or we may terminate the exchange offer if:

                                .  a lawsuit is instituted or threatened
                                   in a court or before a governmental
                                   agency which may impair our ability to
                                   proceed with the exchange offer;

                                .  a law, statute, rule or regulation is
                                   proposed or enacted or interpreted by
                                   the SEC which may impair our ability
                                   to proceed with the exchange offer; or

                                .  any governmental approval is not
                                   received which we think is necessary
                                   to consummate the exchange offer.

Procedures for Tendering Old
Notes ........................
                                If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the old notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                                .  any exchange notes you receive will be
                                   acquired in the ordinary course of
                                   your business;

                                .  you have no arrangement with any
                                   person to participate in the
                                   distribution of the exchange notes;
                                   and

                                .  you are not our affiliate.

                                If you hold your old notes through the
                                Depository Trust Corporation and wish to participate in the exchange offer, you may do so through the Depository Trust Corporation's Automated Tender Offer Program. By participating in the exchange offer in this manner, you will agree to be bound by the letter of transmittal as though you had executed it.

Interest on the Notes.........  If we accept old notes tendered by you, you will receive the same interest
                                payment on June 1, 1999, the first
                                interest payment date, that you would
                                have received if you had not participated in the exchange offer.

Special Procedures for
Beneficial Owners ............
                                If you are a beneficial owner whose old
                                notes are registered in the name of a
                                broker, dealer, commercial bank, trust
                                company or other nominee and wish to
                                tender those old notes in the exchange
                                offer, please contact the registered
                                holder as soon as possible and instruct
                                them to tender your notes on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedures....................  If you wish to tender your old notes, you may do so according to the guaranteed
                                delivery procedures described elsewhere
                                in this prospectus under the caption "The
                                Exchange Offer--Guaranteed Delivery
                                Procedures."

Registration Rights             On December 11, 1998, we sold the old
Agreement.....................  notes and the related guarantees to the initial purchasers in a transaction
                                exempt from the registration requirements of the Securities Act of 1933. At that time, we entered into a registration rights agreement with the initial purchasers which grants you exchange and registration rights. This exchange offer satisfies those rights, which terminate upon completion of the exchange offer.
                                You will not be entitled to exchange or
                                registration rights with respect to the
                                exchange notes.

                                With respect to the exchange of the old
Federal Tax Considerations ...  notes for the exchange notes:

                                .  the exchange should not be a taxable
                                   exchange for U.S. federal income tax
                                   purposes;

                                .  you should not recognize gain or loss
                                   upon receipt of the exchange notes;
                                   and

                                .  for federal tax purposes you must
                                   include interest on the exchange notes
                                   in gross income to the same extent as
                                   the old notes.

Use of Proceeds...............  We will not receive any proceeds from the exchange of notes pursuant to the
                                exchange offer. We will pay all expenses related to the exchange offer.

Exchange Agent................
                                United States Trust Company of New York
                                is serving as exchange agent for the
                                exchange offer. United States Trust
                                Company of New York is also the trustee
                                under the indenture. You can contact the exchange agent at 114 W. 47th Street, New York, New York 10036-1532. The exchange agent's telephone number is (800) 548-6565 and its facsimile number is (212) 780-0592.

                       Terms of the Notes and Guarantees

   The form and terms of the exchange notes are substantially the same as the form and terms of the old notes, except that the exchange notes are registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes.

Issuer........................  Premier Graphics, Inc.

Guarantor.....................  Master Graphics, Inc., the parent company of Premier Graphics

Securities Offered............  $130,000,000 aggregate principal amount of 11.5% Senior Notes due 2005

Maturity Date.................  December 1, 2005

Interest Payment Dates........  June 1 and December 1 of each year, beginning June 1, 1999

Mandatory Redemption; Sinking
Fund .........................
                                None

Guarantee.....................
                                Master Graphics fully and unconditionally guarantees the notes. If Premier Graphics cannot make payments on the notes when due, Master Graphics must make the payments instead. The guarantee is a general unsecured obligation of Master Graphics. The guarantee may be released under the circumstances described on pages 68 and 69.

Optional Redemption...........
                                At any time before December 1, 2001, we
                                may redeem up to 35% of the notes by
                                paying you 111.5% of the original
                                aggregate principal amount of the notes
                                with the cash proceeds of one or more
                                equity offerings. Otherwise, we may not
                                voluntarily redeem the notes prior to
                                December 1, 2002. After December 1, 2002, we can redeem the notes for the prices set forth on page 69.

Ranking.......................  The notes are our senior unsecured obligation, which means:

                                .  you will be one of our general
                                   unsecured creditors;

                                .  our senior secured lenders will have
                                   prior claims to the collateral
                                   securing their claims. Since you have
                                   no rights to the collateral, your
                                   right to be paid will effectively be
                                   junior to the claims of our senior
                                   secured lenders; and

                                .  you have the same right to be paid as
                                   our other unsecured creditors,
                                   including trade creditors.

Change of Control.............
                                As described more fully on pages 69
                                through 72, if we undergo a change of
                                control, you have the right to require us to redeem the notes for 101% of the principal amount of the notes plus any interest we owe you. However, our credit facility may prohibit us from redeeming the notes after a change in control.

Restrictive Covenants.........  The indenture governing the exchange notes and the old notes limits our
                                ability to:

                                .  pay dividends or make distributions;

                                .  make investments;

                                .  incur additional debt;

                                .  issue preferred stock;

                                .  incur liens;

                                .  enter into sale and lease back,
                                   consolidation, merger, conveyance,
                                   lease or transfer transactions;

                                .  enter into transactions with
                                   affiliates; and

                                .engage in unrelated businesses.

                                Additionally, if we sell a significant
                                amount of our assets, we may be required to use the proceeds to offer to repurchase the notes.

                                   Who We Are

   Master Graphics is the parent holding company of Premier Graphics. We acquire, own and operate general commercial printing companies throughout the United States and are a leading consolidator within the general commercial printing industry. Since June 1997, we have acquired 17 general commercial printing companies. Our principal executive office is located at 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38119. Our telephone number is (901) 685-2020.

                              Recent Developments

   On March 9, 1999, we acquired all of the capital stock of Woods Lithographics, Inc., a general commercial printing company located in Phoenix, Arizona.

   On March 10, 1999, we acquired a significant portion of the assets of White Arts, Inc., a general commercial printing company located in Indianapolis, Indiana.

   On March 15, 1999, we acquired all of the capital stock of Columbia Graphics Corporation, a general commercial printing company located in Chicago, Illinois.

                  Where You Can Find More Information About Us

   Master Graphics files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information Master Graphics files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You should call 1-800-SEC-0330 if you would like more information about the SEC's public reference rooms. Master Graphics' filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC. The SEC's web site is at http://www.sec.gov.

   We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

                           Forward-looking Statements

   In addition to statements of historical facts, we make forward-looking statements in this prospectus. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe." We believe that the expectations reflected in the forward-looking statements are accurate. However, we cannot assure you that those expectations will occur. Our actual future performance could differ materially from the forward-looking statements. Factors that could cause or contribute to that difference include, but are not limited to,

  .  the uncertainties regarding general economic conditions in the United
     States,

  . the ability to integrate acquired companies into our operations and to enhance the performance of those acquired companies,

  . the uncertainties regarding our ability to acquire companies in the general commercial printing industry on favorable terms, and

  . the other risks discussed under "Risk Factors" and elsewhere in this prospectus, and described from time to time in our SEC reports.

   You should not unduly rely on forward-looking statements included in this prospectus. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the happening of unanticipated events. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, after the date of this prospectus are expressly qualified in their entirety by the discussion of the factors in this prospectus.

                                Premier Graphics

                         Summary Financial Information

   The following is summary financial information of Premier Graphics as of and for the year ended December 31, 1998. The summary financial information includes the results of Harperprints, Inc., which was merged into Premier Graphics in March 1999. Premier Graphics is the issuer of the notes and primary operating subsidiary of Master Graphics.

   You should also review "Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page 34, and the consolidated financial statements of Master Graphics and the notes thereto starting on page F-3 to more fully understand the income statement data and balance sheet data presented below.

                                                             Year ended
                                                          December 31, 1998
                                                       -----------------------
                                                       (dollars in thousands)
Income Statement Data:
Revenue...............................................        $163,277
Gross profit..........................................          41,937
Operating income......................................          14,864
Other Data:
Cash interest expense (1).............................           9,129
Depreciation and amortization.........................           5,962
Capital expenditures..................................           1,935
Ratio of earnings to fixed charges....................             1.4x
                                                       As of December 31, 1998
                                                       -----------------------
                                                           (in thousands)
Balance Sheet Data:
Cash..................................................          13,525
Working capital.......................................          46,629
Total assets..........................................         249,218
Long-term debt, excluding unamortized discounts of
 $4.6 million.........................................         133,181

--------
(1) Cash interest expense represents total interest expense less amortization of deferred financing costs.

                                Master Graphics

                         Summary Financial Information

   The following is summary financial information for Master Graphics and its subsidiaries on a consolidated basis as of and for the year ended December 31, 1998. Master Graphics is a guarantor of the notes and the sole parent of Premier Graphics, the issuer of the old notes.

   You should also review "Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page 34, and the consolidated financial statements of Master Graphics and the notes thereto starting on page F-3.

                                                             Year ended
                                                          December 31, 1998
                                                       -----------------------
                                                       (dollars in thousands)
Income Statement Data:
Revenue...............................................        $163.277
Gross profit..........................................          41,937
Operating income......................................          14,054
Net income (loss) before extraordinary loss (1).......           4,601
Other Data:
Cash interest expense (2).............................        $  9,723
Depreciation and amortization.........................           6,660
Capital expenditures..................................           2,177
Ratio of earnings to fixed charges (3)................            1.4x
                                                       As of December 31, 1998
                                                       -----------------------
                                                           (in thousands)
Balance Sheet Data:
Cash..................................................        $ 13,525
Working capital.......................................          47,925
Total assets..........................................         207,876
Long-term debt, excluding unamortized discounts of
 $4.6 million.........................................         149,780

--------

(1) Master Graphics incurred an extraordinary loss of approximately $2.1 million, net of tax benefit of $1.5 million, related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of indebtedness in connection with its initial public offering.

(2) Cash interest expense represents total interest expense less amortization of deferred financing costs.

                                  RISK FACTORS

   You should consider carefully these risk factors, in addition to everything else we tell you in this prospectus in evaluating whether or not you should participate in the exchange offer.

Substantial Leverage--Premier Graphics'substantial indebtedness could adversely affect its financial health and prevent it from fulfilling its obligations under the exchange notes.

   Premier Graphics has a significant amount of indebtedness. The following chart shows important credit statistics as of and for the year ended December 31, 1998:

                                                        (Dollars in thousands)
Total indebtedness, excluding unamortized discounts of
 $4.6 million..........................................        $133,181
Total capitalization...................................         234,897
Debt to total capitalization ratio.....................             .57
Ratio of earnings to fixed charges.....................            1.4x

   In connection with its March, 1999 acquisitions of three general commercial printing companies, Premier Graphics has incurred an additional $18.5 million in debt under its credit facility and has assumed debt of the acquired businesses totaling approximately $4.3 million.

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  . increase our vulnerability and limit our ability to appropriately respond to general adverse economic and industry conditions;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our other indebtedness, thereby reducing our cash flow available to make required payments on the notes. Currently, we owe approximately $26.0 million in debt, excluding the $130.0 million we owe on the notes. We must pay approximately $5.2 million per year to service the $26.0 million of debt;

  . limit our flexibility in planning for, or reacting to, changes in our business and the general commercial printing industry;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds and failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our ability to make payments on the exchange notes.

Additional Borrowings Available--Despite current indebtedness levels, Premier Graphics may still be able to incur substantially more debt. This could increase the risks described above.

   We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. We currently have approximately $18.5 million of borrowings outstanding under our recently amended credit facility, and we have the ability to borrow an additional $61.5 million. All of those borrowings would be senior to the exchange notes and the guarantees. If we borrowed the full amount available under our credit facility and such amounts bore interest at 8% per year, which we believe is a reasonable assumption at this time, we would be required to pay approximately $14.8 million per year to service our credit facility debt. If new debt is added to our current debt levels, the risks related to our high level of debt described above could intensify.

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. If we are unable to generate sufficient cash flow, we may not be able to make required payments on the notes.

   Our ability to make payments on and refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and acquisition efforts will depend on our ability to generate cash in the future. This, to a degree, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for the next year.

   We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our debts, including the exchange notes, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facility and the exchange notes, on commercially reasonable terms or at all.

If we do not satisfy the restrictive covenants contained in our credit facility, we will be in default under our credit facility, which also triggers a default under the notes. If we default on our credit facility and our creditors take possession of the assets which secure the credit facility, we will not have sufficient assets to repay the notes.

   We must continue to satisfy financial and operating covenants contained in our credit facility. We are currently in compliance with all of the financial and operating covenants in our credit facility. If we fail to comply with these covenants, we will be in default under our existing credit facility. If we default under our existing or future secured credit facilities, our lenders could:

  . elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

  . terminate their commitments to make further extensions of credit under our then existing credit facilities.

   If we are unable to pay our obligations to our lenders, they could proceed against any or all of the collateral securing the debt under our credit facility. The collateral under our credit facility consists of substantially all of our assets. If our lenders accelerate our obligations to them, it will trigger an event of default under the notes. However, we may not have sufficient assets to repay the notes in full after we pay our lenders.

No Collateral--Payment of the exchange notes is not secured by any collateral. Since you have no collateral, you cannot use our assets to seek repayment of the notes.

   Substantially all of our assets serve as collateral to secure our obligations under our credit facility. If we are unable to make required payments on the exchange notes, you will not be able to use our assets to repay the notes and/or enforce the guarantees until our lenders have been paid in full. We may not have sufficient assets to repay the exchange notes in full after we pay our lenders.

Financing Change Of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

   If a change of control occurs, you have the right to require us to repurchase the exchange notes you own. A change in control will occur only when the conditions on pages 69 and 70 are satisfied. It is possible that we will not have available funds at the time of a change of control to make the required repurchase of exchange notes or that restrictions in our credit facility will not allow such repurchase. A change of control could result in an event of default under our credit facility. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture.

Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to cancel the notes and/or the guarantees.

   The federal government and each state has enacted laws designed to protect creditors. If a court determines that we:

  . issued the exchange notes to hinder, delay or defraud our existing or future creditors; or

  .  did not receive a fair price for the exchange notes; and

  .  became insolvent because we issued the exchange notes;

  . did not have sufficient assets for our business or any transaction in which we are involved; or

  .  intended to incur debts beyond our ability to pay as those debts mature the court could set aside or annul all or a portion of our obligations to you, or subordinate your claims to those of our other creditors. This would entitle other creditors to be paid in full before any payment could be made on the exchange notes. We may not have sufficient assets after the payment to other creditors to repay the notes.

   The guarantee could be challenged on the same grounds as the exchange notes. In addition, a creditor may challenge a guarantee based on the level of benefits received by a guarantor compared to the amount of the guarantee. If a guarantee of the exchange notes is set aside or annulled, you would not have any claim against Master Graphics and would be only a creditor of Premier Graphics. If the guarantee is limited, your claims against Master Graphics may be subject to the prior payment of all liabilities, including trade payables. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy your claims related to the guarantees.

Preferential Transfer--If a guarantee is a preferential transfer, the obligations of guarantor could be limited or declared unenforceable by a court.

   If Master Graphics declares bankruptcy or its creditors force it to declare bankruptcy within 90 days, or in some cases up to one year, after the issuance of the guarantee or the guarantee was made in contemplation of insolvency, the guarantee could be limited or declared unenforceable by a court as a preferential transfer. If the guarantee is declared unenforceable, you would not have any claim against Master Graphics and would be only a creditor of Premier Graphics. If a guarantee is limited, your claims against Master Graphics may be subject to the prior payment of all its liabilities, including trade payables. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy your claims relating to the guarantees. In addition, a court could require you to return any payments made under the guarantees during the 90-day, or one-year, period.

Resale of the Notes--There is no active trading market for the exchange notes. We cannot assure you that an active trading market for the exchange notes will ever develop. You may not be able to resell the exchange notes or may be forced to resell them at a discount.

   There is no active trading market for the exchange notes and we cannot assure you that one will develop. You may not be able to resell the exchange notes. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the exchange notes to trade at a discount are an increase in prevailing interest rates, a decline in our credit worthiness, a weakness in the market for similar securities, and declining general economic conditions. The liquidity of the exchange notes may also be adversely affected by declines in the markets for high-yield securities generally.

Limited Operating History--Our acquisition and business strategies require intense management. If we are unable to carry out our strategies, we may not be able to make payments on the exchange notes.

   We have acquired 17 general commercial printing companies since June 1997 including three in 1999. In addition, our management team has been assembled only recently, and several of its members have not worked in the printing industry prior to joining us. The management team may not be able to:

  . manage effectively the combined operations of the companies we have acquired;

  . integrate successfully the operations of the companies we have acquired and will acquire in the future; or

  .  achieve expected operating efficiencies and economies of scale.

   If we cannot successfully accomplish the actions described above, we may not be able to make required payments on the exchange notes.

Integration of Acquisitions--If we do not effectively integrate acquired companies and implement our operating systems and policies at acquired companies, we may not be able to make required payments on the exchange notes.

   We are faced with the development, implementation and integration of uniform policies and systems related to our operations. For the foreseeable future, we will rely on the separate accounting, information and operating systems of the companies we have acquired. We plan to put in place centralized information and operating systems, policies and procedures for all of our divisions. However, as a result of our decentralized operating philosophy:

  . we may not be able to implement effectively our proposed operating systems and policies; and

  . we may experience greater than expected expenses, delays, complications and expenses in implementing, integrating and operating such systems and policies.

   If we face difficulties implementing our systems or incur greater costs than expected, our cash flow may not be sufficient to make required payments on the exchange notes.

Operating Losses--Some of the companies we have acquired have had operating losses in recent fiscal years. If we are not able to cause these companies to generate operating income and cash flow, we may not be able to make required payments on the exchange notes.

   Six of the companies we have acquired, plus Premier Graphics' predecessor, B&M Printing, have had operating losses within the three years prior to their acquisition. These companies are Sutherland Printing, Phoenix Communications, Phillips Litho, Golden Rule, White Arts and Woods Lithographics. If the divisions of Premier Graphics incur operating losses or fail to generate adequate cash flow, we may not be able to make required payments on the exchange notes.

Acquisitions--If our acquisition strategy is not successful, our cash flow growth will slow and we may not be able to make payments on the exchange notes.

   A key element of our strategy is to buy general commercial printing companies throughout the United States. The risks to you associated with this strategy include:

  .  management focusing on acquisitions rather than operations;

  .  a loss of customers as a result of the acquisition;

  .  the loss of key personnel; and

  . the risks associated with the past operations and other unanticipated problems arising in the acquired businesses.

   The success of our acquisition strategy will be dependent upon a number of factors, including

  . our ability to locate general commercial printing companies we want to acquire; and

  .  our ability to finance acquisitions on satisfactory terms.

   The indenture and our credit facility may limit our ability to pursue our acquisition strategy. If our acquisition strategy is not successful, our cash flow growth will slow and Premier Graphics' may not be able to make payments on the exchange note. Even if our acquisition strategy is successful, Premier Graphics may still become unable to make payments on the notes due to events which are beyond our control such as prevailing business, financial and economic conditions.

Performance Fluctuations--Our industry has unpredictable fluctuations in quarterly operating results. If we experience unexpected downturns in our business, we may not have sufficient funds to make required payments on the exchange notes.

   We compete in the general commercial printing sector, which is generally characterized by individual orders from customers for specific printing projects rather than long-term contracts. Future orders by existing customers are dependent upon the customers' satisfaction with our services. Irregular purchasing patterns could result in significant fluctuations in operating results from quarter to quarter. Such fluctuations may be caused by underutilization of plant capacity, lost business due to lack of plant capacity, or higher direct costs. If Premier Graphics experiences unpredicted fluctuations in cash flow, it may not be able to make required payments on the exchange notes.

Raw Materials--Fluctuating costs of raw materials may adversely affect our cash flow and ability to make required payments on the exchange notes. We do not maintain a large paper supply and, if we experience difficulties in obtaining paper, we may not generate sufficient cash flow to make required payments on the exchange notes.

   The cost of paper is a principal factor in our pricing to customers. We are generally able to pass increases in the cost of paper to customers, while decreases in paper costs generally result in lower prices to customers. In the last three years, paper prices have fluctuated dramatically. To the extent that there are future paper cost increases and we are not able to pass such increases to our customers or our customers reduce the size or number of their orders, Premier Graphics may not be able to make required payments on the exchange notes.

   In recent years, increases or decreases in demand for paper have led to corresponding pricing changes. In periods of high demand, some grades of paper have been in short supply, including grades we use. Any loss of the sources for paper supply or any disruption in their businesses or their failure to meet our product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials. This could have a material adverse effect on Premier Graphics' cash flow and its ability to make payments on the exchange notes. Although we actively manage our paper supply, we do not maintain large inventories of paper. Our paper supply may not be adequate and, if our sources are not adequate, we may not be able to develop alternative sources in a timely manner.

We have agreed to pay substantial additional consideration to the former owners of some of the companies we have acquired. The payment of this consideration is contingent upon the acquired companies surpassing EBITDA-based targets. If the contingent consideration is earned, we may not have sufficient funds to make required payments on the exchange notes.

   We have agreed to pay the former owners of 11 of the companies we have acquired additional purchase price consideration if the companies surpass EBITDA-based targets. We believe that the former owners will not earn more than $36.2 million in additional consideration. We have agreed to pay the additional purchase price consideration in cash, and the former owners have the same right to be paid as you, but those payments are due and likely to be made before we are obligated to repay the notes. If we are required to pay a significant portion of this additional consideration, it could have a material adverse effect on Premier's ability to make payments on the notes. For a more complete description of the additional purchase price consideration we may owe, please refer to the description of our obligations on pages 38 and 39.

Employees and Salespersons--If we are unable to retain our skilled employees and salespersons, Premier Graphics may not generate sufficient cash flow to make required payments on the exchange notes.

   To provide high-quality finished printed products in a timely fashion we must maintain an adequate staff of skilled technicians, including prepress personnel, pressmen, bindery operators and fulfillment personnel. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain the skilled technicians necessary to meet our commitments. From time-to-time:

  . the printing industry experiences shortages of qualified technicians, and we may not be able to maintain an adequate skilled labor force necessary to operate efficiently;

  . our labor expenses may increase as a result of shortages of skilled technicians; or

  . we may have to curtail our planned internal growth as a result of labor shortages.

   Moreover, the general commercial printing industry is characterized by personal relationships between individual members of a company's sales force and customers who order printing services. If we do not retain salespeople with large customer bases it could adversely affect Premier Graphics' ability to make required payments on the exchange notes.

Environmental Compliance--If we incur an environmental liability, we may not have sufficient funds to make required payments on the exchange notes.

   Phase I environmental site assessments have been obtained on all of our properties. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. We conduct further environmental testing when we believe it is prudent and advisable. If we incur a material environmental liability we may not be able to make required payments on the notes.

   The Phase I environmental site assessment obtained for the property used by our Stephenson Printing Division revealed that there are two underground storage tanks listed with the Virginia Department of Environmental Quality as "currently in use" on the property. The owner of the property has told us that the underground storage tanks were removed in the mid-1980's, although there is no documentation of the removal of the tanks. The storage tanks were previously used for the storage of alcohol and solvent. There is a potential for soil or groundwater contamination on the property if there were any releases from the underground storage tanks.

   The Phase I environmental site assessment obtained for the property used by our recently acquired Columbia Graphics Division disclosed that asbestos-containing materials may be present in building materials. We intend to conduct an asbestos survey and remove and/or abate any friable asbestos that we find. The Phase I study also pointed out possible deficiencies in the filing and record-keeping practices of the division. Therefore, we also intend to further study these practices, as well as the waste disposal practices of the division and take any required corrective measures.

   No other environmental testing has revealed any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the environmental testing did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the testing was completed. If environmental contamination exists or existed at a property, we may be liable for the costs of removal or remediation of the contamination and may be liable for personal injury or similar claims by private plaintiffs. Moreover, if there is an environmental compliance issue, we may be liable for the costs of and penalties associated with any action necessary to correct the deficiency. The existence of environmental liabilities with regard to a property could adversely affect our ability to sell or borrow against that property.

Year 2000--If our computer systems, or those of our suppliers or customers, are not adequately prepared for the Year 2000 issue, our operations could be adversely effected which could result in our inability to make required payments on the exchange notes.

   Like many other companies, the Year 2000 computer issue creates risks for us. If our internal systems do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on our operations. The Year 2000 computer issue stems from the computer industry's practice of conserving data storage by using two digits, instead of four digits, to represent a year. Systems and hardware which use this two-digit format may process data incorrectly or fail with the use of dates in the next century. These types of failures can influence applications that rely on dates to perform calculations such as an accounts receivable aging report, as well as systems such as building security and heating. We have initiated a program that includes a review of all computers, software and related date-sensitive equipment used in the management of print jobs, office automation, accounting, process control and other applications. We believe our internal exposure to Year 2000 issues is limited to the purchase of computer hardware, and to a lesser extent software, at some of our divisions. We also believe our Year 2000 risk areas are focused on the loss of our ability to operate due to equipment malfunction, the inability of our customers to forward electronic images due to their own Year 2000 malfunctions, or the inability of our suppliers to provide us with important products, such as paper, plates and film. In a worst case scenario, these potential problems would result in a material effect for us. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000 for a discussion of the steps we have taken to assess our Year 2000 issues and our contingency plans with respect to Year 2000 issues.

                                USE OF PROCEEDS

   There will be no cash proceeds payable to us from the issuance of the exchange notes. The net proceeds received by Premier Graphics from the sale of the old notes were approximately $125.6 million. Premier Graphics:

  (1) used approximately $88.6 million of the net proceeds from the offering of the outstanding notes to repay substantially all outstanding indebtedness under its credit facility with General Electric Capital Corporation, as agent. Approximately $300,000 remained outstanding after payment;

  (2) used approximately $4.8 million of the net proceeds from the offering to repay indebtedness owed to the sellers of the companies we have purchased;

  (3) used approximately $6.5 million of the net proceeds from the offering to pay-in-full its revolving credit facility with Deutsche Financial Services Corporation and;

  (4) used approximately $12.0 million of the net proceeds of the offering to acquire Technigrafiks;

   The remainder of the net proceeds of the offering were used for general corporate purposes, including working capital and acquisitions. Premier Graphics is currently engaged in discussions and negotiations for the acquisition of additional general commercial printing companies.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   At the time we issued the old notes, we agreed to:

  (1) file a registration statement to register the exchange of the old notes for the exchange notes on or prior to 60 days after December 11, 1998;

  (2) use our reasonable best efforts to cause the registration statement to become effective within 120 days after December 11, 1998; and

  (3) consummate the exchange offer within 150 days after December 11, 1998.

   In the event that changes in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if a holder of old notes notifies us that it is not eligible to participate in, or would not receive freely tradeable exchange notes in exchange for tendered old notes pursuant to, the exchange offer, we will use our reasonable best efforts to cause to become effective under the Securities Act a shelf registration statement with respect to the resale of the old notes and keep the shelf registration statement effective until two years after December 11, 1998.

   If we do not comply with the requirements of the exchange offer described above, we will pay additional interest on the old notes of $.05 per week per $1,000 in principal amount of the old notes during the first 90 days that we are not in compliance. The additional interest will increase by an additional $.05 per week per $1,000 in principal amount of old notes with respect to each subsequent 90 day period, up to a maximum of $.50 per week per $1,000 in principal amount of the old notes. Once we are in compliance with the requirements described above, additional interest will no longer accrue.

   If you desire to exchange your old notes for exchange notes, you will be required to represent that:

  . any exchange notes received will be acquired in your ordinary course of business;

  . you have no arrangement with any person to participate in the distribution of the exchange notes; and

  . you are not an "affiliate,"as defined in Rule 405 of the Securities Act, of Premier Graphics or Master Graphics.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange any and all old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on May 6, 1999. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in $1,000 increments.

   The form and terms of the exchange notes will be the same as the form and terms of the old notes except that the exchange notes will be registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture, which also authorized the issuance of the old notes, such that both series will be treated as a single class of debt securities under the indenture.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

   As of the date of this prospectus, $130.0 million of the old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes as of April 14, 1999.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits under the indenture and the registration rights agreement.

   We will be deemed to have accepted for exchange properly tendered old notes when, as and if we give oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for purposes of receiving the exchange notes from us. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, if any of the events described below under "--Conditions to the Exchange Offer" occur.

   Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than taxes described below under "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The expiration date is 5:00 p.m., New York City time on May 7, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will issue a press release notifying the registered holders of old notes of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

   We reserve the right, in our sole discretion:

  . to delay accepting any old notes for exchange, to extend the exchange offer or terminate the exchange offer if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  .  to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice describing the event to the registered holders of old notes. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

   Without limiting the manner in which we may choose to make a public announcement of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

   The exchange notes will bear interest at a rate of 11.5% per annum, payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 1999. Holders of exchange notes will receive the same interest payment on June 1, 1999 that they would have received if they had not accepted the exchange offer.

Conditions to the Exchange Offer

   We will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

  . any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

  . any governmental approval has not been obtained, which approval we, in our reasonable discretion, deem necessary for the consummation of the exchange offer.

If we determine in our sole discretion that any of these events have occurred, we may

  . refuse to accept any old notes and return all old notes to the tendering holders;

  . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes; or

  . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

   If our waiver of a condition constitutes a material change to the exchange offer, we will promptly disclose the waiver to the registered holders of the old notes and we may extend the exchange offer.

Procedures for Tendering

   Subject to the terms and conditions hereof and the letter of transmittal, only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have its signature guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile so that it is received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or, in the alternative, comply with the Depository Trust Corporation's Automated Tender Offer Program procedures described below. In addition, either:

  . old notes must be received by the exchange agent along with the letter of transmittal;

  . a timely confirmation of book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the Depository Trust Corporation pursuant to the procedure for book-entry transfer described below or properly transmitted agent's message, as defined below, must be received by the exchange agent prior to the expiration date; or

  . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

   The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and Premier Graphics in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to Premier Graphics. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for such holders.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder of old notes to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

   Signatures on a letter of transmittal and a notice of withdrawal described below must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

   In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution, which means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, those old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes with the signature thereon guaranteed by an eligible institution.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive the requirement, provide evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   The exchange agent and the Depository Trust Corporation have confirmed that any financial institution that is a participant in the Depository Trust Corporation's system may utilize the Depository Trust Corporation's Automated Tender Offer Program to tender old notes. Accordingly, participants in the Depository Trust Corporation's Automated Tender Offer Program may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing the Depository Trust Corporation to transfer the old notes to the exchange agent in accordance with the Depository Trust Corporation's Automated Tender Offer Program procedures for transfer. The Depository Trust Corporation will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by the Depository Trust Corporation received by the exchange agent and forming part of the book-entry confirmation, which states:

  . that the Depository Trust Corporation has received an express acknowledgment from a participant in the Depository Trust Corporation's Automated Tender Offer Program that is tendering old notes which are the subject of such book entry confirmation;

  . that the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that the agreement may be enforced against the participant.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by Premier Graphics in our sole discretion, which determination will be final and binding.

   We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither Premier Graphics, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with the Depository Trust Company, as promptly as practicable after the expiration or termination of the exchange offer.

Book Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at the Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's system may make book-entry delivery of old notes by causing the Depository Trust Company to transfer such old notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at the Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or
prior to 5:00 p.m. New York City time on        the expiration date or, if the
guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   Holders who wish to tender their old notes and (A) whose old notes are not immediately available, or (B) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

  .  the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . such properly completed and executed letter of transmittal, or facsimile thereof, or properly transmitted agent's message as well as all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the expiration date.

   For a withdrawal to be effective:

  . written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" or

  . holders must comply with the appropriate procedures of the Depository Trust Company's automated tender offer program system.

   Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of such old notes, and, where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by Premier Graphics, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with the Depository Trust Company for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

   United States Trust Company of New York, the trustee under the indenture has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

     By Mail or Hand Delivery: 114 W. 47th Street
                               New York, New York 10036-1532
     Facsimile Transmission:
     Confirm by Telephone:     (212) 780-0592

                               (800) 548-6565

Fees and Expenses

   The expenses of soliciting tenders will be borne by Premier Graphics. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Premier Graphics and its affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   The cash expenses to be incurred in connection with the exchange offer will be paid by Premier Graphics and are estimated in the aggregate to be approximately $300,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, and related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of the old notes for exchange notes pursuant to the exchange offer. If, however, certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of notes tendered, or if tendered notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

   Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes, as set forth:

  . in the legend thereon as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  . otherwise set forth in the offering memorandum dated December 8, 1998, distributed in connection with the offering of the old notes.

   In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

                           CAPITALIZATION -- PREMIER

   The following table sets forth the capitalization of Premier, the issuer of the notes, as of December 31, 1998 on an historical basis. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of Master Graphics and the notes thereto.

                                                              December 31, 1998
                                                              -----------------
                                                               (in thousands)
Long-term debt, including current maturities (1)(2):
  Credit facilities..........................................     $    262
  Senior notes...............................................      130,000
  Capital leases.............................................        2,297
  Other......................................................          622
                                                                  --------
    Total long-term debt, including current maturities.......      133,181
                                                                  --------
Stockholder's equity:
  Common stock, $0.01 par value per share; 1,000 shares
   authorized; 100 shares issued and outstanding.............          --
  Additional paid in capital (3).............................      100,038
  Retained earnings (deficit)................................        1,078
                                                                  --------
    Total stockholder's equity...............................      101,716
                                                                  --------
Total capitalization.........................................     $234,897
                                                                  ========

--------
(1) Does not include the effects of any contingent purchase price consideration payable to the former owners of the acquired companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Excludes unamortized debt discount of $4.6 million.
(3) In addition to the original equity capitalization of B&M Printing Inc, the predecessor to Premier, Premier has subsequently been capitalized by Master Graphics with the net purchase price of each of the Acquired Companies.

                       CAPITALIZATION -- MASTER GRAPHICS

   The following table sets forth the capitalization of Master Graphics, a guarantor of the notes, as of December 31, 1998 on an historical basis. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of Master Graphics and the notes thereto.

                                                              December 31, 1998
                                                              -----------------
                                                               (in thousands)
Long-term debt, including current maturities (1)(2):
  Credit facilities..........................................     $    262
  Senior notes...............................................      130,000
  Seller notes...............................................       16,599
  Capital leases.............................................        2,297
  Other......................................................          622
                                                                  --------
    Total long-term debt, including current maturities.......      149,780
5% Series A Cumulative Redeemable Preferred Stock, $.001 par
 value per share, 177,776 shares issued and outstanding......        1,437
Shareholders' equity:
  Preferred stock, $.001 par value per share, 9,822,224
   shares authorized, no shares issued and outstanding.......          --
  Common stock, $.001 par value per share, 100,000,000 shares
   authorized, 7,879,997 shares issued and outstanding (3)...            8
  Additional paid in capital.................................       39,843
  Retained earnings (deficit)................................       (3,659)
                                                                  --------
    Total shareholders' equity...............................       36,192
                                                                  --------
Total capitalization.........................................     $187,409
                                                                  ========

--------
(1) Does not include the effects of any contingent purchase price consideration payable to the former owners of the acquired companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Excludes unamortized debt discount of $4.6 million.

(3) Does not include:

  (A) 177,776 shares of $.001 par value per share common stock issuable for nominal consideration upon the conversion of the 5% Series A Cumulative Preferred Stock;

  (B) 220,000 shares of common stock issuable for nominal consideration upon the exercise of a warrant issued to General Electric Capital Corporation in connection with the acquisition of Harperprints;

  (C) 43,000 shares of Common Stock issuable at $10 per share upon the exercise of rights granted to former B&M Printing shareholders;

  (D) 1,828,848 shares of common stock issuable at $10 per share upon the exercise of warrants issued in connection with some of Master Graphics' acquisitions;

  (E) 713,429 shares of common stock issuable at $10 per share upon the exercise of outstanding stock options held by directors and employees;

  (F) 100,000 shares of common stock issuable at $10 per share pursuant to Master Graphics' deferred compensation plan; and

  (G) shares of common stock issuable upon conversion of approximately $3,471,000 in principal amount of seller notes at a conversion ratio equal to the average of the high and low sales price of the common stock on the day immediately preceding the conversion.

                            SELECTED FINANCIAL DATA

   The following table sets forth selected financial and operating information on an historical basis for Master Graphics and its predecessor. The following information should be read in conjunction with the historical financial statements of Master Graphics, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                Six months
                                                              ended December
                              Year ended June 30, (1)              31,          Year ended
                          ----------------------------------  ---------------  December 31,
                           1994     1995     1996     1996     1996    1997        1998
                                   (in thousands, except per share amounts)
Income Statement Data:
Revenue.................  $10,804  $11,426  $13,244  $13,433  $6,357  $32,394    $163,277
Gross profit............    2,706    2,498    3,288    2,121     977    5,866      41,937
Depreciation and
 amortization...........      867      747      605      623     329    1,413       6,660
Operating income
 (loss).................      119      (72)     597     (900)   (274)    (222)     14,054
Net income (loss) before
 extraordinary
 loss (2)...............      (92)    (209)     172   (1,273)   (415)  (3,819)      3,973
Net income..............      (92)    (209)     172   (1,273)   (415)  (3,819)      1,875
Earnings (loss) per
 share before
 extraordinary item:
 Basic..................  $ (0.02) $ (0.05) $  0.04  $ (0.32)    --   $ (0.95)   $   0.62
 Diluted................  $ (0.02) $ (0.05) $  0.04  $ (0.32)    --   $ (0.95)   $   0.60
Balance Sheet Data (at
 end of period):
Total assets............  $ 6,330  $ 6,102  $ 6,426  $37,215          $86,384    $207,876
Long-term obligations...    3,566    3,382    2,794   30,612           69,317     145,147
Redeemable common stock
 warrants...............      --       --       --       638            3,376         --
Redeemable preferred
 stock..................      --       --       --       --               --        1,437
Shareholders' equity
 (deficit)..............    1,880    1,671    1,843      780           (1,596)     36,192
Other Data:
Ratio of earnings to
 fixed charges (3)......      --       --       1.7x     --               --          1.4x

--------
(1) Effective January 1, 1998, Master Graphics changed its annual accounting period to a calendar year.

(2) Master Graphics incurred an after-tax extraordinary loss in June 1998 of approximately $2.1 million, or $0.34 per share basic and $0.33 per share diluted, related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of indebtedness in connection with Master Graphics' initial public offering of common stock.

(3) In the calculation of the ratio of earnings to fixed charges, earnings were inadequate to cover fixed charges in some of the periods presented, as follows--June 30, 1994, $117,000; 1995, $296,000; 1997, $1.2 million; and
    December 31, 1997, $3.8 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the historical consolidated financial statements and related notes of Master Graphics and Selected Financial Data included elsewhere in this prospectus.

Introduction

   From June 1997 through December 31, 1998, Master Graphics had acquired 14 general commercial printing companies which Master Graphics believes are market leaders in their respective geographic areas in terms of customer service, responsiveness and quality. Master Graphics acquired three commercial printing companies in March, 1999. Master Graphics financed the cash portion of the purchase price for the acquired companies primarily with debt. See Business-- Acquired Companies for information regarding the consideration paid for the acquired companies. Each acquisition was accounted for as a purchase, and any purchase price in excess of the fair value of the assets acquired was allocated to goodwill which is amortized over 40 years. A substantial portion of this non-cash expense will likely be non-deductible for tax purposes. Master Graphics' results of operations are also impacted by the effects of purchase accounting applied to in-process inventory acquired. Such inventory is recorded at its fair value, which may include manufacturing profit not otherwise recognizable until the goods are sold. The resulting cost of sales when such goods are sold, usually in the period immediately following the acquisition date, may be substantially higher than in a period when acquisitions are not being made.

   The acquired companies were all closely-held businesses and several were S corporations. In many cases, the tax structure influenced the historical level of owners' compensation. Many of the owners have agreed to reductions in their compensation and benefits following the acquisition by Master Graphics.

 Results of Operations

   The following table sets forth financial data for the periods indicated and such results as a percentage of revenue.

                                                           Six months ended
                            Year ended June 30,              December 31,              Year ended
                          ---------------------------   ---------------------------   December 31,
                            1996(1)        1997(1)         1996          1997(2)          1998
                          ------------   ------------   ------------   ------------   -------------
                                             (dollars in millions)
Revenue.................  $13.2  100.0 % $13.4  100.0 % $ 6.4  100.0 % $32.4  100.0 % $163.3  100.0 %
Gross profit............    3.3   25.0     2.1   15.7     1.0   15.7     5.9   18.2     41.9   25.7
Selling, general and
 administrative
 expenses...............    2.7   20.5     3.0   22.4     1.3   20.3     6.0   18.5     26.9   16.5
Operating income
 (loss).................    0.6    4.5    (0.9)  (6.7)   (0.3)  (4.7)   (0.2)  (0.6)    14.1    8.6
Interest expense........   (0.4)  (3.0)   (0.4)  (3.0)   (0.2)  (3.1)   (2.2)  (6.8)   (10.3)  (6.3)
Income tax expense
 (benefit)..............    0.2    1.5     --     --      --     --      --     --       0.6    0.9
Net earnings (loss)
 before extraordinary
 loss...................    0.2    1.5    (1.3)  (9.7)   (0.4)  (6.3)   (3.8) (11.7)     4.0    2.4
Extraordinary loss (3)..    --     --      --     --      --     --      --     --      (2.1)  (1.3)
Net earnings (loss).....  $ 0.2    1.5 % $(1.3)  (9.7)% $(0.4)  (6.3)% $(3.8) (11.7)% $  1.9    1.2 %

--------
(1) The results of operations for all periods through June 30, 1997 effectively reflect only the operations of B&M Printing.
(2) Effective January 1, 1998, Master Graphics changed its annual accounting period to a calendar year.

(3) Master Graphics incurred an extraordinary loss in June 1998 of approximately $2.1 million, net of tax benefit of $1.5 million, related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of indebtedness in connection with Master Graphics' initial public offering of the common stock.

 Year Ended December 31, 1998 Compared To Year Ended June 30, 1997

   Revenue. Revenue increased from $13.4 million for the year ended June 30, 1997 to $163.3 for the year ended December 31, 1998. Revenue growth was attributable primarily to our acquisition of 14 general commercial printing companies in 1997 and 1998.

   Gross Profit. Gross profit increased from $2.1 million for the year ended June 30, 1997 to $41.9 million for the year ended December 31, 1998. The increase in gross profit was attributable primarily to our acquisitions in 1997 and 1998. Gross profit as a percentage of sales increased to 25.7% for the year ended December 31, 1998, from 15.7% in the year ended June 30, 1997. The 1997 gross profit percentage, which as stated above relates only to the operations of B&M Printing, was negatively impacted by an increase in lease expense and labor costs related to a then newly-installed and initially under-utilized web press.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $3.0 million for the year ended June 30, 1997 to $26.9 million for the year ended December 31, 1998. Selling expenses increased primarily due to increasing revenue mentioned above.

   Interest Expense. Interest expense increased from $0.4 million for the year ended June 30, 1997 to $10.3 million for the year ended December 31, 1998. A substantial portion of the purchase price for each of our acquisitions was financed with debt. Accordingly, the increase in interest expense is primarily attributable to our acquisition program and related financing activities.

   Income Tax Expense. The provision decreased from $25,000 for the year ended June 30, 1997 to a net benefit of $830,000 for the year ended December 31, 1998. Income taxes in 1998 were comprised of $628,000 of expense related to income before extraordinary item and an approximate $1.5 million credit related to the extraordinary loss on extinguishment of debt. The net tax credit reflects the recognition of benefits related to loss and credit carryforwards.

   Extraordinary Loss. Master Graphics incurred an extraordinary loss in 1998 of approximately $2.1 million, net of tax benefit of $1.5 million, related to the write-off of deferred financing costs and unamortized debt discounts resulting from the repayment of indebtedness in connection with Master Graphics' initial public offering.

 Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

   Revenue. Revenue was relatively unchanged, increasing approximately 1.5% from $13.2 million for the year ended June 30, 1996 to $13.4 million for the year ended June 30, 1997. Revenue growth was attributable to the addition of an eight-color heat set web press.

   Gross Profit. Gross profit decreased 36.4% from $3.3 million for the year ended June 30, 1996 to $2.1 million for the year ended June 30, 1997. Gross margin decreased from 25.0% to 15.7% from the year ended June 30, 1996 to the corresponding period in

1997. The decrease in gross profit was primarily attributable to the increased labor costs and lease expense associated with operation of the new web press.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 11.1% from $2.7 million for the year ended June 30, 1996 to $3.0 million for the year ended June 30, 1997. The increase was primarily attributable to increases in sales commissions and in sales support salaries.

   Interest Expense. Interest expense remained relatively consistent at approximately $0.4 million in the year ended June 30, 1996 and in the year ended June 30, 1997.

   Income Tax Expense. The provision decreased from June 30, 1996 to June 30, 1997 due to operating losses generated for which no tax benefit was recorded for unrealized net operating losses and alternative minimum tax credit carryforwards.

 Six Months Ended December 31, 1997 Compared to Six Months EndedDecember 31,
 1996

   Revenue. Revenue increased 406% from $6.4 million for the six months ended December 31, 1996 to $32.4 million for the six months ended December 31, 1997. The increase in revenue was primarily volume driven and attributable to the six acquisitions during the seven months ended December 31, 1997.

   Gross Profit. Gross profit increased 490% from $1.0 million for the six months ended December 31, 1996 to $5.9 million for the six months ended December 31, 1997. Gross profit percentage increased from 15.7% to 18.2% from the six months ended December 31, 1996 to the six months ended December 31, 1997. The increase in gross profit percentage was due primarily to the marginally higher average gross profit percentage of the businesses acquired. The increase in absolute gross profit was primarily attributable to our increasing revenue which was driven by acquisitions

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 362% from $1.3 million for the six months ended December 31, 1996 to $6.0 million for the six months ended December 31, 1997. This increase was primarily attributable to the increases in selling costs that accompany the volume increases during the same period.

   Interest Expense. Interest expense increased from $0.2 million for the six months ended December 31, 1996 to $2.2 million for the six months ended December 31, 1997. The increase related to increasing amounts of borrowed funds for our acquisition strategy.

   Income Tax Expense. The provision decreased from the six months June 30, 1996 to the six months ended December 31, 1997 due to operating losses generated for which no tax benefit was recorded for unrealized net operating losses and alternative minimum tax credit carryforwards.

Liquidity and Capital Resources

   Our primary cash requirements are for debt service, capital expenditures, acquisitions and working capital. Historically, we have financed our operations and equipment purchases with cash flow from operations, capital leases and secured loans through commercial banks or other institutional lenders and credit lines from commercial banks. We have financed our acquisitions primarily with funds under a credit facility as well as subordinated notes payable to former owners of the acquired companies. Working capital on December 31, 1998 was $47.9 million, an increase of $41.2 million from December 31, 1997.

   During the approximate eighteen months since the inception of our acquisition strategy in June 1997, we have effectively financed the cash portion of our acquisitions, $146.0 million, with borrowings from our credit facility and notes offering and with proceeds from our initial public offering of common stock. During that same period of time, cash flows from operating activities have generated approximately $6 million. The majority of the December 31, 1998 cash balance of approximately $13.5 million was related to the proceeds from the December 1998 notes offering. That amount along with $18.5 million of borrowings under the credit facility were used in March 1999 to finance the cash portion of three acquisitions. For the year ended December 31, 1998, we used approximately $90 million of cash for business acquisitions which was funded with $3.3 million in cash flow from operations with the balance funded from financing activities. Our cash position increased $12.3 million during the year ended December 31, 1998, all of which was created through financing activities.

   Through the third quarter of 1998, our largest source of capital had been the credit facility with General Electric Capital Corporation which originally closed in September 1997 and was periodically increased to provide for the funding of acquisitions completed since that time. In the second quarter of 1998, we completed an initial public offering of common stock, the net proceeds of which were used primarily to repay approximately $25 million of debt outstanding under the credit facility along with $4 million of other debt. During the fourth quarter of 1998, we completed the notes offering the proceeds of which were used to repay substantially all of the debt under our credit facilities as well as to acquire Technigrafiks.

   Subsequent to December 31, 1998, we have acquired three additional businesses, which were financed primarily with cash previously generated by the notes offering and by $18.5 million borrowed under the credit facility. In addition, we entered into an amended and restated loan and security agreement with General Electric Capital Corporation, as agent. The $80 million senior secured credit facility consists of two term loan facilities each of $30 million and a revolving credit facility of $20 million. Loans made under the term loan facilities and the revolving credit facility may bear interest based upon LIBOR or the "Base Rate," which is the prime rate for corporate loans from U.S. financial institutions as published by The Wall Street Journal from time to time. The Term Loan A facility bears interest at a floating rate equal to LIBOR plus 2.5% for loans bearing interest based upon LIBOR or the Base Rate for loans bearing interest based upon the Base Rate. The Term Loan B facility bears interest at a floating rate equal to LIBOR plus 3.0% for loans bearing interest based upon LIBOR or the Base Rate plus .5% for loans bearing interest based upon the Base Rate. The revolving credit facility bears interest at a floating rate equal to LIBOR plus 2.5% for advances bearing interest based upon LIBOR or the Base Rate for advances bearing interest based upon the Base Rate. The Term Loan A facility matures in March

2004, and principal is payable in quarterly installments equal to 1/20th of the principal amount advanced, with the balance due at maturity. The Term Loan B facility matures in March 2005 with quarterly principal payments equal to 2% of the principal amount advanced with a final balloon payment at maturity. The revolver, which has borrowing base limitations, is repayable in full in March 2004.

   The security for the credit facility includes a lien on all of the assets of Premier Graphics, as well as a pledge by Master Graphics on all of the issued and outstanding stock of Premier Graphics. Under the credit facility, we are required to maintain financial tests and ratios including, but not limited to, a covenant requiring a minimum level of prepayment of the term loan facilities based on 50% of annual excess cash flows.

   Master Graphics financed a portion of the aggregate amount paid for some of the acquired companies by issuing unsecured subordinated seller notes to the former owners of these companies. The total principal amount of those seller notes issued was approximately $14.9 million. Master Graphics also issued unsecured subordinated replacement notes to the former owners of Hederman and Phoenix which replaced notes between such companies and their owners. The aggregate principal amount of those replacement notes issued by Master Graphics was approximately $5.3 million. In connection with the acquisition of B&M Printing by John Miller, Master Graphics issued approximately $1.3 million of unsecured subordinated notes to the former owners of B&M Printing.

   In connection with the December, 1998 closing of the offering of $130 million of 11 1/2% Senior Notes due 2005, Master Graphics restructured approximately $12.5 million of seller notes and seller replacement notes to have the following features:

  . balloon maturity date of June 30, 2006;

  . monthly interest payments at 12% per annum if paid when due or, if not paid when due, interest will accrue at 16% per annum until all accrued interest has been paid;

  . no restrictive covenants; and

  . no rights or remedies against Master Graphics until maturity.

   In addition, Master Graphics used approximately $4.8 million of the net proceeds of the senior notes offering to repay amounts outstanding under the notes issued to the former B&M Printing owners and some of the seller notes and replacement notes. The remaining $4.0 million of seller notes and replacement notes generally:

  . bear interest at 12% per annum which is payable quarterly;

  . are subject to prepayment at the option of Master Graphics only upon payment of a penalty which equals 20% of the amount prepaid; and

  . mature seven years from the date of issuance.

   As part of the respective purchase agreements, we have agreed to pay the former owners of eleven of the acquired companies additional purchase price consideration if such companies surpass EBITDA-based targets, which generally exceed the pre-acquisition performance levels of those companies. Reaching these targets will result in additional cash inflow to us arising from the incremental EBITDA above the targets and additional cash outflow from the consideration required to be paid. The periods for which the targets will be measured vary for each of the companies, and the measurement periods range from one year to five years of operations. For some of the companies, additional consideration will be payable by us annually for each year in which the EBITDA-based target is surpassed, and for other companies, only a single lump sum payment will be made by us if the performance of the company exceeds the target. The maximum additional purchase price consideration payable to the former owners of ten of the companies is limited to a specified amount. The amount of additional consideration payable to the former owners of the other company is not limited once the EBITDA-based target is surpassed. We will pay former owners at least $900,000 of additional purchase price consideration in 1999, although we could become liable to pay former owners as much as $7.7 million in this year. Thereafter, assuming that the former owners become entitled to receive the maximum amount of additional purchase price consideration at the earliest possible time, we would pay the former owners, over $17.9 million in 2000, over $4.1 million in 2001, and $6.5 million in 2002. Any additional purchase price consideration is payable in cash, which will be recorded as additional goodwill and amortized into income over approximately 40 years.

   We anticipate that our cash flow from operating activities will provide cash adequate to finance its normal working capital needs, debt service requirements and planned capital expenditures for property and equipment which is currently anticipated to be approximately $5 million annually, no material amount of which are under firm commitments. Master Graphics is dependent upon the cash flow of and the transfer of funds from Premier Graphics, its operating subsidiary, which, under its various credit facilities, is subject to restrictions on its ability to pay dividends to Master Graphics and is generally limited by specific amounts or amounts in relation to the profitability of Premier Graphics. To the extent that cash flow from operating activities is insufficient to fund the payment of any additional purchase price consideration, we intend to finance the payment of such consideration through its credit facilities.

   We currently believe that our existing cash balances, funds available under our credit facility and funds expected to be generated from operations will provide sufficient funds to finance our operations for at least the next 12 months. Considering our operating cash flow in the short-term, we can adequately dispose of our current obligations including interest and principal of outstanding debt. In addition, the operating cash flow should provide adequate liquidity to meet our anticipated capital expenditure plans. We may not be able to continue our acquisition strategy without ongoing financing from third parties.

Year 2000

   Like many other companies, the Year 2000 computer issue creates risks for us. If internal systems do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on our operations. There are two other related issues which could also lead to incorrect calculations or failures: (A) some systems' programming assigns special meaning to some dates, such as 9/9/99, and (B) the year 2000 is a leap year. The Year 2000 compliance issues stem from the computer industry's practice of conserving data storage by using two digits to represent a year. Systems and hardware using this format may process data incorrectly or fail with the use of dates in the next century. These types of failures can influence applications that rely on dates to perform calculations such as an accounts receivable aging report, as well as systems such as building security and heating.

   We believe our internal exposure to Year 2000 issues is primarily limited to the purchase of computer hardware, and to a lesser extent software, at some of our divisions. We have conducted a program that includes a review of all computers, software and related date-sensitive equipment used in the management of print jobs, office automation, accounting, process control and other applications. This review program consisted of both information technology and non-information technology systems. We have completed our review program and begun corrective actions. We expect our corrective action to be completed during the third quarter of 1999. Testing at each division will commence as action plans are completed. By September 30, 1999, we expect to have completed the review, remediation, testing and implementation phases in all critical areas. We anticipate that the cost of such corrective actions will be approximately $750,000 for the existing divisions. The due diligence process for new acquisitions by Master Graphics includes a Year 2000 assessment, with corrective action plans scheduled for immediate implementation.

   We believe our Year 2000 risk areas are focused on the loss of our ability to operate due to (A) equipment malfunction or (B) customer inability to forward electronic images due to its own Year 2000 malfunctions. Should our information technology systems fail, in spite of our efforts to meet Year 2000 compliance standards, the failure could have a material effect on our ability to manage our business including billing, collecting, disbursing and creating timely financial reports. If a substantial portion of our equipment contains computer chips which are not Year 2000 compliant, the equipment may not function after December 31, 1999, and, therefore, we would not be able to produce and deliver our product. As part of the investigation process, our suppliers and other service vendors have been asked to provide documentation on their Year 2000 compliance status, and the majority have provided us with compliance assurances. Non-compliant suppliers are subject to replacement. Each operating division has assigned a Year 2000 compliance officer responsible for identifying local problem areas and managing corrective actions. We also believe we have the capability in place to provide expertise to customers to develop the electronic images necessary for respective print jobs.

   While we have requested and received Year 2000 compliance status reports from customers and suppliers, we have not received completed information in all respects. If a majority of our key suppliers of raw materials such as paper, plates and film have a disruption in their ability to supply us, the results could have a material adverse affect on us because we could not provide printed products to our customers. This would cause a decline in revenue. In addition, if key customers have disruptions in their operations due to Year 2000 compliance issues, the results could have a material adverse affect on us due to the customers' reallocation of resources. We are also developing contingency plans, which by their nature will continue to evolve; with regard to a worst case Year 2000 scenario in which a particular division is unable to perform, plans are being developed, and should be finished in the second quarter of 1999, to shift work to other divisions.

   If in the worst case that Year 2000 issues of our equipment and systems, our vendors, and/or our customers are not addressed satisfactorily, we could experience a disruption in business that would cause a decline in earnings and our cash flows.

Impact of Recently Issued Accounting Standards

   We do not believe that any recently issued accounting standards which have not yet been adopted will have a material impact on our consolidated financial statements. SFAS 133, Accounting for Derivative Financial Instruments, which will be effective for our year ending December 31, 2000, is not expected to have a material impact on our financial statements because SFAS 133 deals with derivative financial instruments, which presently are not instruments that we are involved in to a material extent. SFAS 131, Disclosure About Segments of an Enterprise and Related Information, which is effective for our year ended December 31, 1998 has not had a material impact on our financial statement disclosures since we consider ourselves to be in the single reporting segment of general commercial printing.

Market Risks

   Market risks were not material to us at December 31, 1998. As of that date, substantially all of our interest bearing indebtedness bore interest on a fixed rate basis. We do not currently deal in any derivative instruments nor are we exposed to any currency translation fluctuations. We do not have any commodity derivative instruments because we generally pass any paper price fluctuations through to our customers using the product pricing.

                                    BUSINESS

General

   Premier Graphics is the wholly-owned operating subsidiary of Master Graphics. Master Graphics and Premier Graphics are the successor entities to Master Printing and B&M Printing, respectively. Master Printing was originally formed by John P. Miller, the current Chairman of the Board, Chief Executive Officer and President of Master Graphics, in 1992 to acquire all of the outstanding stock of B&M Printing. In 1997, in anticipation of the implementation of an acquisition strategy, Master Printing merged with and into Master Graphics, and B&M Printing merged with and into Premier Graphics.

   We are a leading consolidator within the general commercial printing industry. From June 1997 through March, 1999, we have acquired 17 general commercial printing companies. Each of the acquired companies operates as a separate division of Premier Graphics and provides a full range of general commercial printing services. The acquired companies have an average operating history of nearly 50 years, established customer relationships and strong reputations for customer service, responsiveness and quality. We expect that our operating strategy will enable each division to offer broader services to existing customers and attract new customers.

   We provide service in all areas of general commercial printing, including prepress, printing and postpress services. Our products include annual reports, direct mail pieces, sales literature, point of purchase materials, market letters, newsletters, training manuals, product brochures and catalogs for customers such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and G. D. Searle. Our operating philosophy emphasizes responding rapidly to customer requirements and producing high quality printed materials. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs.

The General Commercial Printing Market

   The printing industry is one of the largest and most fragmented industries in the United States, with total estimated 1997 sales of $141.7 billion among an estimated 52,000 printing companies according to the Printing Institute of America. The printing industry includes general commercial printing, financial printing, printing and publishing of books, newspapers and periodicals, quick printing and production of business forms and greeting cards. We focus on providing general commercial printing and related services. According to the Printing Institute of America, this segment had approximately $46.8 billion in revenue in 1997 among approximately 25,000 general commercial printing companies.

   The general commercial printing industry involves developing a customer's concept into printable material through the use of design and electronic prepress services; using printing presses to imprint the printable material onto paper; cutting, folding, and binding the finished product; and, finally, storing and distributing the finished product at the customer's direction. Historically, design and prepress services were performed by advertising agencies, specialty printing services or the customer, but because of the decreased cost of and technological advancements in computer-aided design software and hardware, general commercial printing companies are able to offer electronic prepress services to their customers on a more efficient and cost-effective basis.

   The primary printing process used by the general commercial printing industry is offset lithography. Paper is fed into the printing presses utilized in the offset lithography process either sheet by sheet in sheet fed presses or on continuous rolls in web presses. The sheet fed presses are generally more cost-effective than web presses for jobs of fewer than 50,000 impressions. Web presses are generally used for large printing jobs such as catalogs and magazines. Sheet fed presses vary in size and are capable of printing up to 16 pages of letter-sized finished product on a 25 by 38-inch sheet of paper with eight pages on each side at speeds of up to 15,000 impressions per hour. Web presses print on a continuous roll of paper and can print on both sides of the paper at the same time, print 32 pages of letter-sized finished product with 16 pages on each side at speeds of over 40,000 impressions per hour and fold, glue and perforate a finished product.

   Large printing companies making extensive use of web presses include R. R. Donnelley, World Color Press and Quebecor. These companies specialize in large production runs of over 50,000 copies generally pursuant to long-term contracts. General commercial printing companies relying heavily on sheet fed presses tend to be smaller, locally owned and operated companies that service customers predominately on a job-by-job basis. These companies compete by offering a high level of customer service and rapid turnaround of projects.

   Due to the fragmented nature of the general commercial printing industry, we believe an abundance of acquisition opportunities exist. The general commercial printing business is characterized by a significant number of locally oriented, privately-held businesses, many of which are viable acquisition candidates. Owners of these independent companies are often motivated to sell their printing businesses to access the financial capital and other operating strengths we have to offer to grow the business, increase their personal financial liquidity or facilitate retirement. Moreover, consolidators like us are motivated to purchase independent companies because of substantial potential economies of scale to be achieved from a large multi-plant and geographically diverse organization.

Operating Strategy

   We have developed an integrated operating and acquisition strategy designed to maximize internal and external growth and maintain and expand our position as a leading provider of general commercial printing services. Our operating strategy is to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. The key elements of our operating strategy are as follows:

  . Provide Premium, High Quality Service. We target the premium segment of the general commercial printing market. Our customers generally choose printers primarily based on service, quality and responsiveness, and not based solely on price.

  . Stimulate Internal Growth. In order to maximize each division's internal growth and profitability, we have developed our proprietary Master Central equipment utilization and marketing process. Master Central is designed to maximize utilization of our existing printing capacity and capabilities by (1) allocating, on a real time basis, printing projects to a particular division based on equipment capabilities and availability; (2) training our sales force to market the production capacity and capabilities of all of our divisions; and (3) expanding our product and service offerings. Please refer to the discussion under the caption "--Master Central" for a more detailed explanation of the Master Central concept and its intended effects.

  . Achieve Economies of Scale. As a result of centralized purchasing, we expect to receive volume discounts and rebates from manufacturers of paper, film, printing plates and ink that would be unavailable to our divisions on a stand-alone basis. Paper is generally the largest cost item for general commercial printing companies, including Premier Graphics. Our paper costs were approximately 26% of revenue for the year ended December 31, 1998. We have pricing arrangements with five paper suppliers which provide discounts and rebates based on volume and are currently discussing with manufacturers purchase terms for film, printing plates and ink and other printing supplies. In addition, we are currently centralizing administrative items such as insurance and employee benefits to further reduce costs.

  . Operate on a Decentralized Basis. We intend to retain the key managers of the businesses we acquire and allow them to maintain substantial responsibility for the day-to-day operations, profitability and growth of those businesses as separate divisions. We believe that the operating autonomy provided by the decentralized structure, together with the implementation of reporting systems and financial controls at the corporate level, will enable us to combine the service and responsiveness of a locally-oriented, independent general commercial printing company with the resources and economies of scale of a large company. Moreover, we provide incentives to our employees and align their interests with our shareholders by using equity based compensation and earnings based bonuses.

Acquisition Strategy

   Our acquisition strategy is to become a leading provider of general commercial printing services in the United States by acquiring independent general commercial printing companies that are well managed and focused on customer service, responsiveness and quality. We believe that our profile within the industry and our philosophy of decentralized operations and centralized administration enable us to identify and acquire high quality, market leading independent general commercial printing companies. The key elements of our acquisition strategy are as follows:

  . Acquire High Quality, Well Managed Companies. We evaluate potential acquisition candidates based on a variety of factors, including reputation for quality, service, strength of management, competitive market position, historical financial performance, growth potential, customer base, equipment capabilities and available capacity. We seek to acquire only those companies which maintain high levels of quality and service consistent with our existing divisions. We believe this strategy is essential to enabling each division to cross-sell the capacity and capabilities of the other divisions without concerns about quality and service.

  . Retain Existing Management of Companies Acquired. We seek to acquire successful companies whose key managers will become our employees and continue to operate acquired businesses as divisions of Premier Graphics. To preserve local market knowledge and customer relationships, we have entered into employment contracts and agreements not to compete with the key managers at each acquired company and we intend to continue to do so in the future.

Acquired Companies

                                                            Number of Number of
                           Year                             Sheet Fed  Web Fed
Acquired Company          Founded         Location           Presses   Presses
B&M Printing............   1969   Memphis, Tennessee             6         0
Blackwell
 Lithographers..........   1932   Jackson, Mississippi           4         0
Lithograph Printing.....   1947   Memphis, Tennessee             3         2
Sutherland Printing.....   1940   Montezuma, Iowa                6         0
                                  Ozark, Missouri                1         0
The Argus Press.........   1922   Chicago, Illinois              5         0
Phoenix Communications..   1960   Atlanta, Georgia               6         2
Jones Printing Company..   1947   Chattanooga, Tennessee         8         1
Hederman Brothers.......   1898   Jackson, Mississippi           7         0
Phillips Litho..........   1973   Springdale, Arkansas           4         4
Harperprints............   1974   Henderson, North Carolina      3         0
McQuiddy Printing
 Company................   1903   Nashville, Tennessee           4         2
Golden Rule Printing....   1978   Huntsville, Alabama            6         0
The Printing Company....   1983   Indianapolis, Indiana          3         0
Stephenson Printing.....   1953   Alexandria, Virginia           3         2
Technigrafiks...........   1977   Houston, Texas                 3         0
Woods Lithographics.....   1978   Phoenix, Arizona               8         0
White Arts..............   1945   Indianapolis, Indiana          4         0
Columbia Graphics.......   1977   Chicago, Illinois              7         0
                                                               ---       ---
                                                                91        13
                                                               ===       ===

   The following table provides a summary of consideration given to the sellers in each of the acquisitions.

                                                       Seller      Common    Warrant
        Company           Date Acquired    Cash(1)      Notes      Stock    Shares(2)
Lithograph Printing
 Company................    June 1997    $ 7,433,727 $ 3,750,000        --    375,000
Blackwell
 Lithographers..........    June 1997      3,000,000   1,000,000        --    100,000
Sutherland Printing.....    June 1997            --      351,053        --     32,500
The Argus Press.........  September 1997   8,500,000   3,750,000        --    375,000
Phoenix Communications..  December 1997    6,633,030   1,150,000        --    465,000
Jones Printing Company..  December 1997    2,672,594   1,250,000        --    124,999
Hederman Brothers.......    March 1998     1,500,000     193,000        --    199,998
Phillips Litho..........    March 1998     8,113,078     854,219        --     85,421
Harperprints............    March 1998     4,568,875    1,125,00        --     50,000
McQuiddy Printing
 Company................     May 1998      5,012,697   1,502,948        --     20,930
Golden Rule Printing....   August 1998     4,569,630         --  $1,280,000       --
The Printing Company....  September 1998   5,544,426         --         --        --
Stephenson Printing.....  September 1998   9,235,926         --         --        --
Technigrafiks...........  December 1998    8,555,132         --         --        --
Woods Lithographics.....    March 1999     4,890,000         --     250,000       --
White Arts..............    March 1999       260,000         --         --        --
Columbia Graphics.......    March 1999    11,869,603         --         --        --
                                         ----------- ----------- ---------- ---------
 Total.................................  $92,358,718 $14,926,220 $1,530,000 1,828,848
                                         =========== =========== ========== =========

--------
(1) In addition to cash consideration paid to sellers, we incurred other transaction costs which have totaled approximately $5.2 million.
(2) The respective acquisition agreements specify a dollar value of common stock which may be acquired by the Seller at $10.00 per share.

Former owners of eleven of the acquired companies have the right to receive a substantial amount of additional consideration, payable in cash, contingent upon meeting EBITDA-based targets. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" for a discussion of the amounts and timing of the contingent payments.

   The consideration we paid for each acquired company was the result of arm's length negotiations between our representatives and representatives of the acquired company and was based generally on our evaluation of the acquired company's operating results, assets and capitalization.

Master Central

   A successful printing company must have a substantial investment in printing presses and related equipment and plant facilities. The general commercial printing industry is characterized by unpredictable demand which affects equipment utilization. A particular printing facility may at any given time have either excess capacity or demands from customers which cannot be met. Further, the size and type of printing jobs a general commercial printing company is capable of completing is limited by type and number of printing presses owned by that company. For example, it may not be economically feasible for one of our divisions which operates only sheet fed presses to bid on a large printing project which could be produced more efficiently on a web press.

   We have established Master Central to utilize more efficiently printing capacity and effectively allocate print jobs across the range of our available equipment. Currently, three employees located at our headquarters and one employee in each division, all under the direction of our Chief Operating Officer, have been designated as the Master Central Team. Master Central acts as a clearinghouse whereby a division submits a job that it cannot print either because of capacity restraints or because the division does not have necessary equipment. Through Master Central, this job is routed to the division with the necessary equipment or available capacity to handle the job. Master Central is an operating process which focuses on:

   (1) effective marketing of the production capacity and capabilities of all of our divisions;

   (2) increasing equipment availability across all divisions;

   (3) responsiveness to customer driven deadlines; and

   (4) efficient distribution of finished products to customers.

In connection with Master Central, we are training our sales force to effectively promote and market the production capacity and capabilities of all of our divisions. Master Central currently operates via facsimile, telephone and electronic mail; however, we are currently evaluating high speed electronic data transfer systems which will facilitate communications and data transfers between divisions.

Operations

   We provide service in all areas of general commercial printing, including:

   (1) developing a customer's concept into printable material through the use of electronic prepress services;

   (2) using printing presses to imprint the printable material onto paper;

   (3) cutting, folding, and binding the finished product; and

   (4) storing and distributing the finished product.

   Design and Prepress Services. One of the most significant technological advancements in the general commercial printing industry in recent years has been the computerization of the prepress area. Because of such technological advances and a decrease in the cost of such technology, we are able to offer design and prepress services to our customers on an efficient and cost-effective basis. Historically, such design and prepress services were provided by advertising agencies, specialty printing services or customers in-house. Prepress services include the development of designs for customers and the conversion of designs into digitized images. We offer commercial prepress services at all of our facilities, enabling each division to service customers from inception of the concept through delivery of the finished product.

   Printing. Once a project has finished the prepress area, it is moved to the press area where the image is reproduced on paper. We operate 91 sheet fed presses, ranging in size from 11x17 to 28x41, which are capable of simultaneously printing up to six colors and producing up to 15,000 impressions per hour. We also operate 13 web presses which are capable of producing up to 40,000 impressions per hour, folding, glueing and perforating a finished product. Our web presses are located in 6 divisions.

   Finishing. The finishing operations provided by Premier Graphics include cutting, folding, binding and other operations to finish the printed product. Historically, general commercial printing companies outsourced those finishing operations which required substantial capital investments. Because some of the acquired companies own such equipment, we are able to offer finishing operations and provide a completely integrated service from design to fulfillment.

   Fulfillment. The fulfillment area provides a wide range of labor intensive services that combine, package, store and ship our finished products. The fulfillment area also provides electronic tracing services for customer inventory and accumulates data for marketing departments that indicate the effectiveness of print-related marketing campaigns. Large corporations utilize a variety of our fulfillment services including: custom assembly of binders; gathering information from promotional mailings; returning premium or incentive items to respondents; and combining magnetic media with printed media prior to shipment.

Customers

   Most of our top customers are large companies such as Federal Express, IBM, Provident Life, W. W. Grainger, Turner Broadcasting and G. D. Searle. Consistent with the general commercial printing industry as a whole, we generally have no significant long-term contracts with its customers. Due to the project-oriented nature of customers' printing requirements, sales to particular customers may vary significantly from year to year. Our top ten customers in 1998 accounted for less than 19% of sales; no customer accounted for more than 3%.

Sales and Marketing

   On March 23, 1999, Premier Graphics employed 177 salespeople across all of its divisions, a majority of which are paid on a commission basis. We market our services based primarily on quality and responsiveness and, to a lesser degree, on price. Through our salespeople and other management professionals, we maintain strict control of the printing process from the time a prospective customer is identified through the scheduling, prepress, printing and postpress operations. Our business is principally service-oriented, and our operating philosophy emphasizes responding rapidly to customer requirements and producing high quality products. Responsiveness is essential because of the typically short lead time on most general commercial printing jobs. Premier Graphics, like other general commercial printing companies, is designed to maintain maximum flexibility to meet customer needs both on a scheduled and an emergency basis.

   We believe that a well trained, experienced sales force is a vital component of our internal growth strategy. In addition to the training provided with respect to Master Central, we have implemented a training program designed to enhance the effectiveness and knowledge of our sales force. The general commercial printing business requires a substantial amount of interaction with customers, including personal sales calls, art work and computer disk reviews, reviews of color and other proofs and customer approval of the printed piece while it is being printed.

   Each of our divisions employs salespeople who are knowledgeable about the industry and the printing capabilities of the division they serve. As a result of the implementation of Master Central, each salesperson will also be trained in the printing capabilities at each of the other divisions. Our sales philosophy stresses frequent sales calls on existing customers and constant marketing to prospective new customers. Each division emphasizes to its customers the breadth and sophistication of the particular division's printing capacity and the printing capacity of Premier Graphics as a whole, the speed and quality of its service and the personal attention offered by its salespeople. In addition to soliciting business from existing and prospective customers, the salespeople act as liaisons between customers and production personnel and provide technical advice and assistance to customers throughout the printing process.

   The general commercial printing industry is characterized by strong relationships between the purchasers of printing services and the salespeople who service their accounts. We believe that it is important to retain its existing sales force and attract new salespeople. We believe that our existing compensation structure is competitive with other companies in the general commercial printing industry. Moreover, because we generally can offer greater capacity and a broader array of capabilities than smaller, locally-owned general commercial printing companies, Premier Graphics believes it can successfully compete with these other printing companies to hire additional qualified salespeople.

Purchasing and Raw Materials

   As a result of centralized purchasing, we believe we will be able to take advantage of volume discounts and rebates from manufacturers and suppliers of paper, film, printing plates and ink that would be unavailable to the divisions on a stand-alone basis. We purchase various materials, including paper, prepress supplies, printing plates, ink, film, chemicals, solvents, glue and wire, from a number of national and local suppliers. Paper is generally the largest cost item for general commercial printing companies, including Premier Graphics. Our paper costs were approximately 26.0% of revenue for the year ended December 31, 1998. We do not maintain a significant inventory of paper and are generally able to pass the cost of the paper through to our customers. We have in place pricing arrangements with five paper suppliers which provide for discounts and rebates based on volume.

   We are currently in the process of negotiating national purchasing arrangements with other major suppliers and manufacturers. We anticipate that each division will order the goods and services as needed either in accordance with the terms set forth in the national purchasing arrangements, if applicable, or on a local basis. We will receive input from each division on market conditions, local supplier service and product developments which will enable us to continually maximize the benefits of these master purchasing arrangements.

   We have not experienced any significant difficulty in obtaining raw materials necessary for our operations.

Competition

   We compete with a substantial number of other general commercial printing companies. Because of the nature of our business, most of our competition is confined to local printing markets. The major competitive factors in our business are the quality of customer service, the quality of finished products and price. Our ability to compete effectively in providing customer service and quality finished products is primarily dependent on production and distribution capabilities, the availability of equipment and the ability to perform the services with speed and accuracy. We believe we compete effectively in all of these areas.

   Although the general commercial printing industry in the United States remains highly fragmented, recent technological developments and over-capacity in the industry have increased industry consolidation and competitive pressures. Moreover, we compete for potential acquisition candidates with other printing industry consolidators, some of which have greater financial resources than we do.

Employees

   On March 23, 1999, we had approximately 1,900 employees. Less than five percent of our employees are members of the Graphic Communications Union. These employees work under a collective bargaining agreement which expires on March 31, 2000. We believe our relationship with our employees, including those covered by a collective bargaining agreement, is good.

Facilities

   Our principal facilities are described in the table below. All of the listed facilities contain office, production and storage space. Our facilities are suitable and adequate for our current needs. For additional information, see "Certain Transactions."

                                                                   Approximate
                                                                  Building Space
                  Facility and Location              Owned/Leased (Square Feet)
      Master Graphics, Inc.
      Memphis, Tennessee............................    Leased         3,000
      B&M Printing Division
      Memphis, Tennessee............................    Leased        70,000
      Blackwell Lithographers Division
      Ridgeland, Mississippi........................     Owned        18,000
      Lithograph Printing Division
      Memphis, Tennessee............................    Leased        64,000
      Sutherland Printing Division
      Ozark, Missouri...............................     Owned        15,000
      Sutherland Printing Division
      Montezuma, Iowa...............................     Owned        33,000
      Argus Press Division
      Niles, Illinois...............................    Leased        56,000
      Phoenix Communications Division
      Chamblee, Georgia.............................    Leased        67,000
      King Mailing Services Division
      Chamblee, Georgia.............................    Leased        10,400
      Jones Printing Division
      Chattanooga, Tennessee........................    Leased        31,000
      Jones Printing Division
      Chattanooga, Tennessee........................    Leased        16,500
      Hederman Brothers Division
      Ridgeland, Mississippi........................    Leased        72,000
      Phillips Litho Division
      Springdale, Arkansas..........................     Owned        73,800
      Harperprints Division
      Henderson, North Carolina.....................    Leased        55,000
      McQuiddy Printing Division
      Nashville, Tennessee..........................     Owned        83,400
      Golden Rule Printing Division
      Huntsville, Alabama...........................    Leased        65,000
      The Printing Company Division
      Indianapolis, Indiana.........................    Leased        22,000
      Stephenson Printing Division
      Alexandria, Virginia..........................    Leased        94,000
      Technigrafiks Division
      Houston, Texas................................    Leased        30,300
      Woods Lithographics Division
      Phoenix, Arizona..............................    Leased        54,500
      White Arts Division
      Indianapolis, Indiana.........................     Owned        64,000
      Columbia Graphics Division
      Chicago, Illinois.............................    Leased        80,000

Government and Environmental Regulation

   Our manufacturing operations are subject to numerous federal, state and local laws and regulations relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

   We have obtained all permits and approvals and filed all registrations required for the conduct of our business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition or results of operations. We are in compliance in all material respects with the numerous federal, state and local laws and regulations and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition or results of operations.

   In connection with our acquisitions, each of our properties has been subjected to a Phase I environmental site assessment by independent environment consultants. A Phase I environmental site assessment does not involve invasive procedures, such as soil sampling or ground water analysis. The purpose of a Phase I environmental site assessment is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. We conduct further environmental testing when we believe it prudent and advisable.

   The Phase I environmental site assessment obtained for the property used by the Stephenson Printing Division revealed that there are two underground storage tanks listed with the Virginia Department of Environmental Quality as "currently in use" on the property. The owner of the property has informed Premier Graphics that the underground storage tanks were removed in the mid-1980's, although there is no documentation of the removal of the tanks. The storage tanks were previously used for the storage of alcohol and solvent. There is a potential for soil or groundwater contamination on the property if there were any releases from the underground storage tanks.

   The Phase I environmental site assessment obtained for the property used by our Columbia Graphics Division disclosed that asbestos-containing materials may be present in building materials. We intend to conduct an asbestos survey and remove and/or abate any friable asbestos that we find. The Phase I study also pointed out possible deficiencies in the filing and record-keeping practices of the division. Therefore, we also intend to further study these practices, as well as the waste disposal practices of the division.

   No other environmental testing has revealed any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the environmental testing relating to any one of the properties did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed. If environmental contamination exists or existed at a property, we may be liable for the costs of removal or remediation of the contamination and may be liable for personal injury or similar claims by private plaintiffs. Moreover, if there is an environmental compliance issue, we may be liable for the costs of and penalties associated with any action necessary to correct this deficiency. The existence of environmental liabilities with regard to a property could adversely affect our ability to sell or borrow against that property.

   No assurances can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to Premier Graphics. Moreover, no assurances can be given that

  . future laws, ordinances or regulations will not impose any material environmental liability or

  . the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties such as the presence of underground storage tanks, or by third parties.

   Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

   From time to time we are involved in litigation relating to claims arising in the normal course of business. We maintain insurance coverage against potential claims in an amount which we believe to be adequate. While the outcome of lawsuits or other proceedings against us cannot be predicted with certainty, we do not believe these matters whether or not covered by insurance will have a material adverse effect on its business or financial position, individually or in the aggregate.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth information concerning the directors and executive officers of Master Graphics.

Name                             Age                  Position
John P. Miller..................  44 Chairman of the Board; Chief Executive
                                     Officer and President; Class III Director
Lance T. Fair...................  35 Senior Vice President--Acquisitions; Chief
                                     Financial Officer and Secretary
Robert J. Diehl.................  56 Chief Operating Officer
P. Melvin Henson, Jr. ..........  41 Senior Vice President--Finance and
                                     Administration; Chief Accounting Officer
Donald H. Goldman...............  62 Senior Vice President; Chief Information
                                     Officer
James B. Duncan.................  55 Senior Vice President--Sales and Marketing
H. Henry (Hap) Hederman, Jr. ...  52 Class I Director, President Hederman
                                     Brothers Division
Donald L. Hutson................  52 Class I Director
Frederick F. Avery..............  67 Class II Director
Cary Rosenthal..................  58 Class III Director, President Phoenix
                                     Division

   John P. Miller has been Chairman of the Board of Directors, Chief Executive Officer and President of Master Graphics since its inception. Prior to assuming his position with Master Graphics, Mr. Miller was the Chairman of the Board of Directors and Chief Executive Officer of B&M Printing from December 1992 to June 1997.

   Lance T. Fair has been the Senior Vice President--Acquisitions, Chief Financial Officer and Secretary of Master Graphics since September 1997. From July 1995 until he joined Master Graphics, Mr. Fair was Vice President and Chief Financial Officer of Warterfield Holdings, Inc. From June 1989 to July 1995, Mr. Fair was a principal at Asset Services, L.P., a Memphis, Tennessee-based mergers and acquisition advisory firm.

   Robert J. Diehl has been the Chief Operating Officer of Master Graphics since January 1998. Mr. Diehl has over 25 years of experience in the general commercial printing industry. From January 1994 to December 1997, Mr. Diehl was President of Hollis Digital Imaging Systems, Inc., a digital printing company located in Tucson, Arizona. From 1989 to December 1993, Mr. Diehl was Managing Director of R.H. Rosen Associates, Inc., a printing industry consulting firm.

   P. Melvin Henson, Jr. has been the Senior Vice President--Finance and Administration and Chief Accounting Officer of Master Graphics since December 1997. From July 1979 to December 1997, Mr. Henson was employed in a variety of financial management positions with International Paper Company including Manager--Finance for International Paper's business process redesign project and controller for International Paper's pulp and paper manufacturing facility in Erie, Pennsylvania.

   Donald H. Goldman has been a Senior Vice President and the Chief Information Officer of Master Graphics since July 1998. From 1981 through June 1998, Mr. Goldman served as the President of ConsultWare, Inc., a graphic arts consulting firm located in Marblehead, Massachusetts. Mr. Goldman has been a consultant and speaker to trade organizations within the printing industry. Mr. Goldman also serves on the advisory board for CIMSPrint, an educational and research service for the printing industry sponsored by the Rochester Institute of Technology.

   James B. Duncan has been the Senior Vice President--Sales and Marketing of Master Graphics since October 1997. From November 1996 to September 1997, Mr. Duncan operated a consulting practice focused on sales training and management. From April 1989 to October 1996, Mr. Duncan was a Division President for
Smith & Nephew PLC, where he directed global operations for the Center of Excellence for Smith & Nephew's ear, nose and throat products.

   H. Henry (Hap) Hederman, Jr. has been a Director of Master Graphics since March 1998 and has served as the President of the Hederman Brothers Division since March 1998. Mr. Hederman has over 30 years of experience in the general commercial printing industry. From 1982 through March 1998, Mr. Hederman served as the President and Chief Executive Officer of Hederman Brothers, Inc., which was acquired by Master Graphics in March 1998. Mr. Hederman currently serves as a member of the board of directors and a member of the executive committee of the board of directors of MS Diversified Corp.

   Donald L. Hutson has been a Director of Master Graphics since March 1998. Since September 1966, Mr. Hutson has been a business trainer, professional speaker and consultant to corporations and trade associations on employee development issues.

   Frederick F. Avery has been a Director of Master Graphics since March 1998. Mr. Avery has been a business consultant since April 1994. From July 1987 to March 1994, Mr. Avery served in a variety of roles with Kraft Foods, including President of Kraft Food Ingredients and Group Vice President.

   Cary Rosenthal has been a Director of Master Graphics since March 1998 and has served as the President of the Phoenix Division since December 1997. Mr. Rosenthal has over 30 years of experience in the general commercial printing industry. From September 1979 to December 1997, Mr. Rosenthal served as President and Chief Executive Officer of Phoenix Communications, Inc. and King Mailing Services, Inc., both of which were acquired by Master Graphics in December 1997. Mr. Rosenthal currently serves as a member of the board of directors and serves on the audit and option committees of the board of directors of SED International Holdings, Inc. Additionally, Mr. Rosenthal serves as a member of the board of directors of Printing Industries Association of Georgia, a trade organization.

   There are no family relationships among any of the executive officers or directors of Master Graphics.

   Master Graphics' Charter divides the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. The terms of Messrs. Hederman and Hutson will expire at the 1999 annual meeting of shareholders; the term of Mr. Avery will expire at the 2000 annual meeting of shareholders; and the terms of Messrs. Miller and Rosenthal will expire at the 2001 annual meeting of shareholders. The executive officers of Master Graphics are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board, subject to the terms of their respective employment agreements, until their successors are elected and qualified.

Committees of the Board of Directors

   The Board of Directors of Master Graphics has established an Audit Committee, an Acquisition Committee, an Options and Benefits Committee and a Compensation Committee. Pursuant to resolutions of the Board, these committees have the following described responsibilities and authority.

   The Audit Committee has the responsibility, among other things, of

  (1) recommending the selection of Master Graphics' independent public accountants,

  (2) reviewing and approving the scope of the independent public accountants' audit activity and the extent of non-audit services,

  (3) reviewing with management and such independent public accountants the adequacy of Master Graphics' basic accounting systems and the effectiveness of Master Graphics' internal audit plan and activities,

  (4) reviewing with management and the independent public accountants Master Graphics' financial statements and exercising general oversight of Master Graphics' financial reporting process, and

  (5) reviewing litigation and other legal matters that may affect Master Graphics' financial condition.

    The members of the Audit Committee are Messrs. Avery, Hutson and
       Miller.

   The Compensation Committee has the responsibility, among other things, of

  (1) establishing the salary rates of executive officers of Master Graphics, and

  (2) examining periodically the compensation structure of Master Graphics. The members of the Compensation Committee are Messrs. Avery, Hutson and Miller.

   The Options and Benefits Committee has the responsibility to administer the 1998 Equity Compensation Plan and to supervise Master Graphics' welfare and pension plans.

   The members of the Options and Benefits committee are Messrs. Avery and Hutson.

   The Acquisition Committee has the authority to approve the terms and conditions of acquisitions of businesses by Master Graphics, including the authority to approve the issuance of debt and equity securities of Master Graphics in connection with such acquisitions, provided that the consideration paid by Master Graphics for each business is less than $10 million. The members of the Acquisition Committee are Messrs. Miller, Hederman and Rosenthal.

   The Board of Directors may also establish other committees.

Director Compensation

   Each director who is not an employee of Master Graphics is paid $1,000 for each meeting attended. All directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors. Non-employee directors are eligible to receive grants under Master Graphics' 1998 Non-Employee Director Option Plan. Each non-employee director received a grant of an option to purchase 1,000 shares of Common Stock at a purchase price per share equal to $10.00.

Compensation Committee Interlocks and Insider Participation

   Mr. Miller serves as a member of the compensation committee of Master Graphics' Board of Directors. Mr. Miller presently serves as Chief Executive Officer and President of Master Graphics. Mr. Miller does not participate in actions or considerations by the compensation committee with respect to his own compensation.

Executive Compensation

   Summary Compensation Table. The following table sets forth information concerning the compensation paid by Master Graphics to the Chief Executive Officer of Master Graphics and the three other most highly paid executive officers earning in excess of $100,000 during 1998.

                                                         Annual Compensation
                                                      -------------------------
                                                      Fiscal
             Name and Principal Position               Year   Salary  Bonus (1)
John P. Miller.......................................  1998  $250,000      --
 Chairman of the Board, President and Chief Executive
 Officer                                               1997  $145,833      --
                                                       1996  $ 86,666      --
Lance T. Fair........................................  1998  $120,000      --
 Senior Vice President--Acquisitions and Chief
 Financial Officer                                     1997  $ 34,153 $600,000
Robert J. Diehl......................................  1998  $175,000
 Chief Operating Officer                               1997       --  $300,000
James B. Duncan .....................................  1998  $100,000      --
 Senior Vice President--Sales and Marketing            1997  $ 20,833 $ 50,000

--------
(1) Includes only deferred compensation payments to the executive officers named in the Summary Compensation Table. The amount indicated is payable in cash on December 31, 2002 or, at the option of the applicable executive officer, in Master Graphics common stock on or before December 31, 2002. Master Graphics may prepay the full deferred compensation obligation at any time. If the executive officer elects to receive common stock in lieu of cash, he is entitled to receive the number of shares of common stock equal to the quotient of (A) the deferred compensation amount owed to such executive officer divided by (B) $10.00, the initial public offering price of the common stock.

Employment Agreements

   Master Graphics has employment agreements with each of the executive officers included in the Summary Compensation Table above. Master Graphics also has employment agreements with P. Melvin Henson and Donald H. Goldman. The general terms of the employment agreements are described in the table below:

Term...........................  Each employment agreement has an initial term of three years and is renewable
                                 automatically for one year periods unless terminated by one of the parties

Compensation...................  The employment agreements provide for the following annual salaries: Mr. Miller--
                                 $250,000; Mr. Diehl--$175,000; Mr. Fair--
                                 $120,000; Mr. Henson--$100,000; Mr. Duncan--
                                 $100,000; and Mr. Goldman--$100,000. The
                                 annual salaries are subject to adjustment at the discretion of the

                                 Board of Directors, but may not be decreased more than 5% from the previous years' salary. In addition, the agreements provide for annual incentive compensation to each officer of up to 100% of his base salary based on performance targets established by the Compensation Committee of the Board of Directors.

Termination Provisions.........  In the event that the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment and there has been no change of control of Master Graphics, Master Graphics will pay such officer a lump sum severance payment equal to 200% of the sum of such officer's combined (1) base salary in effect at the time of termination and (2) the average of the annual incentive award for the two immediately preceding calendar years.

                                 In the event the officer's employment is terminated with cause, regardless of whether there has been a change of control of Master Graphics, Master Graphics will pay such officer only accrued but unpaid base salary through the date of termination.

                                 If the officer's employment is terminated without cause or the officer suffers a constructive termination of his employment upon a change of control of Master Graphics, he is entitled to receive a lump sum upon such termination of an amount equal to the sum of:

                                 (1) 299% of such officer's combined (A) base salary in effect at the time of termination and (B) the average of the annual incentive award for the two immediately preceding completed calendar years and;

                                 (2) to the extent that such payment
                                 constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, an amount equal to any tax incurred by such officer pursuant to
                                 Section 280G of the Internal Revenue Code.

Confidentiality and
Non-Compete....................

                                 Each agreement contains confidentiality and non-competition covenants.

Option Grants

   The following table sets forth the number of options to purchase shares of common stock that have been granted to the executive officers of Master Graphics named in the Summary Compensation Table above.

                                                                            Potential Realizable Value at
                                                                               Assumed Annual Rates of
                                                                            Stock Price Appreciation for
                                         Individual Grants                         Option Term (3)
                         -------------------------------------------------- -----------------------------
                          Options    % of Total
                          Granted      Options    Exercise
                          (No. of    Granted to   Price Per
                         Shares (1) Employees (2) Share(3)  Expiration Date      5%             10%
John P. Miller..........      --         --           --
Lance T. Fair...........  100,000       14.0%      $10.00      June 2008    $     628,895 $     1,593,742
Robert J. Diehl.........   30,000        4.2       $10.00      June 2008          188,668         478,122
James B. Duncan.........      --         --           --

--------
(1) The options reported in this column consist of options granted under Master Graphics's 1998 Equity Compensation Plan. The options will become exercisable on each of the first, second, and third anniversaries of the date of grant with respect to 25%, 25% and 50%, respectively, of the shares subject to the option.

(2) Based on outstanding options to purchase an aggregate of 713,429 shares of Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the common stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the common stock would be $16.29 and $25.94 respectively, or 62.9% and 159.4%, respectively, above the exercise price per share. Because the common stock was not publicly traded prior to the initial public offering, these amounts were calculated based on the assumption that the fair market value of one share of common stock on the date of grant was equal to the exercise price.

   The following table sets forth the number of options to purchase shares of Common Stock held, as of December 31, 1998, by the executive officers named in the Summary Compensation Table above.

                                                         Number of Securities
                                                        Underlying Unexercised
                                                              Options at
                                                           December 31, 1998
                                                       -------------------------
                                                       Exercisable Unexercisable
John P. Miller........................................     --             --
Lance T. Fair.........................................     --         100,000
Robert J. Diehl.......................................     --          30,000
James B. Duncan.......................................     --             --

Equity Compensation Plan

   Master Graphics's 1998 Equity Compensation Plan provides for grants of

  (1) stock options,

  (2) stock appreciation rights and

  (3) restricted stock
to selected employees, officers, directors, consultants and advisers of Master Graphics and Premier Graphics. By encouraging stock ownership, we seek to attract, retain and motivate these persons and to encourage them to devote their best efforts to our business and financial success.

   The equity compensation plan authorizes up to 750,000 shares of Master Graphics' Common Stock for issuance. The number of shares is subject to customary antidilution adjustments. If awards expire or are terminated for any reason without being exercised, the shares of common stock subject to such awards again will be available for purposes of the plan. As of the date of this prospectus, Master Graphics has granted options to purchase 605,294 shares of common stock under the 1998 Equity Compensation Plan. The Board of Directors has adopted a proposed amendment to the 1998 Equity Compensation Plan to increase the total number of shares of common stock issuable under the plan from 750,000 to 1,500,000. The shareholders will vote on the amendment at the annual meeting of shareholders to be held on May 19, 1999.

1998 Non-Employee Director Stock Option Plan

   Master Graphics has adopted the 1998 Non-Employee Director Stock Option Plan. The purposes of the plan are to

  (1) promote a greater identity of interest between our non-employee directors and its shareholders,

  (2) provide non-employee directors with an additional incentive to manage Master Graphics effectively and contribute to its success, and

  (3) provide a form of compensation which will attract and retain highly qualified individuals as members of the board of directors.

   The plan is administered by the board of directors. Non-employee directors will be eligible to participate in the Director Option Plan. A maximum of 50,000 shares of Common Stock is available for issuance and available for grants under the plan. As of the date of this prospectus, Master Graphics has granted options to purchase 1,000 shares of common stock to each non-employee director under the plan.

                              CERTAIN TRANSACTIONS

   Premier Graphics, Inc., Master Graphics wholly-owned subsidiary, on December 10, 1992 loaned Mr. Miller $950,000, at a rate of 7% per annum. Mr. Miller repaid this amount in full in June 1998.

   Premier Graphics leases the facilities in which the B&M Printing Division is located from Mr. Miller. The lease expires on November 30, 2002. The annual base rent to be paid under this lease is approximately $140,000. We believe that the terms of the lease are no less favorable to us than could have been negotiated by Master Graphics with unaffiliated third parties.

   On December 31, 1997, Mr. Miller purchased from Premier Graphics a web press for total consideration of $2.8 million which was represented by a promissory note from Mr. Miller to Premier Graphics in the principal amount of $2.8 million. Mr. Miller repaid all amounts owed to Premier Graphics in June 1998.

   In the connection with the acquisition of Hederman Brothers, Inc. in March 1998, Mr. Hederman, members of his immediate family, and trusts for the benefit of such individuals received consideration in the form of $1.5 million cash. Mr. Hederman and such family members and trusts received warrants to purchase a total of 199,998 shares of common stock at $10.00 per share. Mr. Hederman and such family members and trusts received promissory notes in the aggregate principal amount of $2,000,000 which mature on February 28, 2005 and bear interest at a rate of 12% per annum. Moreover, Premier Graphics currently leases its Hederman Brothers Division facility from Mr. Hederman for annual rental of $300,000 per annum. We believe that the terms of this lease are no less favorable to us than could have been negotiated by Master Graphics with unaffiliated third parties.

   In the connection with the acquisition of Phoenix Communications, Inc. and King Mailing Services, Inc. in December 1997, Mr. Rosenthal received consideration in the form of approximately $3.3 million cash, a warrant to purchase 232,500 shares of common stock at a price per share equal to $10.00, and a promissory note in the principal amount of $557,750 which matures on December 16, 2004 and bears interest at a rate of 12% per annum. Moreover, the acquisition documents provide for up to $611,100 in contingent consideration to be paid to Mr. Rosenthal in the event the Phoenix Division achieves annual earnings targets specified in the acquisition agreement. Mr. Rosenthal owns 50% of RFTA Associates, LLC, which leases the Phoenix Communications Division facilities to Premier Graphics for an annual rent of approximately $252,000 per year subject to annual adjustment based upon changes in the consumer price index. We believe that the terms of such leases are no less favorable to us than could have been negotiated by Master Graphics with unaffiliated third parties.

   On March 30, 1998, General Electric Capital Corporation exercised a warrant to purchase an aggregate of 177,776 shares of common stock. The shares of common stock were issued to a wholly-owned subsidiary of General Electric Capital Corporation. On March 31, 1998, this subsidiary entered into an exchange agreement with Master Graphics pursuant to which the 177,776 shares of common stock were converted into 177,776 shares of Series A Convertible Preferred Stock. On April 1, 1998, Master Graphics issued to General Electric Capital Corporation a warrant to purchase 220,000 shares of common stock for nominal consideration. We paid $3.0 million in advisory fees to General Electric Capital Corporation for its advice and assistance in structuring and negotiating the acquisitions of some of the acquired companies and approximately $2.3 million in loan origination fees. In addition, General Electric Capital Corporation is a lender under, and administrative agent for, Premier Graphics' credit facility.

                        Master Graphics Stock Ownership

   Five Percent Beneficial Owners. To the best of our knowledge, the following are the only persons who beneficially own five percent or more of our outstanding common stock:

Name and Address
of Beneficial Owner                                   Number      Percentage(1)
-------------------                                  ---------    ------------
John P. Miller...................................... 4,138,000        52.2
 6075 Poplar Avenue, Suite 401
 Memphis, Tennessee 38119

General Electric Capital Corporation................   397,776(2)      5.0
 977 Long Ridge Road
 Building B, First Floor
 Stamford, Connecticut 06927

--------
(1) Based on 7,923,026 shares of common stock outstanding as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and include voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options, warrant or other rights to acquire common stock, currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding and to be beneficially owned by the person holding such option, warrant or other right for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or indicated to the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.
(2) Includes 177,776 shares of common stock issuable upon conversion of our 5% Series A Cumulative Preferred Stock and 220,000 shares of common stock issuable upon conversion of warrant issued to General Electric Capital Corporation.

   Ownership of Management. The following table shows, as of March 31, 1999, the number of shares of common stock beneficially owned by directors, the Chief Executive Officer and other executive officers earning in excess of $100,000 during 1998, and all directors and executive officers as a group.

Name                                                 Number      Percentage (1)
----                                                ---------    --------------
John P. Miller....................................  4,138,000         52.2

Cary Rosenthal....................................    232,500(2)       2.9

H. Henry (Hap) Hederman, Jr.......................    242,850(3)       3.0

Frederick F. Avery................................      2,250(4)         *

Donald L. Hutson..................................      7,841(5)         *

Lance T. Fair.....................................     86,500(6)         *

Robert J. Diehl...................................     38,000(7)         *

James B. Duncan...................................     11,300(8)         *

All executive officers and directors as a group (8
 persons).........................................  4,759,241         57.0

--------
 *  less than 1.0%.
(1) Based on 7,923,026 shares of common stock outstanding as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and include voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options, warrant or other rights to acquire common stock, currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding and to be beneficially owned by the person holding such option, warrant or other right for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or indicated to the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.
(2) Includes 232,500 shares of common stock issuable upon exercise of a warrant held by Mr. Rosenthal.
(3) Includes 70,350 shares of common stock issuable upon exercise of a warrant held by Mr. Hederman; 120,000 shares of common stock held by the H. Henry Hederman Jr. Trust of which Mr. Hederman is a trustee; and 20,000 shares held by Arrowhead Properties, L.P., for which Mr. Hederman has the power to vote or direct the vote, and to dispose of or direct the disposition of, such shares.

(4) Includes 250 shares of common stock issuable upon exercise of options held by Mr. Avery.

(5) Includes 250 shares of common stock issuable upon exercise of options held by Mr. Hutson.

(6) Includes 60,000 shares of common stock issuable to Mr. Fair in connection with Master Graphics deferred compensation plan; and 25,000 shares of common stock issuable upon exercise of options held by Mr. Fair.

(7) Includes 30,000 shares of common stock issuable to Mr. Diehl in connection with Master Graphics deferred compensation plan; and 7,500 shares of common stock issuable upon exercise of options held by Mr. Diehl.

(8) Includes 5,000 shares of common stock issuable to Mr. Duncan in connection with Master Graphics deferred compensation plan; and 2,500 shares of common stock issuable upon exercise of options held by Mr. Duncan.

                       DESCRIPTION OF OTHER INDEBTEDNESS


   Premier Graphics has obtained an $80.0 million senior secured credit facility, for which General Electric Capital Corporation serves as agent for the lenders and for which Deutsche Financial Services Corporation serves as revolving credit agent for the lenders. The senior credit facility consists of the following:

Senior Facility                Amount      Term   Spread LIBOR Spread Base
                            (in millions)           Loans (1)  Rate Loans
Senior Term Loan A(2)      $30.0          5 years   250 bps     0bps
Senior Term Loan B          30.0          6 years   300 bps     50bps
Revolving Loan(3)           20.0          5 years   250 bps     0bps
                       -------------
Total Facilities           $80.0
                       =============

(1) Prices subject to a leverage-based pricing grid
(2) Includes a letter of credit associated with bond financing on a prior acquisition
(3) Includes a letter of credit facility of up to $10,000,000

   The $30.0 million Senior Term Loan A facility and the $30.0 million Senior Term Loan B facility will be made available to Premier Graphics for eligible acquisitions, with the Senior Term Loan A facility including a $4,364,500 letter of credit that is currently outstanding. Simultaneous with the closing of the loan, $18.5 million was used for acquisitions, with an additional $262,000.00 remaining outstanding on the prior term debt that was modified by the current facility. The $20.0 million Senior Revolving Loan facility will be available for working capital and general corporate purposes including letters of credit. Currently, the Senior Revolving Credit Facility has provided a letter of credit in the amount of $6,724,352. Also, if the full amount of the commitments under Senior Term Loan A facility and the Senior Term Loan B facility have been advanced, the Senior Revolving Loan Facility may also be used in connection with the financing of an eligible acquisition, provided after making an advance under the revolving loan facility and for a period of 60 days thereafter and the incurrence of any revolving loan letter of credit obligations relating thereto, Premier Graphics has net borrowing availability of at least $5,000,000. The Senior Term Loan A facility will mature in March 2004, and principal will be payable under this facility in quarterly installments equal to 1/20th of the principal amount advanced, with the balance due at maturity. The Senior Term Loan B facility will mature in March 2005, and principal will be payable under this facility in quarterly installments equal to 2% of the principal amount advanced, with the balance due at maturity. The Revolving Loan will be payable in full in March 2004.

   The senior credit facility is secured by a perfected first priority security interest in substantially all of Premier Graphics' tangible and intangible assets including, but not limited to accounts, equipment, intellectual property, and real property. Master Graphics has guaranteed the obligations of Premier and has pledged the stock of Premier Graphics as security for its guarantee.

   In addition, the senior credit facility will be subject to several financial covenants, including (A) minimum fixed charge coverage ratio, (B) maximum leverage ratio, (C) maximum capital expenditures, and (D) minimum prepayment of the Senior Tenn Loan A facility and the Senior Term Loan B facility based on 50% of annual excess cash flows.

Acquisition Notes

   Master Graphics financed a portion of the aggregate amount paid for ten of the acquired companies by issuing notes to the former owners of the acquired companies. The total principal amount of notes issued was approximately $14.9 million. Master Graphics also issued notes to the former owners of Hederman and Phoenix, which replaced notes between such companies and their owners. The aggregate principal amount of replacement notes issued by Master Graphics was approximately $5.3 million. In connection with the acquisition of B&M Printing, Master Graphics issued approximately $1.3 million of notes to the former owners of B&M Printing. Master Graphics repaid approximately $200,000 on the notes in May 1998.

   In December 1998, Master Graphics restructured $12.5 million of notes described above to have the following features:

  (1) balloon maturity date of June 30, 2006;

  (2) monthly interest payments at 12% per annum if paid when due or, if not paid when due, interest will accrue at 16% per annum until all accrued interest has been paid;

  (3) no restrictive covenants; and

  (4) no rights or remedies against Master Graphics until maturity.

   In addition, Master Graphics repaid approximately $4.8 million of the notes described above. The remaining $4.0 million of notes generally:

  .bear interest at 12% per annum which is payable quarterly;

  . are subject to prepayment at the option of Master Graphics only upon payment of penalty which equals 20% of the amount prepaid; and

  .mature seven years from the date of issuance.

                              DESCRIPTION OF NOTES

   You can find the definition of some of the terms used in this description under the subheading "Definitions" beginning on page 91.

   Premier Graphics will issue the exchange notes under an indenture among itself, Master Graphics and United States Trust Company of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. Although we believe that we have disclosed in this prospectus all the material provisions of the indenture, we urge you to read the indenture because it, and not this description, defines your rights as a holder of the exchange notes. We have filed copies of the indenture as an exhibit to the registration statement which includes this prospectus.

Brief Description of the Notes and the Guarantee

   The notes:

  .  are general, unsecured obligations of Premier Graphics;

  . are equal in right of payment to existing and future Senior Debt of Premier Graphics;

  . are effectively subordinated to the secured Senior Debt of Premier Graphics to the extent of the value of the assets securing that debt;

  . are senior in right of payment to any future Subordinated Indebtedness of Premier Graphics; and

  .  are unconditionally guaranteed by Master Graphics.

   As of December 31, 1998, Premier Graphics had total indebtedness of approximately $133.2 million. In addition, in March 1999, Premier Graphics has borrowed an additional $18.5 million under its credit facility and had assumed Senior Debt of businesses acquired in 1999 totaling $4.3 million. The indenture will permit Premier Graphics and Master Graphics to incur additional Senior Debt.

   The Guarantee:

  .  The notes are fully and unconditionally guaranteed by Master Graphics;

   The guarantee of the notes:

    .  is a general, unsecured obligation of Master Graphics;

    . is equal in right of payment to existing and future Senior Debt of Master Graphics;

    . is effectively subordinated to the secured Senior Debt of Master Graphics to the extent of the value of the assets securing that debt;

    .  is senior in right of payment to any future Subordinated
       Indebtedness of Master Graphics

Principal, Maturity and Interest

   Premier Graphics will issue notes with a maximum aggregate principal amount of $130.0 million. Premier Graphics will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes mature on December 1, 2005.

   Interest on the notes will accrue at the rate of 11.5% per annum and will be payable semi-annually in arrears on June 1 and December 1, beginning on June 1, 1999. Premier Graphics will make each interest payment to holders who are holders of record of the notes on the immediately preceding May 15 or November 15.

   Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees

   The Guarantors will fully and unconditionally and jointly and severally guarantee Premier Graphics' obligations under the notes. As of the date of this prospectus, Master Graphics is the only Guarantor. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters" for a discussion of potential limitations on the guarantees.

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

   The Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, if Premier Graphics applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the indenture; or

(2) in connection with any sale of all of the capital stock of a Guarantor, if Premier Graphics applies the net proceeds of that sale in accordance with the applicable provisions of the indenture; or


(3) if Premier Graphics designates any Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

Optional Redemption

   The notes are redeemable, at Premier Graphics' option, in whole or in part, at any time and from time to time on and after December 1, 2002 and prior to maturity. The notes may be redeemed at the following redemption prices, expressed as a percentage of principal amount, plus accrued interest, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on December 1 of the years set forth below:

     Year                                                             Percentage
     2002............................................................  105.750%
     2003............................................................  102.875%
     2004 and thereafter.............................................  100.000%

   In addition, prior to December 15, 2001, Premier Graphics may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Proceeds of one or more Public Equity Offerings at a redemption price of 111.5% of the principal amount thereof, plus accrued interest, if any, to the redemption date. Any redemption under this provision must occur within 90 days following the closing of any such Public Equity Offering.

Selection and Notice of Redemption

   If less than all of the notes are redeemed pursuant to an optional redemption, selection of the notes for redemption will be made by the Trustee:

  (1) based on the rules of the principal exchange, if any, on which the notes are listed, or, if the notes are not listed on an exchange then

  (2) on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. No notes of $1,000 or less may be redeemed in part.

Change of Control

   Upon the occurrence of a change of control, each holder will have the right to require Premier Graphics to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. A "change of control" means:

  (1) Master Graphics ceases to own 100% of the Voting Stock of Premier Graphics, unless the decrease in ownership is a result of a Public Equity Offering of Premier Graphics Voting Stock;

  (2) any "person" or "group" as such terms are used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act, other than one or more Permitted Holders or Master Graphics becomes the direct or beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of more than 50% of the voting power of the outstanding Voting Stock of Premier Graphics;

  (3) Premier Graphics is merged with or into or consolidated with another corporation and, immediately after giving effect to the merger or consolidation, less than 50% of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving entity are then beneficially owned, as such term is used in Rule 13d-3 and 13d-5 under the Exchange Act, in the aggregate by (A) the stockholders of Premier Graphics immediately prior to such merger or consolidation or (B) if the record date has been set to determine the stockholders of Premier Graphics entitled to vote on such merger or consolidation, the stockholders of Premier Graphics as of such record date;

  (4) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of Premier Graphics and Master Graphics taken as a whole to any Person or group of related Persons other than a Wholly Owned Subsidiary;

  (5) the liquidation or dissolution of Premier Graphics;

  (6) the first day on which a majority of the individuals who constitute the Board of Directors of Premier Graphics are not individuals (A) who were directors on December 11, 1998 or (B) whose nomination for director was approved by a majority of the directors who were either directors on December 11, 1998 or whose nomination was approved by directors who were in office on December 11, 1998; or

  (7) at any time prior to a Public Equity Offering of Premier Graphics' Common Stock, a majority of the individuals who constitute the Board of Directors of Master Graphics are not individuals (A) who were directors on December 11, 1998 or (B) whose nomination for director was approved by a majority of the directors who were either directors on December 11, 1998 or whose nomination was approved by directors who were in office on December 11, 1998.

   Within 30 days following a change of control, Premier Graphics or the Trustee, at the expense of Premier Graphics, will mail a notice to each holder stating:

  (1) that a change of control has occurred occur and that such holder has the right to require Premier Graphics to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase;

  (2) that, although holders are not required to tender their notes, all notes that are validly tendered will be accepted for payment;

  (3) the purchase price and the date of purchase, which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed;

  (4) that any note accepted for payment and duly paid on the date of purchase will cease to accrue interest after the date of purchase;

  (5) that any notes, or portions thereof, not validly tendered will continue to accrue interest;

  (6) the procedures that holders of notes must follow to withdraw an election to tender notes, or portions thereof; and

  (7) the instructions and any other information determined by Premier Graphics, consistent with this covenant, that a holder must follow in order to have its notes purchased; and

Premier Graphics will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant.

   The change of control purchase feature is a result of negotiations between Premier Graphics and the initial purchasers. Premier Graphics has no present plans to engage in a transaction involving a change of control, although it is possible that Premier Graphics would decide to do so in the future. Subject to the limitations discussed below, Premier Graphics could, in the future, enter into transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Premier Graphics' capital structure or credit ratings.

   The occurrence of a change of control would constitute a default under Premier Graphics' credit facility. Future Senior Debt of Premier Graphics may contain prohibitions of events which would constitute a change of control or require such Senior Debt to be repurchased upon a change of control. In addition, any instruments governing other Indebtedness may prohibit Premier Graphics from purchasing any notes prior to their maturity. Moreover, the exercise by the holders of their right to require Premier Graphics to repurchase the notes could cause a default under such Senior Debt, even if the change of control itself does not, due to the financial effect of such repurchase on Premier Graphics. Finally, Premier Graphics' ability to pay cash to the holders upon a repurchase may be limited by Premier Graphics' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

   The change of control provisions described above may deter mergers, tender offers and other takeover attempts involving Premier Graphics or Master Graphics by increasing the capital required to effectuate such transactions. The definition of "change of control" includes a disposition of all or substantially all of the property and assets of Premier

Graphics and Master Graphics. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in some circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a change of control has occurred and whether Premier Graphics is required to make an offer to repurchase the notes as described above.

Covenants

   The indenture contains covenants, including, among other things, the following:

 Limitations on Transactions with Affiliates

   Neither Premier Graphics nor any of its Subsidiaries shall engage in any transaction or series of transactions, including the purchase, sale, lease or exchange of any property, the making of any Investment, and the giving of any guarantee or the rendering of any service, with any Affiliate of Premier Graphics unless:

  (1) the transaction or series of transactions is on terms no less favorable to Premier Graphics or such Subsidiary than the terms that could be obtained at the time of such transaction in arm's-length dealings with a non-affiliate;

  (2) if the transaction or series of transactions involves an aggregate amount in excess of $1.0 million, it is approved by a majority of the members of the board of directors having no material personal financial interest in such transaction; and

  (3) if the transaction or series of transactions involves an aggregate amount in excess of $3.0 million, Premier obtains a fairness opinion. A fairness opinion means an opinion from an independent investment banking firm or appraiser of national prominence which indicates that the terms of such transaction are fair to Premier Graphics or such Subsidiary from a financial point of view.

The provisions of the paragraph above shall not prohibit the following actions:

  (1) payment of reasonable and customary compensation, indemnification or other benefits to officers, directors or employees of Premier Graphics or a Subsidiary;

  (2) making any Restricted Payment permitted by the covenant described under "Limitation on Restricted Payments" or any Permitted Investment;

  (3) transactions and agreements existing on December 11, 1998 and described under the caption "Certain Transactions;" or

  (4) loans to officers and employees made in the ordinary course of business in an aggregate amount not exceeding $500,000, in the aggregate, at any one time outstanding.

 Limitations on Restricted Payments

   Premier Graphics and its Subsidiaries are not permitted to take the following actions:

  (1) declare or pay any dividend on, or make any distribution with respect to, the Capital Stock of Premier Graphics or an Affiliate, including payments in connection with any merger or consolidation involving Premier Graphics. However, dividends or distributions are permitted if they are either payable solely in Capital Stock of Premier or such Affiliate, other than Redeemable Stock, or payable to Premier Graphics or a Subsidiary Guarantor;

  (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Premier Graphics or any Affiliate;

  (3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness before scheduled maturity, scheduled repayment or scheduled sinking fund payment;

  (4) make any Restricted Investment;

  (5) designate a Subsidiary as an Unrestricted Subsidiary; or

  (6) forgive any Indebtedness of an Affiliate of Premier Graphics to Premier Graphics or a Subsidiary. All such payments and other actions set forth in clauses (1) through (6) above are collectively referred to as "Restricted Payments";

unless at the time of and after giving effect to such Restricted Payment:

  (1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2) Premier Graphics could incur at least $1.00 of additional Indebtedness under the test described in the first sentence of the covenant described below under the caption "--Limitation on Indebtedness;" and

  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Premier Graphics or any Subsidiary after December 11, 1998 is less than the sum of:

    (A) 50% of the Consolidated Net Income of Premier Graphics for the period from September 1, 1998 to the end of Premier Graphics' most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment or, if Consolidated Net Income for such period is a deficit, less 100% of such deficit; minus

    (B) 100% of the amount of any writedowns, write-offs and other negative extraordinary charges not reflected in Consolidated Net Income of Premier Graphics during the period described in (A) above; plus

    (C) 100% of the Net Proceeds received by Premier Graphics since December 11, 1998 from the issuance or sale, other than to a Subsidiary, of shares of its Capital Stock, excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock, other than Redeemable Stock, of Premier Graphics; plus

    (D) 100% of the liability, expressed as a positive number, shown on the face of a balance sheet prepared in accordance with GAAP in respect of any Indebtedness of Premier Graphics, its Subsidiaries, or any Subsidiary Guarantor which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock, other than Redeemable Stock, of Premier Graphics or Master Graphics after December 11, 1998; plus

    (E) 100% of the carrying value shown on the face of a balance sheet prepared in accordance with GAAP of any Redeemable Stock which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock, other than Redeemable Stock, of Premier Graphics or Master Graphics after December 11, 1998; plus

    (F) 100% of the net reduction in Restricted Investments after December 11, 1998 resulting from payments of interest in Indebtedness, dividends, repayments of loans or advances or other transfers of Property, to the extent such amounts are not included in the calculation of Consolidated Net Income, to Premier Graphics, any Subsidiary Guarantor or any Subsidiary from any Person, including Unrestricted Subsidiaries, or from the redesignation of an Unrestricted Subsidiary as a Subsidiary. The amount calculated pursuant to this paragraph (F) will not exceed the amount of Restricted Investments previously made by Premier Graphics, such Subsidiary Guarantor, or such Subsidiary in such Person and in each such case which was treated as Restricted Payment.

The provisions of paragraphs (A) through (F) above will not prohibit:

  (1) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the indenture;

  (2) the repurchase or redemption of Capital Stock or Subordinated Indebtedness of Premier Graphics or a Subsidiary made by exchange for Capital Stock of Premier Graphics or Master Graphics, other than Redeemable Stock, or out of the Net Proceeds of a substantially concurrent sale, other than to a Subsidiary, of Capital Stock of Premier Graphics or Master Graphics, other than Redeemable Stock;

  (3) so long as no Default shall have occurred and be continuing or would occur as a consequence thereof, any repurchase or redemption of Subordinated Indebtedness of Premier Graphics or a Subsidiary Guarantor solely in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of Premier Graphics or a Subsidiary Guarantor, so long as the Subordinated Indebtedness is permitted under the covenant described under "-- Limitation on Indebtedness," and

    (A) is subordinated to the notes or the guarantees at least to the same extent as the Subordinated Indebtedness to be exchanged, purchased or redeemed;

    (B) has a stated maturity later than the stated maturity of the Subordinated Indebtedness to be exchanged, purchased or redeemed; and

    (C) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness to be exchanged, purchased or redeemed;

  (4) Investments in any Person engaged in the Related Business in an aggregate amount not to exceed $2.0 million; provided that this amount may be increased by the aggregate amount received by Premier Graphics and the Subsidiaries from such a Person on or before such date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of Property made to such a Person, but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income of Premier Graphics;

  (5) payments to any member of Premier Graphics' or any Subsidiary Guarantor's consolidated tax group pursuant to the Tax Sharing Agreement or to permit such member to pay taxes, other than income taxes, actually owed and attributable to the operations of Premier Graphics and the Subsidiary Guarantor or such member's ownership thereof;

  (6) payments to Master Graphics for so long as it owns at least a majority of the Common Stock of Premier Graphics or a Subsidiary Guarantor in amounts sufficient to pay Master Graphics':

    (A) ordinary operating and administrative expenses,

    (B) reasonable professional fees and expenses,

    (C) costs of compliance with the reporting and filing obligations of the SEC and any exchange or interdealer quotation system on which Master Graphics' securities are traded,

    (D) obligations to prepare and distribute business records in the ordinary course of business, and

    (E) Master Graphics' costs and expenses relating to taxes, other than those referred to in paragraph (5) above, which taxes are attributable to the operations of Premier Graphics, any Guarantor, or the ownership thereof, not to exceed $2.5 million per year;

  (7) the payment of any dividend or distribution by a Subsidiary to the holders of its Common Stock on a pro rata basis;

  (8) so long as no Default or Event of Default shall have occurred and be continuing, dividends, distributions and other payments to Master Graphics for the sole purpose of making schedule interest payments on Seller Notes in an aggregate amount not to exceed $1.0 million; and

  (9) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Premier Graphics, or by Master Graphics so long as Premier Graphics is a Wholly Owned Subsidiary of Master Graphics, of Capital Stock, other than Preferred Stock, of Premier Graphics or the Subsidiary Guarantors from officers and employees of Premier Graphics or the Subsidiary Guarantors or their authorized representatives upon the death, disability or termination of employment of such employee in an aggregate amount not to exceed $1.0 million in any calendar year.

Restricted Payments permitted to be made as described in clauses (1) through
(9) above will be excluded in calculating the amount of Restricted Payments for purposes of clause (3) of the immediately preceding paragraph, except that:

  . amounts expended pursuant to clause (1), but only if the declaration thereof has not been counted in a prior period;

  .  amounts paid pursuant to clause (4);

  . payments made pursuant to clause (5), other than to the extent otherwise reducing the Consolidated Net Income of Premier Graphics;

  . any dividends, distributions or other payments made to a Person other than Premier or a Wholly Owned Subsidiary permitted to be made pursuant to clause (6); and

  . any repurchases of Capital Stock of Premier Graphics or Master Graphics permitted to be made pursuant to clause (7)

will be included in calculating the amount of Restricted Payments thereafter.

   For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

   Limitation on Indebtedness.

   Neither Premier Graphics nor any Subsidiary may incur any Indebtedness, including Acquired Indebtedness, unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the four fiscal quarters for which financial information is available immediately preceding the date on which such Indebtedness is to be incurred is at least 2.0 to 1.0.

   Premier Graphics and its Subsidiaries may incur the following types of Indebtedness, which are referred to as Permitted Indebtedness, without complying with the calculation described above:

  (1) Indebtedness of Premier Graphics under the notes and the indenture;

  (2) Indebtedness under one or more credit or revolving credit facilities with a bank or financial institution or syndicate of banks or financial institutions, in an aggregate principal amount at any one time outstanding not to exceed at the time of incurrence the greater of:

     (A) $50.0 million; or

     (B) the Borrowing Base less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Debt and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility under such credit facilities as contemplated by the "Limitation on Asset Sales" covenant;

  (3) Indebtedness of Premier Graphics or any Subsidiary under Interest Swap Obligations, provided that:

     (A) such Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "Limitation on Indebtedness"; and

     (B) the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

  (4) Indebtedness of Premier Graphics or any Subsidiary under Currency Hedge Obligations, provided that:

     (A) such Currency Hedge Obligations are related to payment of obligations on Indebtedness otherwise permitted under the covenants described under the caption "Limitation on Indebtedness" or to the foreign currency cash flows reasonably expected to be generated by Premier Graphics and the Subsidiaries; and

     (B) the notional principal amount such Currency Hedge Obligations does not exceed the principal amount of the Indebtedness and the amount of foreign currency cash flows to which such Currency Hedge Obligations relate;

  (5) Indebtedness of Premier Graphics or any Subsidiary outstanding on December 11, 1998 and listed on a schedule to the indenture, excluding:

     (A)Indebtedness under Premier Graphics' credit facility, and

     (B) Indebtedness that was repaid with the proceeds of the notes which were issued on December 11, 1998;

  (6) the guarantee of the notes and any assumption of the Obligations guaranteed thereby;

  (7) Indebtedness of Premier Graphics or any Subsidiary in respect of bid and performance bonds, surety bonds, appeal bonds and letters of credit or similar arrangements issued for the account of Premier Graphics or any Subsidiary Guarantor, in each case in the ordinary course of business and other than for an obligation for money borrowed;

  (8) Indebtedness of Premier Graphics to a Subsidiary Guarantor and Indebtedness of a Subsidiary Guarantor to Premier Graphics or another Subsidiary Guarantor, provided that upon any subsequent event which results in

     (A)any such Subsidiary Guarantor ceasing to be a Subsidiary; or

     (B) any other subsequent transfer of any such Indebtedness, except to Premier Graphics or a Subsidiary Guarantor,

   such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as in incurrence for purposes of the "Limitation on Indebtedness" covenants at the time the Subsidiary in question ceased to be a Subsidiary or on which such subsequent transfer occurred;

  (9) Indebtedness of Premier Graphics incurred in connection with a purchase of the notes after a change of control up to a maximum of 101% of the aggregate principal amount at Stated Maturity of the notes purchased, provided that such Indebtedness:

     (A) has an Average Life equal to or greater than the remaining Average Life on the notes; and

     (B) does not mature prior to one year following the Stated Maturity of the notes;

  (10) Indebtedness of Premier Graphics incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of Premier Graphics which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (1) and (5) above, which is called "Permitted Refinancing Indebtedness", provided that:

    (A) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment, without regard to its being secured, to the notes, then such new Indebtedness is pari passu with or subordinated in right of payment, without regard to its being secured, to, as the case may be, the notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

    (B) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

    (C) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; and

    (D) such new Indebtedness is in aggregate principal amount, or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is, not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP, plus the amount of reasonable fees, expenses, and premium, if any, incurred by Premier Graphics or such Subsidiary in connection therewith.

  (11) Indebtedness of any Subsidiary, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinanced refunded or repurchased, outstanding Indebtedness of such Subsidiary which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (5) and (6) above, which is called "Permitted Subsidiary Refinancing Indebtedness," provided that

    (A) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment, without regard to its being secured, to the Guarantee of such Subsidiary, then such new Indebtedness is pari passu with or subordinated in right of payment, without regard to its being secured, to, as the case may be, the Guarantee of such Subsidiary at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

    (B) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

    (C) such new Indebtedness has an Average Life at the time Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; and

    (D) such new Indebtedness is in an aggregate principal amount, or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is, not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount hereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP, plus the amount of reasonable fees, expenses, and premium, if any, incurred by Premier or such Subsidiary in connection therewith; and

  (12) additional Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

   Any Indebtedness of a Person existing at the time at which such Person becomes a Subsidiary shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

   Limitation on Subsidiary Indebtedness and Preferred Stock.

   No Subsidiary will incur any Indebtedness or issue any Preferred Stock except:

  (1) Indebtedness or Preferred Stock issued to and held by Premier Graphics or a Subsidiary Guarantor, so long as any transfer of such Indebtedness or Preferred Stock to a Person other than Premier Graphics or a Subsidiary Guarantor will be deemed to constitute an incurrence of such Indebtedness or Preferred Stock by the issuer thereof as of the date of such transfer;

  (2) Acquired Indebtedness or Preferred Stock of a Subsidiary issued and outstanding prior to the date on which such Subsidiary was acquired by Master Graphics, other than Indebtedness or Preferred Stock issued in connection with or in anticipation of such acquisition;

  (3) Indebtedness or Preferred Stock outstanding on December 11, 1998 and listed in a schedule attached to the indenture;

  (4) Indebtedness permitted to be incurred by the first sentence of the covenant described in "Limitation on Indebtedness" above;

  (5) Indebtedness described in clauses (2), (3), (4), (5), (6), (7), (8),
      (9) and (11) in the second paragraph under the covenant described in "Limitation on Indebtedness" above;

  (6) Permitted Subsidiary Refinancing Indebtedness of such Subsidiary; and

  (7) Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with a merger of such Subsidiaries, provided that no Subsidiary or any successor thereto existing on December 11, 1998 shall assume or otherwise become responsible for any Indebtedness of an entity which is not a Subsidiary on December 11, 1998, except to the extent that a Subsidiary would be permitted to incur such Indebtedness under this paragraph.

   Limitations on Dividends and Other Payment Restrictions Affecting
Subsidiaries.

   Neither Premier Graphics nor any Subsidiary will enter into any agreement or otherwise create any restriction which restricts the ability of any of its Subsidiaries to:

  (1) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock to Premier Graphics or any Subsidiary Guarantor;

  (2) pay any Indebtedness owed to Premier Graphics or any Subsidiary
      Guarantor;

  (3) make loans or advances to Premier Graphics or any Subsidiary Guarantor;
      or

  (4) transfer any of its Property or assets to Premier Graphics or any Subsidiary Guarantor except any encumbrance or restriction contained in any agreement or instrument:

    (A) existing on December 11, 1998;

    (B) relating to any Property or assets acquired after December 11, 1998, so long as such encumbrance or restriction relates only to the Property or assets so acquired and is not and are not created in anticipation of such acquisition;

    (C) relating to any Acquired Indebtedness of any Subsidiary at the date on which such Subsidiary was acquired by Master Graphics or any Subsidiary, other than Indebtedness incurred in anticipation of such acquisition;

    (D) effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in the foregoing clauses (A) through (C), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements;

    (E) constituting customary provisions restricting subletting or assignment of any lease of Premier Graphics or any Subsidiary or provisions in license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder;

    (F) constituting restrictions on the sale or other disposition of any Property securing Indebtedness as a result of a Permitted Lien on such Property;

    (G) constituting any temporary encumbrance or restriction with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of or Property and assets of such Subsidiary; or

    (H) governing Indebtedness permitted to be incurred under the indenture, provided that the terms and conditions of any such restrictions and encumbrances are not materially more restrictive than those contained in the indenture.

   Limitation on Asset Sales.

   Neither Premier Graphics nor any Subsidiary shall engage in an Asset Sale unless:

  (1) Premier Graphics or such Subsidiary receives consideration at least equal to the fair market value of the Property or asset subject to such Asset Sale.

  (2) at least 75% of the consideration for any Asset Sale received by Premier Graphics or such Subsidiary consists of Cash Proceeds or the assumption of Indebtedness of Premier Graphics or such Subsidiary relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of Premier Graphics or such Subsidiary from such Indebtedness;

  (3) after giving effect to such Asset Sale, the total non-cash consideration held by Premier Graphics from all such Asset Sales does not exceed $2.0 million; and

  (4) Premier Graphics delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clauses (1), (2) and (3).

   Premier Graphics or such Subsidiary, as the case may be, may apply the Net Available Proceeds from each Asset Sale:

  .  to the acquisition of one or more Replacement Assets; or

  . to repurchase or repay Senior Debt of Premier Graphics or a Subsidiary Guarantor, with a permanent reduction of availability in the case of revolving credit borrowings;

provided that such acquisition or such repurchase or repayment shall be made within 270 days after the consummation of the relevant Asset Sale and that any such Net Available Proceeds that are applied to the acquisition of Replacement Assets useful in the business of Premier Graphics or any of its Subsidiaries or the Subsidiary making the Asset Sale, pursuant to any binding agreement relating thereto shall be deemed to have been applied for such purpose within such 270-day period so long as they are so applied within 30 days of the effective date of such agreement.

   Any Net Available Proceeds from any Asset Sale that are not used to acquire Replacement Assets or repurchase or repay Senior Debt within 270 days after consummation of the relevant Asset Sale constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Premier shall within 30 days thereafter make a pro rata offer to all holders of the notes and to holders of Senior Debt, if required by the instruments governing the Senior Debt, to purchase notes and such Senior Debt in an aggregate amount equal to the Excess Proceeds, at a cash price equal to 100% of the outstanding principal of the notes or Senior Debt plus accrued interest to the date of purchase, in accordance with the procedures set forth in the indenture. At any time during which Excess Proceeds exist, but are less than $5.0 million, Premier Graphics has the option to make an offer identical to the offer described in the preceding sentence. Upon the completion of the offer described in the two immediately preceding sentences, the amount of Excess Proceeds shall be reset to zero and Premier Graphics may use any remaining amount for general corporate purposes.

   Premier Graphics will comply with any applicable requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Premier Graphics will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

   Limitation on Sale and Lease-Back Transactions.

   Neither Premier Graphics nor any Subsidiary will enter into any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries, which is called a "Sale and Lease-Back Transaction", unless:

  (1) the proceeds from such Sale and Lease-Back Transaction are at least equal to the Fair Market Value of such Property being transferred; and

  (2) Premier Graphic or such Subsidiary would have been permitted to enter into such transaction under the covenants described in "--Limitation on Indebtedness,"

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

     "--Limitation or Liens" and "--Limitation on Subsidiary Indebtedness and Preferred Stock."

   Limitation on Liens.

   Neither Premier Graphics nor any Subsidiary shall create or permit to exist any Lien, other than Permitted Liens, on or with respect to any Property or assets of Premier Graphics or such Subsidiary or any interest therein or any income or profits therefrom, whether owned on December 11, 1998 or thereafter acquired, without effectively providing that the notes or the guarantees, as applicable, shall be secured equally and ratably with, or prior to, the Indebtedness so secured for so long as such obligations are so secured. The following Liens are "Permitted Liens":

  (1) Liens in existence on December 11, 1998;

  (2) Liens created for the benefit of the notes and/or the guarantees;

  (3) Liens on Property of a Person existing at the time such Person is merged or consolidated with or into Premier Graphics or a Subsidiary and not incurred as a result of, or in anticipation of, such transaction, provided that any such Lien relates solely to such Property;

  (4) Liens on Property existing at the time of the acquisition thereof and not incurred as a result of, or in anticipation of such transaction, provided that any such Lien relates solely to such Property;

  (5) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal, bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof;

  (7) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of Premier or any Subsidiary to conduct its business presently conducted;

  (8) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or the validity of which is being contested by Premier or a Subsidiary in good faith and by appropriate proceedings upon stay of execution or the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provision has been made;


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

  (9) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction cost of Property or assets acquired or constructed after December 11, 1998, provided that:

    (A) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the lesser of cost or Fair Market Value of the Property or assets so acquired or constructed plus transaction costs related thereto;

    (B) such Liens shall not encumber any other assets of Property of Premier Graphics or any Subsidiary, other than the proceeds thereof and accessions and upgrades thereto; and

    (C) such Liens shall attache to such Property within 120 days of the date of completion of the construction or acquisition of such Property for assets;

  (10) Liens to secure any extension, renewal, refinancing or refunding, in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1), (3) and (4) above, provided that such Lien does not extend to any other Property or assets of Premier Graphics or any Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased;

  (11) leases or subleases of real property to other Persons;

  (12) judgment liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

  (13) rights of off-set of banks and other Persons;

  (14) liens in favor of Premier Graphics;

  (15) Liens securing Indebtedness described in clause (2) of the definition of Permitted Indebtedness found on page 77; and

  (16) Liens securing Senior Debt if at the time of the incurrence of such Indebtedness or the granting of such Liens, whichever is later to occur, and after giving of pro forma effect to such incurrence of Indebtedness or granting of Liens, the Senior Debt to EBITDA Ratio does not exceed 4.0 to 1.0 until December 1, 2000 and thereafter does not exceed 3.75 to 1.0.

   Limitation on Guarantees by Subsidiaries.

   No Subsidiary which is not a Subsidiary Guarantor will guarantee any Indebtedness of Premier Graphics or Master Graphics or any other Obligor, which is called "Guaranteed Indebtedness," unless

  (1) such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by such Subsidiary; and


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

  (2) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Premier Graphics or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

If the Guaranteed Indebtedness is pari passu with the notes or, if the Guaranteed Indebtedness was incurred by Master Graphics, then the guarantee of such Guaranteed Indebtedness shall be pari passu with or subordinated to the Guarantee; and if the Guaranteed Indebtedness is subordinated to the notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that all Guaranteed Indebtedness is subordinated to the notes.

   Any Guarantee by a Subsidiary that was incurred pursuant to the terms of the preceding paragraph, but not otherwise, shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such guarantee.

   Designation of Unrestricted Subsidiaries.

   Premier Graphics may designate a subsidiary of Master Graphics or any of its Subsidiaries as an Unrestricted Subsidiary; provided that:

  (1) immediately after giving effect to the transaction, Premier could incur $1.00 of additional Indebtedness pursuant to the first sentence of "-- Limitation on Indebtedness" and

  (2) such designation is at the time permitted under "--Limitation on Restricted Payments."

All subsidiaries of an Unrestricted Subsidiary will be Unrestricted
Subsidiaries.

   Generally, neither Premier Graphics nor any Subsidiary will take any action or enter into any transaction or series of transactions that would result in a Person becoming a Subsidiary unless, after giving effect to such action, transaction or series of transactions on a pro forma basis,

  (1) Premier could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "--Limitation on Indebtedness" and

  (2) no Default or Event of Default would occur.

   Subject to the preceding paragraphs, an Unrestricted Subsidiary may be redesignated as a Subsidiary. The designation of a subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Subsidiary in compliance with the preceding paragraphs shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee. Any

Unrestricted Subsidiary shall become a Subsidiary if it incurs any Indebtedness other than Non-Recourse Indebtedness. If at any time Indebtedness of an Unrestricted Subsidiary which was Non-Recourse Indebtedness no longer so qualifies, such Indebtedness shall be deemed to have been incurred when such Non-Recourse Indebtedness becomes Indebtedness.

   Limitations on Line of Business.

   Neither Premier Graphics nor any Subsidiary will directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

   Reports.

   As long as any of the notes are outstanding, Premier Graphics will file with the SEC, unless the SEC will not accept such a filing, the annual reports, quarterly reports, and other documents required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not Premier Graphics is then obligated to file such reports. Premier Graphics will be required to file with the Trustee and provide to each holder of notes copies of such reports and documents within 30 days after filing with the SEC, or if any such filing is not permitted under the Exchange Act, 30 days after Premier Graphics would have been required to make such filing.

   Premier Graphics' obligations described in the preceding paragraph may be satisfied by Master Graphics filing the reports which it is required to file with the SEC pursuant to Sections 13 and 15 of the Exchange Act which contain summary financial information about Premier Graphics in a footnote to Master Graphics' financial statements and otherwise comply with the rules and regulations of the SEC.

Consolidation, Merger, Conveyance, Lease or Transfer

   Premier Graphics will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1) the resulting, surviving or transferee Person, which is called the "Surviving Entity", will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  (2) the Surviving Entity, if not Premier Graphics, will expressly assume, by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on the notes and the performance of Premier Graphics' covenants and obligations under the indenture;

  (3) immediately before and after giving pro forma effect to such transaction or series of transactions no Default or Event of Default exists;

  (4) immediately after giving effect to such transaction or series of transactions on a pro forma basis Premier Graphics or the Surviving Entity has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Premier Graphics immediately prior to such transactions; and

  (5) immediately after giving effect to any such transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, Premier Graphics or the Surviving Entity would be permitted to incur $1.00 of additional Indebtedness pursuant to the test described in the first sentence under the caption "--Limitation on Indebtedness."

   The provision of clause (5) shall not apply to any merger or consolidation into or with, or any such transfer of all or substantially all of the Property and assets of Premier Graphics and the Subsidiaries taken as a whole into, Premier Graphics.

   In connection with any consolidation, merger, continuance, transfer of assets or other transactions contemplated by this provision, Premier Graphics shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, continuance, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transactions have been complied with.

   Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Premier Graphics under the indenture and the notes with the same effect as if such Surviving Entity had been named as Premier Graphics in the indenture; and when a Surviving Person duly assumes all of the Obligations and covenants of Premier Graphics pursuant to the indenture and the notes, except in the case of a lease, the predecessor Person shall be relieved of all such Obligations.

Events of Default

   An Event of Default under the indenture is defined as:

  (1) a default in the payment of interest on any note when the same becomes due and payable, which continues for a period of 30 days;

  (2) a default in the payment of the principal of any note at its Stated Maturity, upon optional redemption, upon required repurchase or otherwise, or the failure to make an offer to purchase any such note as required;

  (3) the failure by Premier Graphics to comply with any of its covenants or agreements contained in "-- Change of Control," "-- Covenants --
       Limitation on Restricted Payments," "-- Covenants -- Limitation on Asset Sales," "-- Covenants -- Limitation on Indebtedness," "--
       Covenants --Limitation on Subsidiary Indebtedness and Preferred Stock," "-- Covenants-- Limitation on Sale and Lease-Back Transactions" or "-- Consolidation, Merger, Conveyance Lease or Transfer";

  (4) the failure by Premier Graphics to comply for 30 days after notice with its other obligations and agreements contained in the notes and the indenture;

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

  (5) the failure by Premier or a Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million;

  (6) the entry by a court of competent jurisdiction of one or more final judgments against Premier or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5.0 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

  (7) events of bankruptcy, insolvency or reorganization of Premier Graphics or a Significant Subsidiary; or

  (8) the failure of any Guarantee of the notes to be in full force, excepted as contemplated by the terms thereof or by the indenture.

   The events listed above will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any administrative or governmental body.

   If an Event of Default, other than a Default relating to events of bankruptcy, insolvency or reorganization of Premier Graphics, occurs and is continuing, either the Trustee, by notice to Premier Graphics, or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the notes, by notice to Premier Graphics and the Trustee, may declare the principal of, and any accrued and unpaid interest on, the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately.

   If any Event of Default relating to events of bankruptcy, insolvency or reorganization of Premier Graphics occurs and is continuing, the principal of, and any accrued and unpaid interest on, the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

   Under some circumstances, the holders of a majority in principal amount of the outstanding notes by notice to Premier Graphics and the Trustee may rescind an acceleration and its consequences.

   Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity against any loss liability or expense. Subject to the provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

   Premier Graphics is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and Premier Graphics is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action Premier Graphics is taking or proposes to take with respect thereto.

Amendment, Supplement and Waiver

   Without notice to or the consent of any holder, Premier Graphics, the Guarantors and the Trustee may amend the indenture to:

  (1) provide for the assumption by a successor corporation of the obligations of Premier Graphics and the Guarantors under the indenture;

  (2) add to the covenants of Premier Graphics, for the benefit of the holders, or to surrender any right or power conferred upon Premier Graphics or the Guarantors by the Indenture;

  (3) add any additional Events of Default;

  (4) provide for uncertificated notes in addition to or in place of certificated notes;

  (5) evidence and provide for the acceptance of appointment under the indenture by the successor Trustee;

  (6) secure the notes and/or the guarantees;

  (7) cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the indenture, provided that such actions will not adversely affect the interests of the holders in any material respect;

  (8) add or release any Guarantor pursuant to the terms of the indenture; or

  (9) comply with the requirements of the SEC to effect or maintain the qualification of the indenture under the Trust Indenture Act.

   Subject to some exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. Additionally, any past default on any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no amendment may, among other things:

  (1) reduce the rate of or extend the time for payment of interest on any note;

  (2) reduce the principal amount of or extend the Stated Maturity of any note;

  (3) reduce the principal amount of notes whose holders must consent to an amendment;

  (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed;

  (5) make any note payable in money other than that stated in the note;

  (6) modify the Obligations of Premier Graphics to make offers to purchase notes upon a Change of Control or from the proceeds of Asset Sales,

  (7) modify the subordination provisions in a manner adverse to the holders of the notes,

  (8) amend, supplement or otherwise modify the provisions of the indenture relating to Guarantees; or

  (9) modify any of the provisions of this paragraph, except to increase any percentage set forth herein.

Satisfaction and Discharge of the Indenture; Defeasance

   Premier Graphics may terminate its Obligations and the Obligations of the Guarantors under the notes, the indenture and the guarantees when

  (1) either:

    (A) all outstanding notes have been delivered to the Trustee for cancellation; or

    (B) all outstanding notes not delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of Premier Graphics, and Premier Graphics has irrevocably deposited or caused to be deposited with the Trustee, in trust for the benefit of the holders, funds in an amount sufficient to pay and discharge the entire debt on the notes not theretofor delivered to the Trustee for cancellation, for principal of, premium, if any, on, and interest to the date of deposit or Maturity or date of redemption;

  (2) Premier Graphics has paid or caused to be paid all sums then due and payable by Premier Graphics under the indenture; and

  (3) Premier Graphics has delivered an officers' certificate and an opinion of counsel relating to compliance with the conditions set forth in the indenture.

   Premier, at its election, shall

  (1) be deemed to have paid and discharged its debt on the notes and the indenture and guarantees shall cease to be of further effect as to all outstanding notes except as to

    (A) rights of registration of transfer, substitution and exchange of notes,

    (B) Premier's right of optional redemption,

    (C) rights of holders to receive payments of principal of, premium, if any, and interest on the notes and any rights of the holders with respect to such amounts,

    (D) the rights, obligations and immunities of the Trustee under the Indenture, and

    (E)  other specified provisions in the Indenture or

  (2) cease to be under any obligation to comply with restrictive covenants that are described in the indenture.

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

   In order to exercise the defeasance rights described above,

  (1) Premier Graphics must irrevocably deposit with the Trustee, in trust for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any on, and interest on the outstanding notes at Stated Maturity or the applicable redemption date, as the case may be, and Premier Graphics must specify whether the notes are being defeased to maturity or to a particular redemption date; and

  (2) Premier Graphics must deliver to the Trustee an opinion of outside counsel acceptable to the Trustee to the effect that (A) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders and
      (B) Premier's deposit will not result in the trust or the Trustee being subject to regulation under the Investment Company Act of 1940, as amended.

 Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Premier Graphics at 6075 Poplar Avenue, Suite 401, Memphis, Tennessee 38118; Attn: Lance T. Fair.

 Concerning the Trustee

   United States Trust Company of New York serves as the Trustee for the notes. The Trustee has been appointed by Premier Graphics as Registrar and Paying Agent with regard to the notes.

 Governing Law

   Both the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. Principles of conflicts of law will not apply to the extent that such principles would require the application of the law of another jurisdiction.

Definitions

   Set forth below is a summary of some of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any capitalized terms used herein for, which no definition is provided.

   "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a subsidiary of such specified Person.

   "Adjusted Net Assets" of a Guarantor at any date shall mean the amount by which the fair value of the Property and other assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities after giving effect to all other fixed and contingent liabilities incurred or assumed on such date, but excluding liabilities under the Guarantee of such Guarantor.

   "Affiliate" of any specified Person means another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Acquisition" means

  (1) an Investment by Premier Graphics or any Subsidiary in any other Person pursuant to which such Person becomes a Subsidiary, or is merged with or into Premier Graphics or any Subsidiary; or

  (2) the acquisition by Premier Graphics or any Subsidiary of the assets of any Person, other than a Subsidiary, which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

   "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition by Premier Graphics or any Subsidiary to any Person other than Premier Graphics or a Subsidiary Guarantor, in one transaction or a series of related transactions, of

  (1) any Capital Stock of any Subsidiary of Premier Graphics or any Subsidiary Guarantor, except for directors' qualifying shares or minority interests sold to other Persons solely due to local law requirements that there be more than one stockholder, but which are not in excess of what is required for such purpose, or

  (2) any other Property or assets of Premier Graphics or any Subsidiary, other than

    (A) sales of obsolete or worn out equipment in the ordinary course of business or other assets that, in Premier Graphics' reasonable judgment, are no longer used or useful in the conduct of the business of Premier or such Subsidiary, as applicable,

    (B) a Restricted Payment or Restricted Investment permitted under "-- Covenants--Limitation on Restricted Payments,"

    (C) a Change of Control,

    (D) a consolidation, merger, continuance or the disposition of all or substantially all of the assets of Premier Graphics in compliance with the provision of the Indenture described in "--Consolidation, Merger, Conveyance, Lease or Transfer" and

    (E) any transfer, conveyance, sale, lease or other disposition of Property or assets, the gross proceeds of which do not exceed $250,000.

An Asset Sale shall include the requisition of title to, seizure of or forfeiture of any Property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any Property or assets.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, at any date of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease or to the first date on which the lessee is permitted to terminate such lease without the payment of a penalty included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended.

   "Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing

(1) the sum of the products of (A) the number of years from such date to the date of each scheduled principal payment of such debt security multiplied in each case by (B) the amount of such principal payment by

   (2) the sum of all such principal payments.

   "Board of Directors" of any Person means the Board of Directors of such Person, or any authorized committee of such Board of Directors.

   "Board Resolution" means a duly authorized resolution of the Board of Directors in full force and effect of the terms of determination and certified as such and delivered to the Trustee.

   "Borrowing Base" means, at any date of determination, an amount equal to 85% of the accounts receivable owned by Premier Graphics and its Subsidiaries that are not more than 90 days past due and 60% of the inventory of Premier Graphics and its Subsidiaries, each calculated on a consolidated basis in accordance with GAAP as shown on the last financial statements delivered to the Trustee pursuant to the covenant described in "--Covenants--Reports."

   "Capital Lease Obligation" means, at any time as to any Person with respect to any Property leased by such Person as lessee, the amount of the liability with respect to such lease that would be required at such time to be capitalized and accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP.

   "Capital Stock" in any Person means any and all shares, interests, partnership interests, participations or other equivalents in the equity interest in such Person and any rights, other than debt securities convertible into an equity interest, warrants or options to acquire any equity interest in such Person.

   "Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate consideration received for such Asset Sale by such Person in the form of cash or cash equivalents, including any amounts of insurance or other proceeds received in connection with an Asset Sale of the type described in the last sentence of the definition thereof or marketable securities that are converted into cash or cash equivalents within 30 days of an Asset Sale, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that such obligations are financed or sold with recourse to such Person or any subsidiary thereof.

   "Consolidated Interest Coverage Ratio" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, which is called the "Transaction Date", the ratio of:

  (1) the aggregate amount of EBITDA of Premier Graphics and the Subsidiaries on a combined consolidated basis for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the applicable Transaction Date which is called the "Determination Period" to

  (2) the aggregate Consolidated Interest Expense of Premier Graphics and the Subsidiaries on a combined consolidated basis for such Determination Period.

   For purposes of this definition, "EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis to:

  (1) the incurrence of any Indebtedness by Premier Graphics or any of the Subsidiaries, and the application of the proceeds thereof, giving rise to the need to make such calculation;

  (2) any incurrence or repayment of other Indebtedness, and the application of the proceeds thereof, occurring on or after the first day of the Determination Period and on or prior to the Transaction Date, in each case set forth in clauses (1) and (2), as if such incurrence or repayment, as the case may be, and the application of proceeds thereof, occurred on the first day of the Determination Period, except that Indebtedness under any revolving credit facility shall be deemed to be the average daily balance of such Indebtedness during such Determination Period; and

  (3) any Asset Sales or Asset Acquisitions.

   For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith shall be determined in good faith by a responsible financial or accounting officer of Premier Graphics.

   "Consolidated Interest Expense" means without duplication:

  (1) the sum of:

    (A) the aggregate amount of cash and noncash interest expense, including capitalized interest, of such Person and its subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, or in respect of Indebtedness of Premier Graphics and the Subsidiaries on a combined consolidated basis, including, without limitation,

      (i) net costs associated with Interest Swap Obligations, including any amortization of discounts;

      (ii) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method; and

      (iii) all accrued interest paid or accrued, or scheduled to be paid or accrued, during such period;

    (B) dividends on Preferred Stock or Redeemable Stock of such Person, and Preferred Stock or Redeemable Stock of its subsidiaries if paid to a Person other than such Person or its subsidiaries and in the case of Premier Graphics, also to any Guarantor, declared and payable in cash;

    (C) the portion of any rental obligation of such Person or its subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

    (D) the portion of any rental obligation of such Person or its subsidiaries in respect of any Sale and Lease-Back Transaction allocable to interest expense, determined as if such were treated as a Capital Lease Obligation; and

    (E) to the extent any debt of any other Person is guaranteed by such Person or any of its subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such debt;

less

  (2) to the extent included in (1) above, amortization or write-off of deferred financing costs of such Person and its subsidiaries during such period and any charge related or any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its subsidiaries prior to its stated maturity.

For purposes of the above calculation:

  (1) intercompany accounts shall be eliminated in accordance with GAAP; and

  (2) dividend requirements attributable to any Preferred Stock or Redeemable Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Redeemable Stock times a fraction, the numerator of which is one, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of Premier and its Subsidiaries, expressed as a decimal, on a consolidated basis for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

   "Consolidated Net Income" of any Person means, for any period, the aggregate net income, or net loss, as the case may be, of such Person and its subsidiaries for such period on a consolidated basis, or in the case of Premier Graphics, Premier Graphics and the Subsidiaries on a combined consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom, without duplication,

  (1) any net income of any Unrestricted Subsidiary, except that Premier Graphics' or any Subsidiary's interest in the net income of such Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Unrestricted Subsidiary during such period to Premier Graphics or a Subsidiary as a dividend or other distribution;

  (2) gains and losses, net of taxes, from Asset Sales or reserves relating thereto;

  (3) the net income of any Person that is not a subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its subsidiaries;

  (4) items, but not loss items, classified as extraordinary, unusual or nonrecurring, other than the tax benefit, if any, of the utilization of net operating loss carryforwards or alternative minimum tax credits;

  (5) the net income, or net loss, of any Person acquired by such specified Person or any of its subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition;

  (6) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

  (7) the net income, but not net loss, of any subsidiary of such specified Person to the extent that the transfer to that Person of that income is not at the time permitted, directly or indirectly, by any means, by operation of the terms of its charter or any agreement with a Person other than with such specified Person, instrument held by a Person other than by such specified Person, judgment, decree, order, statute, law, rule or governmental regulations applicable to such subsidiary or its stockholders, except for any dividends or distributions actually paid by such subsidiary to such Person; and

  (8) with regard to a non-Wholly Owned Subsidiary, any aggregate net income or loss in excess of such Person's or such subsidiary's pro rata share of such non-Wholly Owned Subsidiary's net income or loss.

   "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in capital plus retained earnings or minus accumulated deficit of such Person and its subsidiaries on a consolidated basis at such date, each item determined in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person or any of its subsidiaries.

   "Continuing Director" means an individual who

  (1) is a member of the Board of Directors of Premier Graphics or Master Graphics, as the case be; and

  (2) either:

    (A) was a member of the Board of Directors of Premier Graphics or Master Graphics, as the case may be, on the Issue Date; or

    (B) whose nomination for election or election to the Board of Directors of Premier Graphics or Master Graphics, as the case may be, was approved by vote of at least a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved.

   "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

   "Default" means any event, act or condition the occurrence of which is, or after notice or the passage time or both would be, an Event of Default.

   "Determination Period" has the meaning specified in clause (a) of the definition of "Consolidated Interest Coverage Ratio."

   "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication,

  (1) Consolidated Interest Expense,

  (2) income tax expense,

  (3) depreciation expense,

  (4) amortization expense,

  (5) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity,

  (6) any one-time write-off of non-recurring closing costs incurred in connection with any merger consummated after the Issue Date, and

  (7) any other non-cash charges minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period.

   "Fair Market Value" means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors of Premier and, in the case of a determination including a Fair Market Value in excess of $1.0 million, shall be evidenced by a Board Resolution delivered to the Trustee.

   "Fair Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

   "GAAP" means, at any date, United States generally accepted accounting principles, consistently applied, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be designated by the AICPA, that are applicable to the circumstances as of the date of determination; provided, however, that all calculations made for purposes of determining compliance with the provisions set forth in the Indenture shall utilize GAAP in effect at the Issue Date.

   "Guarantee" means any guarantee of the notes by any Guarantor in accordance with the provisions described under "--Guarantees of Notes."

   "Guarantor" means Master Graphics and each other future Subsidiary that is required to guarantee Premier Graphics' Obligations under the notes and the indenture as described in "--Guarantees of Notes" and "--Covenants--Limitation on Guarantees by Subsidiaries" and any other Subsidiary that executes a supplemental indenture in which such Subsidiary agrees to guarantee Premier's Obligations under the notes and the indenture.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, suffer to exist, incur, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person; provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary shall be deemed to have been incurred at the time at which it becomes a Subsidiary. A guarantee otherwise permitted by the Indenture to be incurred by Premier Graphics or a Subsidiary of Indebtedness incurred in compliance with the terms of the Indenture by Premier Graphics or a Subsidiary, as applicable, shall not constitute a separate incurrence of Indebtedness.

   "Indebtedness" as applied to any Person means, at any time, without duplication, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent,

  (1) any obligation of such Person for borrowed money;

  (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings;

  (3) any obligation of such Person for all or any part of the purchase price of Property or assets, or for the cost of Property constructed or of improvements thereto, including any obligation under or in connection with any letter of credit related thereto, other than accounts payable incurred in respect of Property and services purchased in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings;

  (4) any obligation of such Person upon which interest charges are customarily paid, other than accounts payable incurred in the ordinary course of business;

  (5) any obligation of such Person under conditional sale or other title retention agreements relating to purchased Property;

  (6) any obligation of such Person issued or assumed as the deferred purchase price of Property or assets, other than accounts payable incurred in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings;

  (7) any Capital Lease Obligation or Attributable Indebtedness pursuant to any Sale and Lease-Back Transaction of such Person;

  (8) any obligation of any other Person secured by, or for which the obligee hereof has an existing right, contingent or otherwise, to be secured by, any Lien on Property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person;

  (9) any obligation of such Person in respect of any letter of credit supporting any obligation of any other Person;

  (10) the maximum fixed repurchase price of any Redeemable Stock of such Person, or if such Person is a subsidiary, any Preferred Stock of such Person;

  (11) the notional amount of any Interest Swap Obligation or Currency Hedge Obligation of such Person at the time of determination; and

  (12) any obligation which is in economic effect a guarantee, regardless of its characterization, other than endorsements of negotiable instruments in the ordinary course of business, with respect to any Indebtedness of another Person, to the extent guaranteed.

   For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or subsidiary Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or subsidiary Preferred Stock as if such Redeemable Stock or subsidiary Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Redeemable Stock or subsidiary Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or subsidiary Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, further, that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

   "Interest Swap Obligations" means, with respect to any Person, the obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in interest rates.

   "Investment" means, with respect to any Person, any direct, indirect or contingent investment in another Person, whether by means of a share purchase, capital contribution, loan, advance, other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, or similar credit extension constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person; provided that the term "Investment" shall not include any transaction involving the purchase or other acquisition of Property or assets by Premier Graphics or any Subsidiary in exchange for Capital Stock, other than Redeemable Stock, of Premier Graphics or Master Graphics. The amount of any Person's Investment shall be the original cost of such Investment to such Person, plus the cost of all additions thereto paid by such Person, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, writedowns, or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Value at the time of such transfer as determined in good faith by the board of directors, or comparable body, of the Person making such transfer. Premier Graphics shall be deemed to make an "Investment" in the amount of the Fair Value of the Property and assets of a Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary.

   "Issue Date" means the date on which the notes are first authenticated and delivered under the indenture.

   "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

   "Maturity" means the date on which the principal of a note becomes due and payable as provided therein or in the indenture, whether at the Stated Maturity or the change of control payment date or the purchase date established pursuant to the terms of the Indenture for an Asset Sale Offer or by declaration of acceleration, call for redemption or otherwise.

   "Net Available Proceeds" means, as to any Asset Sale, the Cash Proceeds therefrom, net of all legal and title expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign, recording and local taxes payable, as a consequence of such Asset Sale, net of all payments made to any Person other than Premier or a Subsidiary on any Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and, as for any Asset Sale by a Subsidiary, net of the equity interest in such Cash Proceeds of any holder of Capital Stock of such Subsidiary, other than Premier Graphics, any other Subsidiary or any Affiliate of Premier Graphics or any such other Subsidiary.

   "Net Proceeds" means

  (1) in the case of any sale of Capital Stock by a Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions, and the like incurred in connection therewith; and

  (2) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of any Person which is not Redeemable Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender, plus any additional amount required to be paid by the holder to Premier Graphics or Master Graphics, as applicable, upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith.

   "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of an Unrestricted Subsidiary as to which

  (1) neither Premier Graphics nor any other Subsidiary, other than an Unrestricted Subsidiary

    (A) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness, or

    (B) is directly or indirectly liable for such Indebtedness, and

  (2) no default with respect to such Indebtedness would permit any holder of any other Indebtedness of Premier or any other Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

   "Obligations" means, with respect to any Indebtedness, any obligation thereunder, including, without limitation, principal, premium and interest, including post petition interest thereon and, with respect to the notes, special interest, penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities.

   "Obligors" means Premier Graphics and the Guarantors, collectively; "Obligor" means Premier Graphics or any Guarantor.

   "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of Premier Graphics, Master Graphics or a Subsidiary and delivered to the Trustee, which shall comply with the Indenture.

   "Permitted Holders" means John P. Miller and any person related to him by kinship or marriage, trusts or similar arrangements established solely on the behalf of one or more of them, and partnerships and other entities that are controlled by them.

   "Permitted Investments" means:

  (1) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks organized in the United States, or foreign branches thereof, having capital and surplus in excess of $500.0 million;

  (2) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least "A-1" or its equivalent by S&P and at least "P-1" or its equivalent by Moody's;

  (3) U.S. Government Obligations with a maturity of one year or less;

  (4) repurchase obligations for instruments of the type described in clause
      (3) with any bank meeting the qualifications specified in clause (1) above;

  (5) shares of money market mutual or similar funds having assets in excess of $500.0 million;

  (6) payroll advances in the ordinary course of business and other advances and loans to officers and employees of Premier Graphics or any Subsidiary, so long as the aggregate principal amount of such advances and loan, does not exceed $1.5 million at any one time outstanding;

  (7) Investments represented by that portion of the proceeds from Asset Sales that is not required to be Cash Proceeds by the covenant described in "--Covenants--Limitation on Asset Sales";

  (8) Investments made by Premier Graphics in Subsidiary Guarantors, or any Person that will be a Subsidiary and a Subsidiary Guarantor as a result of such Investment, or by a Subsidiary in Premier Graphics or in one or more Subsidiary Guarantors, or any Person that will be a Subsidiary of Premier Graphics as a result of such Investment;

  (9) Investments in stock, obligations or securities received in settlement of debts owing to Premier Graphics or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Premier Graphics or any Subsidiary, in each case as to debt owing to Premier Graphics or any Subsidiary that arose in the ordinary course of business of Premier Graphics or any such Subsidiary;

  (10) Interest Swap Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

  (11) Currency Hedge Obligations, provided that such Currency Hedge Obligations constitute Permitted Indebtedness permitted by clause (4) of the definition thereof;

  (12) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation and performance and other similar deposits in the ordinary course of business; and

  (13) Investments pursuant to any agreement or obligation of Premier or any Subsidiary in effect on the Issue Date and listed on a schedule attached to the Indenture.

   "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

   "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of at least one other class of such Person.

   "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

   "Public Equity Offering" means an offering of Capital Stock, other than Redeemable Stock, of Premier Graphics or Master Graphics for cash pursuant to an effective registration statement, other than on a Form S-4 or a Form S-8 or any other form relating to securities issuable under any employee benefit plan of Premier Graphics or Master Graphics, under the

Securities Act; provided that in the event of a Public Equity Offering by Master Graphics, Master Graphics contributes the Net Proceeds of such Public Equity Offering to the common equity of Premier Graphics.

   "Redeemable Stock" means, with respect to any Person, any equity security that by its terms or otherwise is required to be redeemed, or is redeemable at the option of the holder thereof, at any time prior to one year following the Stated Maturity of the Notes or is exchangeable into Indebtedness of such Person or any of its subsidiaries.

   "Related Business" means the general commercial printing business and any business reasonably complementary, related or ancillary thereto.

   "Replacement Asset" means a Property or asset that, as determined by the Board of Directors of Premier Graphics as evidenced by a Board Resolution, is used or is useful in a Related Business.

   "Restricted Investment" means any Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

   "Sale and Lease-Back Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries.

   "Senior Debt" means any Indebtedness incurred by Premier Graphics or a Guarantor, as the case may be, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or such Guarantor's guarantee, as applicable, provided that Senior Debt will not include:

  (1) any liability for federal, state, local or other taxes owed or owing,

  (2) any Indebtedness owing to any Subsidiaries or to Master Graphics or to any Affiliate,

  (3) any trade payables; or

  (4) any Indebtedness that is incurred in violation of the Indenture.

   "Senior Debt to EBITDA Ratio" means, at any time of determination, the ratio of:

  (1) the aggregate amount of Senior Debt outstanding on the date of determination, other than Senior Debt secured by Permitted Liens described in clause (15) of the definition of Permitted Liens under "-- Limitation on Liens", to

  (2) the aggregate amount of EBITDA of Premier Graphics and the Subsidiaries on a combined consolidated basis for the four fiscal quarters for which financial information is available immediately prior to date of determination; provided that any Senior Debt incurred or retired by Premier Graphics or any of the Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Senior Debt were so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that

    (A) if the transaction giving rise to the need to calculate the Senior Debt to EBITDA Ratio would have the effect of increasing or decreasing Senior Debt or EBITDA in the future, Senior Debt or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and

    (B) if during such four fiscal quarter period, Premier Graphics or any of the Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, or increased by an amount equal to the EBITDA, if negative, directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Senior Debt as if such Asset Sale and related retirement of Senior Debt had occurred on the first day of such four fiscal quarter period or

    (C) if during such four fiscal quarter period Premier or any of the Subsidiaries shall have made any Asset Acquisition, EBITDA shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such four fiscal quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto shall be determined in good faith by a responsible financial or accounting officer of Premier Graphics.

   "Significant Subsidiary" means any Subsidiary Guarantor or any other Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

   "Stated Maturity" when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

   "subsidiary" means, with respect to any Person,

  (1) any corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person,

  (2) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interest of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries or such Person, or by such Person and one or more other subsidiaries of such Person and

  (3) any limited partnership of which such Person or any subsidiary of such Person is a general partner.

   "Subordinated Indebtedness" means any Indebtedness of Premier Graphics or any Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, as the case may be.

   "Subsidiary" means a subsidiary of Master Graphics or Premier Graphics, if Premier Graphics is no longer a Subsidiary of Master Graphics, other than an Unrestricted Subsidiary.

   "Subsidiary Guarantor" means a Guarantor that is a Subsidiary.

   "Tax Sharing Agreement" means the tax sharing agreement among Premier Graphics and Master Graphics.

   "Transaction Date" has the meaning specified within the definition of Consolidated Interest Coverage Ratio.

   "U.S. Government Obligations" means securities that are:

  (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged;

  (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) above, are not callable or redeemable at the option of the issuers thereof; or

  (3) depositary receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt except as required by law.

   "Unrestricted Subsidiary" means any subsidiary of Premier Graphics or a Subsidiary that Premier Graphics has classified as an Unrestricted Subsidiary, and that has not been reclassified as a Subsidiary, pursuant to the terms of the Indenture.

   "Voting Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holder thereof to vote in the election of members of the board of directors or comparable body of such Person.

   "Wholly Owned Subsidiary" means any Subsidiary to the extent

  (1) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by Master Graphics or Premier Graphics, as the case may be, or

  (2) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that Master Graphics or Premier Graphics, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

                BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

   Except as set forth below, the exchange notes will be represented by one permanent global registered note in global form, without interest coupons. The global note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

   The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Premier Graphics takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised Premier Graphics that it is

  (1) a limited purpose trust company organized under the laws of the State of New York,

  (2) a "banking organization" within the meaning of the New York Banking
      Law,

  (3) a member of the Federal Reserve System,

  (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (5) a "clearing agency" registered pursuant to Section 17A of the Exchange
      Act.

   DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies which are called "indirect participants", that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   Premier Graphics expects that pursuant to procedures established by DTC (A) upon deposit of each global note, DTC will credit the accounts of the appropriate Participants with an interest in the global note, and (B) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

   The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. Premier Graphics understands that under existing industry practice, in the event that Premier Graphics requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Premier Graphics nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

   Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Premier Graphics and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Premier Graphics nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in

Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counter party in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Premier Graphics nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   If

(A) Premier Graphics notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

(B) Premier Graphics, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture, or

(C) upon the occurrence of other events as provided in the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

   Neither Premier Graphics nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                     FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of United States federal income tax considerations that may be relevant to the exchange of old notes for exchange notes and to the purchase, ownership and disposition of the exchange notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax considerations relating to the purchase, ownership and disposition of the exchange notes and generally does not address any other taxes that might be applicable to a holder of the exchange notes. In the opinion of Baker, Donelson, Bearman & Caldwell special United States tax counsel to Premier Graphics, the discussion accurately reflects the material United States federal income tax consequences to U.S. and non-U.S. holders of the consummation of the exchange offer and the ownership and disposition of the exchange notes. We cannot assure you that the United States Internal Revenue Service will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular holders of initial notes or exchange notes in light of their individual circumstances, including the effect of any foreign, state or local laws, or to purchasers subject to special treatment under United States federal income tax laws, including dealers in securities, insurance companies, financial institutions, persons that hold the initial notes or exchange notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction or a constructive sale, persons whose functional currency is not the U.S. dollar and tax-exempt entities. The discussion below assumes that the initial notes or exchange notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986.

   The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Code, the applicable Treasury regulations promulgated and proposed thereunder, judicial decisions, and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

   As used in this section, the term "U.S. holder" means a beneficial owner of an exchange note who or which is for United States federal income tax purposes

  (1) a citizen or resident of the United States,

  (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

  (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or

  (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

   The term also includes former citizens of the United States whose income and gain on the exchange notes will be subject to United States taxation. As used herein, the term "non-U.S. holder" means a beneficial owner of an exchange note that is not a U.S. holder.

Federal Income Tax Consequences of the Exchange Offer

   The exchange of old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" or otherwise as a taxable event to holders. Consequently,

  . no gain or loss will be realized by a holder upon receipt of an exchange note;

  . the holding period of the exchange note will include the holding period of the initial note exchanged therefor; and

  . the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange.

Tax Considerations for U.S. Holders

Payments of Interest

   Interest on an exchange note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

Market Discount and Bond Premium

   If a U.S. holder purchases an exchange note for an amount that is less than its principal amount, the difference generally will be treated as "market discount". In such case, any partial principal payment on and gain realized on the sale, exchange or retirement of the exchange note and unrealized appreciation on some nontaxable dispositions of the note will be treated as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on the exchange note prior to such payment or disposition and the U.S. holder might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange note, in each case, unless the U.S. holder has made an election to include such market discount in income as it accrues. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight-line basis over the remaining term of the exchange note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

   If a U.S. holder purchases an exchange note for an amount in excess of all amounts payable on the exchange note after the purchase date, other than payments of stated interest, such excess will be treated as "bond premium". In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the stated interest allocable to such accrual period and any excess may be deducted, subject to limitations. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which such election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

Sale, Exchange or Retirement of Notes

   Upon the sale, exchange or retirement of a an exchange note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount of cash plus the fair market value of any property received, not including any amount attributable to accrued but unpaid interest, and such holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note will be its cost, increased by any accrued market discount included in income and reduced by any amortized bond premium and any principal payment on the exchange note received by such holder.

   Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or retirement of an exchange note by a U.S. holder generally will be capital gain or loss if the exchange note is held as a capital asset by the U.S. holder. Net capital gains of individuals are subject to tax at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Tax Considerations for Non-U.S. Holders

   Generally, payments of principal or interest on the exchange notes by Premier Graphics or any paying agent to a beneficial owner of an exchange note that is a non-U.S. holder will not be subject to U.S. federal income or income withholding tax, provided that, in the case of interest,

  (1) such non-U.S. holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of stock of Premier Graphics entitled to vote,

  (2) such non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related to Premier Graphics actually or constructively through stock ownership,

  (3) such non-U.S. holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

  (4) either (A) the non-U.S. holder provides Premier Graphics or its agent with an Internal Revenue Service Form W-8, or a suitable substitute form, signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and Treasury regulations or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange note and provides a statement to Premier Graphics or its agent signed under penalties of perjury in which such organization, bank or financial institution certifies that such a Form W-8, or suitable substitute, has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes Premier Graphics or its agent with a copy thereof. If these requirements cannot be met, a non-U.S. holder generally will be subject to United States federal income withholding tax at a rate of 30%, or such lower rate provided by an applicable treaty, with respect to payments of interest on the exchange notes. The non-U.S. holder must inform Metromedia Fiber Network or its agent or the financial institution to which the non-U.S. holder provided the Form W-8, or suitable substitute, within 30 days of any change in the information provided in such form.

   Treasury regulations generally effective for payments made after December 31, 1999 provide alternative methods for satisfying the certification requirements described in clause (4) above. The new regulations also will require, in the case of exchange notes held by a foreign partnership, that (1) the certification be provided by the partners rather than by the foreign partnership and (2) the partnership provide information, including a U.S. taxpayer identification number.

   A non-U.S. holder of an exchange note generally will not be subject to United States federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of such exchange note, unless

  (1) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other conditions are met or

  (2) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

   Notwithstanding the above, if a non-U.S. holder of an exchange note is engaged in a trade or business in the United States and if interest on the exchange note, or gain realized on the disposition of the exchange note, is effectively connected with the conduct of such trade or business, the non-U.S. holder generally will be subject to regular United States federal income tax on such interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to adjustments. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to income withholding if the non-U.S. holder delivers a properly executed Internal Revenue Service Form 4224, or other form applicable under the new regulations, to the payor.

   An exchange note held by an individual non-U.S. holder who at the time of death is not a United States citizen or resident of the United States, as defined for United States federal estate tax purposes, will not be subject to United States federal estate taxation as a result of such individual's death unless

  (1) the individual owns, actually or constructively, 10% or more of the combined voting power of all classes of stock of Premier Graphics entitled to vote or

  (2) the interest on the exchange note is effectively connected with the conduct by such individual of a trade or business in the United States.

Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders

Backup Withholding and Information Reporting

   Under current United States federal income tax law, a 31% backup withholding tax might apply to payments on, and the proceeds from a sale, exchange or redemption of, the exchange notes, unless the holder of the exchange note

  (1) is a corporation or comes within other exempt categories and, when required, demonstrates that fact or

  (2) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

   Backup withholding and information reporting generally will not apply to payments made by Premier Graphics or a paying agent on an exchange note to a non-U.S. holder if the certification described under "Tax Considerations for Non-U.S. Holders" is duly provided or the non-U.S. holder otherwise establishes an exemption and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of an exchange note to or through a non-United States office of a "broker" as defined in applicable Treasury regulations that is

  (1) a United States person,

  (2) a controlled foreign corporation for United States federal income tax purposes,

  (3) a foreign person, 50% or more of whose gross income from all sources for specified periods is from activities effectively connected with the conduct of a United States trade or business, or

  (4) after December 31, 1999, a foreign partnership if either (A) more than 50% of the income or capital interest is owned by U.S. holders or (B) such partnership has specified connections to the United States, will be subject to information reporting requirements unless such broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or otherwise establishes an exemption. Before January 1, 2000, backup withholding will not apply to any payment of the proceeds from the sale of an exchange note made to or through a foreign office of a broker. However, after December 31, 1999, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of an exchange note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

   Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

   The foregoing discussion is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of the exchange offer and of purchasing, holding and disposing of the old notes or the exchange notes, including the applicability and effect of any state, local or non-United States tax laws and any recent or prospective changes in applicable tax laws and the effect of the new regulations with respect to payments made after December 31, 1999.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Premier Graphics has agreed that for a period of one year after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

   Premier Graphics will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have been advised by Donaldson Lufkin & Jenrette Securities Corporation, Prudential Securities Incorporated and Morgan Keegan & Company, Inc., the Initial Purchasers of the old notes, that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, such entities are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

                                 LEGAL MATTERS

   Legal matters with respect to the legality of the issuance of the exchange notes offered hereby will be passed upon for Premier Graphics by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee.

                                    EXPERTS

   The financial statements of Master Graphics, Inc., as of December 31, 1997 and 1998 and for the years ended June 30, 1996 and 1997, the six months ended December 31, 1997 and the year ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS


Master Graphics, Inc. and subsidiaries:
  Reports of Independent Public Accountants................................ F-2
  Consolidated Balance Sheets as of December 31, 1997 and 1998............. F-3
  Consolidated Statements of Operations for the years ended June 30, 1996 and 1997, the six months ended December 31, 1997 and the year ended
   December 31, 1998....................................................... F-4
  Consolidated Statements of Shareholders' Equity for the years ended June
   30, 1996 and 1997, the six months ended December 31, 1997, and the year ended December 31, 1998................................................. F-5
  Consolidated Statements of Cash Flows for the years ended June 30, 1996 and 1997, the six months ended December 31, 1997, and the year ended
   December 31, 1998....................................................... F-6
  Notes to Consolidated Financial Statements............................... F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Master Graphics, Inc.:

  We have audited the consolidated balance sheets of Master Graphics, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1997, the six-month period ended December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Master Graphics, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1997, the six-month period ended December 31, 1997, and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                   KPMG LLP

Memphis, Tennessee
March 18, 1999

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               December 31,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
                           ASSETS
Current assets:
 Cash and cash equivalents.................................. $ 1,174  $ 13,525
 Trade accounts receivable, net.............................  14,989    38,529
 Inventories:
  Raw materials and supplies................................   1,927     2,909
  Work-in-process...........................................   2,909     5,186
                                                             -------  --------
   Total inventories........................................   4,836     8,095
 Deferred income taxes......................................     161     1,057
 Prepaid expenses and other current assets..................   1,320     4,012
                                                             -------  --------
  Total current assets......................................  22,480    65,218
                                                             -------  --------
Property, plant and equipment, net..........................  29,550    75,251
Goodwill, net...............................................  28,853    64,469
Deferred loan costs, net....................................   1,396     1,352
Due from shareholder........................................   3,895        64
Other.......................................................     210     1,522
                                                             -------  --------
  Total assets.............................................. $86,384  $207,876
                                                             =======  ========

            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current installments of long-term debt..................... $ 3,834  $    924
 Accounts payable...........................................   5,466    10,829
 Accrued expenses...........................................   6,489     5,540
                                                             -------  --------
  Total current liabilities.................................  15,789    17,293
                                                             -------  --------
Long-term debt, net of current installments.................  65,484   144,223
Deferred income taxes.......................................   2,266     7,554
Other liabilities...........................................   1,065     1,177
Redeemable common stock warrants............................   3,376         0
Redeemable preferred stock..................................       0     1,437

Commitments and contingencies
Shareholders' equity:
 Common stock ($0.001 par value; 100,000,000 shares
  authorized; 4,000,000 shares issued and outstanding at
  December 31, 1997; 7,879,997 shares issued and outstanding
  at December 31, 1998).....................................       4         8
 Additional paid-in capital.................................   3,850    39,843
 Retained earnings (deficit)................................  (5,450)   (3,659)
                                                             -------  --------
  Total shareholders' equity (deficit)......................  (1,596)   36,192
                                                             -------  --------
                                                             $86,384  $207,876
                                                             =======  ========

          See accompanying notes to consolidated financial statements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         Years ended June 30,    Six months ended  Year ended
                         ----------------------    December 31,   December 31,
                            1996        1997           1997           1998
                         ----------  ----------  ---------------- ------------
Net revenue............. $   13,244  $   13,433      $ 32,394        $163,277
Cost of revenue.........      9,955      11,312        26,528         121,340
                         ----------  ----------      --------       --------
  Gross profit..........      3,289       2,121         5,866          41,937
Selling, general and
 administrative
 expenses...............      2,691       3,021         5,990          26,876
Amortization of
 goodwill...............          0           0            98            1,007
                         ----------  ----------      --------       --------
  Operating income
   (loss)...............        598        (900)         (222)         14,054
Other income (expense):
  Redeemable warrant
   valuation
   adjustment...........          0           0        (1,635)                0
  Interest income.......         68          68            48              250
  Interest expense......       (376)       (439)       (2,181)        (10,271)
  Other, net............         44          23           191              568
                         ----------  ----------      --------       --------
    Other income
     (expense), net.....       (264)       (348)       (3,577)         (9,453)
                         ----------  ----------      --------       --------
  Income (loss) before
   income taxes and
   extraordinary loss...        334      (1,248)       (3,799)           4,601
Income tax expense......        162          25            20              628
                         ----------  ----------      --------       --------
  Net earnings (loss)
   before extraordinary
   loss.................        172      (1,273)       (3,819)           3,973
  Extraordinary loss on
   extinguishment of
   debt,
   net of income tax
   benefit of $1,458....          0           0             0          (2,098)
                         ----------  ----------      --------       --------
  Net earnings (loss)... $      172  $   (1,273)     $ (3,819)       $  1,875
                         ==========  ==========      ========       ========
Basic earnings per
 share:
  Net earnings (loss)
   before extraordinary
   loss................. $     0.04  $    (0.32)     $  (0.95)       $   0.62
  Extraordinary loss,
   net..................       0.00        0.00          0.00            (0.34)
                         ----------  ----------      --------       --------
  Net earnings (loss)... $     0.04  $    (0.32)     $  (0.95)       $   0.28
                         ==========  ==========      ========       ========
Diluted earnings per
 share:
  Net earnings (loss)
   before extraordinary
   loss................. $     0.04  $    (0.32)     $  (0.95)       $   0.60
  Extraordinary loss,
   net..................       0.00        0.00          0.00            (0.33)
                         ----------  ----------      --------       --------
  Net earnings (loss)... $     0.04  $    (0.32)     $  (0.95)       $   0.27
                         ==========  ==========      ========       ========


          See accompanying notes to consolidated financial statements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                            Common stock
                                           Additional Retained       Total
                                            paid-in   earnings   shareholder's
                           Shares   Amount  capital   (deficit) equity (deficit)
                          --------- ------ ---------- --------- ----------------
Balance at June 30,
 1995...................  4,000,000  $100   $ 2,100    $  (530)     $ 1,670
  Net earnings for year
   ended June 30, 1996..        --      0         0        172          172
                          ---------  ----   -------    -------      -------
Balances at June 30,
 1996...................  4,000,000  $100   $ 2,100    $  (358)     $ 1,842

  Effects of re-
   incorporation........          0   (96)       96          0            0
  Issuance of seller
   warrants.............          0     0       210          0          210
  Net (loss) for year
   ended June 30, 1997..          0     0         0     (1,273)      (1,273)
                          ---------  ----   -------    -------      -------
Balances at June 30,
 1997...................  4,000,000  $  4   $ 2,406    $(1,631)     $   779
  Issuance of seller
   warrants.............          0     0     1,444          0        1,444
  Net (loss) for six
   months ended December
   31, 1997.............          0     0         0     (3,819)      (3,819)
                          ---------  ----   -------    -------      -------
Balances at December 31,
 1997...................  4,000,000  $  4   $ 3,850    $(5,450)     $(1,596)


  Initial public
   offering.............  3,400,000     4    29,818          0       29,822
  Acquisition of
   businesses...........    213,333     0     1,282          0        1,282
  Exercise of lender
   warrants.............    266,664     0     2,025          0        2,025
  Issuance of seller
   warrants.............          0     0       755          0          755
  Issuance of lender
   warrants.............          0     0     2,200          0        2,200
  Preferred stock
   accretion............          0     0       (87)         0          (87)
  Preferred stock
   dividend.............          0     0         0        (84)         (84)
  Net earnings for year
   ended
   December 31, 1998....          0     0         0      1,875        1,875
                          ---------  ----   -------    -------      -------
Balances at December 31,
 1998...................  7,879,997  $  8   $39,843    $(3,659)     $36,192
                          =========  ====   =======    =======      =======


          See accompanying notes to consolidated financial statements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                            Years ended June 30,   Six months ended  Year ended
                            ---------------------    December 31,   December 31,
                              1996       1997            1997           1998
                            ---------------------  ---------------- ------------
Cash flows from operating
 activities:
 Net earnings (loss)......  $    172  $    (1,273)     $ (3,819)     $   1,875
 Adjustments to reconcile
  net income to net cash
  from operating
  activities:
   Depreciation...........       275          293         1,087          4,998
   Amortization of intan-
    gibles................       330          330           326          1,662
   Deferred compensation
    provision.............         0            0           765             47
   Redeemable warrants ad-
    justment..............         0            0         1,635              0
   Deferred income taxes..        63          163             0            437
   (Gain) loss on disposal
    of equipment..........       (10)           0             0              0
   Extraordinary loss, net
    of tax benefit........         0            0             0          2,098
   Changes in operating
    assets and
    liabilities, net of
    effect of business
    acquisitions:
     Trade accounts re-
      ceivable............      (128)      (1,124)          459         (7,411)
     Inventories..........        81         (300)          651          3,937
     Other assets.........      (622)         197          (499)         1,285
     Accounts payable.....       261          797           (15)        (2,322)
     Accrued expenses.....       206          837         1,903         (2,850)
                            --------  -----------      --------      ---------
      Net cash provided by
       (used in) operating
       activities.........       628          (80)        2,493          3,756
                            --------  -----------      --------      ---------
Cash flows from investing
 activities:
 Business acquisitions,
  net of cash acquired....         0      (13,392)      (28,511)       (90,212)
 Purchases of equipment...      (374)      (4,151)         (328)        (2,177)
 Proceeds from sale of
  equipment...............        10            0             0              0
 Repayment of shareholder
  note receivable.........         0            0             0          3,895
                            --------  -----------      --------      ---------
  Net cash used in invest-
  ing activities..........      (364)     (17,543)      (28,839)       (88,494)
                            --------  -----------      --------      ---------
Cash flows from financing
 activities:
 Net proceeds from initial
  public offering of
  common stock............         0            0             0         29,822
 Net borrowings (repay-
  ments) on lines of cred-
  it......................      (272)        (113)          570           (748)
 Net proceeds from issu-
  ance of long-term debt..         0       20,821        27,940         72,606
 Principal payments of
  long-term debt..........      (291)      (1,381)         (778)      (129,846)
 Net proceeds from issu-
  ance of senior notes....         0            0             0        126,100
 Loan costs incurred......         0         (777)         (709)          (845)
                            --------  -----------      --------      ---------
  Net cash provided by
       (used in) financing
       activities.........      (563)      18,550        27,023         97,089
                            --------  -----------      --------      ---------
Net increase (decrease) in
cash......................      (299)         927           677         12,351
Cash (overdraft) at begin-
ning of period............      (131)        (430)          497          1,174
                            --------  -----------      --------      ---------
Cash (overdraft) at end of
period....................  $   (430) $       497      $  1,174      $  13,525
Supplemental Disclosure of
 Cash Flow Information:
Cash paid for:
 Interest.................  $    445  $       312      $  1,780      $   8,980
 Income Taxes.............  $     32  $       156      $     25      $       0

          See accompanying notes to consolidated financial statements.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

  Master Graphics, Inc. (Master Graphics) and its wholly-owned operating subsidiaries, Premier Graphics, Inc. (Premier) and Harperprints, Inc. (Harperprints), (collectively the "Company") are engaged in the business of commercial printing, with 18 facilities in 12 states at December 31, 1998. Prior to June 1997, the Company was comprised of a holding company, Master Printing, Inc. and its wholly-owned operating subsidiary, B&M Printing, Inc. In June 1997, the sole shareholder of Master Printing, Inc. formed a new corporate holding company, Master Graphics, and merged Master Printing, Inc. into Master Graphics. Contemporaneously, Master Graphics formed a new wholly-owned subsidiary, Premier Graphics, Inc., and merged B&M Printing, Inc. into Premier. Harperprints was acquired in March 1998. References in these consolidated financial statements to the Company for periods prior to the June 1997 transactions described above are to Master Printing, Inc. and B&M Printing, Inc. consolidated. The transactions discussed above were among entities totally controlled by the sole shareholder, and, as such, gave rise to no changes in accounting or reporting, other than an adjustment to the Company's shareholder's equity as a result of changing the par value of common stock from no par value to $0.001 per share.

  The Company operated on a fiscal year ending June 30, through its year ended June 30, 1997. In conjunction with the corporate reorganization described above and the acquisitions and related financings described in Notes 3 and 5 below, the Company changed its fiscal year-end to December 31.

  On May 14, 1998, the Board of Directors of the Company approved a 40,000 to 1 stock split. All references to share and per share amounts in these consolidated financial statements have been retroactively restated to reflect the stock split.

(2) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

    The consolidated financial statements include the accounts of Master Graphics, Inc. and its wholly- owned subsidiaries after the elimination of intercompany transactions.

 (b) Use of Estimates

    Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

    Cash and cash equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

 (d) Inventories

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

 (e) Property, Plant and Equipment

    Property, plant, and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the related property,

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
  generally fifteen to forty years. Amortization of assets held under capital leases of approximately $225,000 is included with depreciation expense.

    Expenditures that materially increase values or extend the useful lives of assets are capitalized while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets, are charged against income as incurred. Depreciation expense for fiscal years 1996 and 1997, the six months ended December 31, 1997 and the year ended December 31, 1998 was approximately $275,000, $293,000, $1,087,000, and $4,998,000,
  respectively.

 (f) Intangibles

    Goodwill represents costs in excess of the fair value of the net assets of businesses acquired. Goodwill is being amortized over forty years, using the straight-line method; accumulated amortization of goodwill was approximately $98,000 and $1,198,000 at December 31, 1997 and 1998. In accordance with Statement of Financial Accounting Standards No. 121, long-lived assets, including goodwill, are reviewed for impairment whenever events and circumstances indicate that their carrying value may not be recoverable. Such reviews are performed using estimated undiscounted cash flows over the remaining lives of the assets. No impairment write-downs have been required to date.

    Costs incurred in obtaining long-term financing are deferred and subsequently amortized, using the interest method over the life of the respective financing, as a component of interest expense. Accumulated amortization at December 31, 1997 and 1998 was approximately $90,000 and $356,000, respectively.

 (g) Income Taxes

    The Company follows the asset and liability method for deferred income taxes as required by the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

 (h) Financial Instruments

    The Company's financial instruments recorded on the consolidated balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. The fair value of long-term debt, which approximates its carrying value, is based on rates available to the Company for debt with similar terms and maturities.

 (i) Revenue Recognition

    Substantially all revenue is recognized when products are shipped to customers.

 (j) Earnings Per Share

    Basic earnings per share for each period presented has been computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding. Diluted earnings per share are calculated by dividing net earnings (loss) by the sum of (1) the weighted-average number of shares outstanding and (2) the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. A reconciliation of calculation of basic and diluted earnings per share is presented in Note 14.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

 (k) Reclassifications

    Certain prior year amounts have been reclassified to conform with current year presentation.

 (l) Segment Reporting

    The Company considers its entire business to be in the single reporting segment of general commercial printing.

(3) Acquisitions

  In June 1997, the Company acquired all of the outstanding common stock of Blackwell Lithographers, Inc. and of Lithograph Printing Company of Memphis, and the assets of Sutherland Printing Company. All of these businesses are engaged in commercial printing. The acquisitions were paid for with a combination of cash ($10.4 million), notes given to the sellers ($5.1 million) (see Note 5), and warrants to acquire common stock (valued at $210,000) (see
Note 13). In addition, the Company incurred other acquisition costs totaling approximately $470,000. These acquisitions have been accounted for by the purchase method and, accordingly, the results of operations of Blackwell, Lithograph and Sutherland have been included in the Company's consolidated financial statements from June 19, 1997. The excess of the purchase prices over the fair value of the net identifiable assets acquired of $6.4 million has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

  During the six months ended December 31, 1997, the Company acquired all of the outstanding common stock of the following companies: The Argus Press, Inc. (September 1997); Phoenix Communications, Inc. (December 1997); and Jones Printing Company, Inc (December 1997). All of these businesses are engaged in commercial printing. The acquisitions were paid for with a combination of cash ($17.8 million), notes given to the sellers ($6.2 million) (see Note 5), and warrants to acquire common stock (valued at $1.4 million) (see Note 13). In addition, the Company incurred other acquisition costs totaling approximately $2.3 million. These acquisitions have been accounted for by the purchase method and, accordingly, their results of operations have been included in the Company's consolidated financial statements from their respective acquisition dates. The excess of the purchase prices over the fair value of the net identifiable assets acquired of $24.9 million has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

  During 1998, the Company acquired eight businesses, primarily by stock purchases, which are engaged in general commercial printing. The businesses acquired were Harperprints, Inc., Hederman Brothers, Inc., and Phillips Litho Company, Inc. (March 1998); McQuiddy Printing Company, Inc. (May 1998); Golden Rule Printing (August 1998); The Printing Company and Stephenson Incorporated (September 1998); and Technigrafiks, Inc. (December 1998). These acquisitions were paid for with a combination of cash ($45.6 million), sellers' notes ($3.7 million), common stock (valued at $1.3 million) and warrants to acquire common stock (valued at $0.8 million). In addition, the Company incurred other acquisition costs totaling approximately $.9 million. All of these acquisitions have been accounted for by the purchase method, and accordingly, the results of their operations have been included in the company's consolidated financial statements from their respective acquisition dates. The aggregate excess of the purchase prices over the fair value of the net assets acquired of approximately $34.4 million has been recorded as goodwill and is being amortized on the straight-line method over forty years.

  As a part of their respective acquisition agreements, the Company has agreed to pay the former owners of eight of the acquired businesses additional cash purchase price consideration, based on their surpassing certain cash flow based targets which generally exceed the pre-acquisition performances of those businesses. The measurement periods range from one to four years of post-acquisition operations. Management believes that the aggregate maximum payout will not exceed $27 million and that the actual amount is likely to be considerably less. Payments will primarily be due in 1999-2001. Such payments would be recorded as additional goodwill to be amortized over its remaining life.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

  The following unaudited pro forma financial information presents the combined results of operations of Master Graphics and the acquired businesses as if the acquisitions and financings, including the issuances of common stock and Senior Notes, had occurred as of January 1, 1997, and January 1, 1998, after giving effect to certain adjustments, including amortization of goodwill, adjusted depreciation expense and increased interest expense on debt related to the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Master Graphics and the acquired businesses constituted a single entity during such periods (in thousands, except per share amounts).


                                                    Years ended December 31,
                                                    ------------------------
                                                      1997        1998
                                                    ---------  ----------
   Net revenue..................................... $ 215,077  $ 221,955
   Operating income................................    13,768     19,175
   Interest expense................................    18,431     18,431
   Net earnings (loss).............................    (4,196)     1,023
   Net earnings (loss) per share
     Basic......................................... $   (1.05) $    0.10
     Diluted....................................... $   (1.05) $    0.10

(4) Initial Public Offering

  In June 1998, the Company completed an initial public offering of 3,400,000 shares ($.001 par value; 100,000,000 shares authorized) of common stock at $10.00 per share. Proceeds of the initial public offering were used to repay $4.3 million of indebtedness owed to Sirrom Capital, to repay $25.0 million of the indebtedness owed to its senior lender and to pay $1.5 million of acquisition advisory fees deferred until the completion of the offering. The write-off of related deferred loan costs ($.6 million) and unamortized debt discounts ($3.0 million) has been recorded as a $2.1 million extraordinary loss, net of tax of $1.5 million.

(5) Long-Term Debt

  Long-term debt consisted of (in thousands):

                                                                 December 31,
                                                               ----------------
                                                                1997     1998
                                                               ------- --------
  Senior Notes................................................ $     0 $130,000
  Credit Facilities:
   Term Debt..................................................  47,805      262
   Working Capital Debt.......................................     570        0
  Sellers' notes..............................................  15,870   16,599
  Sirrom Capital Corporation note.............................   4,300        0
  Capital leases..............................................   2,343    2,297
  Other.......................................................     176      622
                                                               ------- --------
                                                                71,064  149,780
  Less unamortized debt discount..............................   1,746    4,633
                                                               ------- --------
                                                                69,318  145,147
  Less current maturities.....................................   3,834      924
                                                               ------- --------
                                                               $65,484 $144,223
                                                               ======= ========

  In December 1998, the Company's primary operating subsidiary, Premier Graphics, issued $130 million senior notes (Senior Notes). The approximate $125.6 million of net proceeds from issuance were used to (1) repay the outstanding borrowings under Premier Graphics acquisition credit facility ($88.6 million); (2) repay $4.8 million of sellers' notes; (3) repay outstanding borrowings under Premier Graphics' working capital line of credit ($6.5 million); and (4) acquire Technigrafiks, Inc., a general commercial printing

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
company, for $12.0 million; the remaining $13.7 million was available for general corporate purposes, and in March, 1999 was effectively used to partially finance acquisitions (see Note 17). The Senior Notes are guaranteed by Master Graphics and by Harperprints, Inc., the Company's other operating subsidiary. The Senior Notes mature in December 2005 and bear interest at 11 1/2 percent payable semi-annually. The Senior Notes are redeemable, in whole or in part, beginning in December 2002 at a premium of 5.75%, declining to 2.875% in December 2003 and to the face amount in December 2004. Additionally, during the first three years after issuance, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net proceeds of equity offerings; the redemption price would include an 11.5% premium.

  The Company, through its primary operating subsidiary, Premier Graphics, has borrowed term debt under various loan and security agreements (Term Debt) from its senior secured lender. Proceeds from the loan agreement have been primarily used for acquisitions described in Note 3. At December 31, 1997, the loan balance under its Term Debt was $47.8 million. After four acquisitions in 1998, the Term Debt balance reached approximately $85 million. Proceeds from the Company's initial public offering were in part used to pay the Term Debt down to approximately $60 million. Subsequent to its initial public offering and after an additional three acquisitions in 1998, the Company's Term Debt reached approximately $90 million. Proceeds from its Senior Notes offering were used to substantially repay the outstanding balance under its Term Debt. At December 31, 1998, the loan balance under its Term Debt was $.3 million. In conjunction with the acquisitions and financings thereof, the Company incurred fees of approximately $2.3 million. The Company also issued to the senior lender common stock warrants that are described in Note 12.

  The Company, through its operating subsidiary, Premier Graphics, has borrowed working capital funds (Working Capital Debt) from a commercial bank and finance company. At December 31, 1997, the loan balance under its Working Capital Debt was $.6 million. At December 31, 1998, there was no loan balance under its Working Capital Debt.

  As a part of the Senior Notes Offering, the Company received a non-binding term sheet from a finance company for a new $80 million senior secured credit facility to replace the previous Term Debt facilities and Working Capital Debt. The new senior credit facility is more fully described in Note 17.

  The Company has financed a portion of the purchase price paid for certain of the acquired businesses by issuing unsecured subordinated notes (Seller Notes) to the former owners of those companies. The Company also issued $5.3 million of unsecured subordinated noted to the former owners of Hederman and Phoenix that replaced notes between such companies and their owners. In general, the Seller Notes (i) bore interest at 12% per annum payable quarterly, (ii) were subject to prepayment at the option of Master Graphics upon payment of a penalty which equaled or exceeded 20% of the amount prepaid; and (iii) matured seven years from the date of issuance. In connection with closing of the Senior Notes offering, the holders of approximately $12 million of Seller Notes agreed to exchange their existing notes for new unsecured subordinated notes with the following features: (i) balloon maturity date of June 30, 2006; (ii) monthly interest payments at 12% per annum if paid when due, or if not paid when due interest will accrue at 16% per annum until all accrued interest has been paid;
(iii) no restrictive covenants; and (iv) no rights or remedies against the Company until maturity. As noted above, $4.8 million of Seller Notes were repaid with a portion of the net proceeds of the Senior Notes offering.

  In June 1997 the Company borrowed $4.3 million from Sirrom Capital Corporation ("Sirrom") to partially finance its June 1997 business acquisitions described on Note 3. The loan bore interest at 13.25%, payable monthly and was subject to a security agreement, with collateral consisting of all equipment, inventory, accounts receivable, and intangible assets. In conjunction with the obtaining of the loan, the Company paid a processing fee of $107,500 and issued to Sirrom a common stock warrant more fully described in Note 13. As discussed in Note 4 above, the Sirrom note was repaid with a portion of the net proceeds of the June 1998 initial public offering.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

  The Senior Notes Indenture includes restrictive covenants which limit Premier's ability to pay dividends or make distributions to Master Graphics, make investments, incur additional debt, issue preferred stock, incur liens, enter into sale-leaseback, consolidation, merger, conveyance, lease or transfer transactions, enter into transactions with affiliates, and engage in unrelated businesses; the covenants also may require the repurchase of Senior Notes with the proceeds of the sale of significant amounts of assets.

  Under its acquisition line of credit and its working capital line of credit, Premier is required to maintain certain financial ratios, including tests related to net worth, EBITDA, interest coverage, fixed charge coverage and leverage ratios. Premier is also subject to affirmative and negative covenants which, among other things, limit capital expenditures and the payment of dividends, and require certain debt repayments based on 50% of annual excess cash flows, as defined.

  The aggregate maturities of long-term debt, including capital lease obligations, for each of the five years subsequent to December 31, 1998 are as follows: 1999, $.9 million; 2000, $.6 million; 2001, $.4 million; 2002, $.4 million; 2003, $.9 million; thereafter, $146.6 million. In March, 1999, the Company incurred additional acquisition debt of $18.5 million and assumed $4.3 million of debt of an acquiree. In addition, the Company agreed to certain modifications to the amortization of term loans under the credit facility. These subsequent events are not reflected in the maturities shown above.

(6) Property, Plant and Equipment

  Property, plant and equipment (in thousands) was comprised of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
  Land......................................................... $   176 $   486
  Buildings....................................................   1,386   3,830
  Leasehold improvements.......................................     991   1,115
  Machinery and equipment......................................  29,508  75,602
  Furniture and fixtures.......................................   2,275   3,331
  Vehicles.....................................................     703   1,374
                                                                ------- -------
                                                                 35,039  85,738
  Less accumulated depreciation................................   5,489  10,487
                                                                ------- -------
                                                                $29,550 $75,251
                                                                ------- -------

(7) Leases

  The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next 5 years. At December 31, 1998, the gross amount of machinery and equipment and related accumulated amortization recorded under capital leases were approximately $2,721,000 and $254,000, respectively. The recorded liability for capital leases is classified as long-term debt.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

  The Company also has various non-cancelable operating leases, primarily for facilities and printing equipment that expire over the next seven years. Rental expense for operating leases during fiscal years 1996 and 1997, the six months ended December 31, 1997, and the year ended December 31, 1998 totaled approximately $410,000, $1,050,000, $398,000, and $2,267,000 respectively.
Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are:

                                                Capital Leases Operating Leases
                                                -------------- ----------------
Year ending December 31,
 1999..........................................     $  670         $ 3,564
 2000..........................................        589           3,440
 2001..........................................        471           3,246
 2002..........................................        430           3,267
 2003..........................................        412           2,605
 Later years, through 2005.....................        296           6,418
                                                    ------         -------
  Total minimum lease payments.................      2,868         $22,540
                                                                   =======
 Less amount representing interest (at rates
  ranging from 5.0% to 11.5%)..................        571
                                                    ------
 Present value of net minimum capital lease
  payments.....................................      2,297
 Less current installments of obligations under
  capital leases...............................        472
                                                    ------
 Obligations under capital leases, excluding
  current installments.........................     $1,825
                                                    ======

(8) Retirement Plans

  The Company has retained the acquired companies' existing employee benefit plans, primarily 401(k)-type arrangements with the Company matching amounts. The Company's benefit plan expense for the plans was approximately $37,000, $40,000, $24,000, and $348,000 for the years ended June 30, 1996 and 1997, the six months ended December 31, 1997, and the year ended December 31, 1998.

  Of those retirement plans, there is one defined benefit plan covering employees of the Hederman Division, which represents approximately 100 of the Company's 1,600 total employees. As of December 31, 1998, the plan had a pension benefit obligation of $1.9 million, plan assets of $2.2 million and prepaid pension cost of $.8 million recorded in other non-current assets. Related net pension cost (credit) for the period was $(58,000).

(9) Related Party Transactions

  As of December 31, 1997, the Company sold to its majority shareholder certain of B&M Printing's printing equipment that was considered to be redundant as a result of the various 1997 acquisitions. The equipment was sold at its net book value ($2.8 million), which the Company believes approximated its fair market value. The Company received a promissory note for the sale amount, which was classified as an other asset at December 31, 1997. The note was repaid in 1998. The Company's majority shareholder also had a $950,000 note payable to the Company at December 31, 1997; the note was repaid in 1998.

  The Company has leasing arrangements with its president and with certain of the former owners of the acquired companies (each of whom is a current employee of the Company) for certain plant facilities. The Company's aggregate annual obligation under these operating lease agreements is approximately $2.1 million, and the agreements generally expire from 2000 through 2007.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

(10) Income Taxes

  Income tax expense (benefit) consists of (in thousands):

                            Years Ended June 30,  Six Months Ended  Year Ended
                            --------------------    December 31,   December 31,
                               1996       1997          1997           1998
                            ---------- ---------- ---------------- ------------
 Income tax (benefit) from:
   Net earnings (loss)
    before extraordinary
    item................... $      161 $      25        $20          $   628
   Extraordinary loss......          0         0          0           (1,458)
                            ---------- ---------        ---          -------
                            $      161 $      25        $20          $  (830)
                            ========== =========        ===          =======

                                                        Current Deferred Total
                                                        ------- -------- -----
 Year ended June 30, 1996:
   U.S. Federal........................................  $ 148   $  19   $ 167
   State and local.....................................     13     (19)     (6)
                                                         -----   -----   -----
                                                         $ 161   $   0   $ 161
                                                         =====   =====   =====

 Year ended June 30, 1997:
   U.S. Federal........................................      0       0       0
   State and local.....................................      0      25      25
                                                         -----   -----   -----
                                                         $   0   $  25   $  25
                                                         =====   =====   =====

 Six months ended December 31, 1997:
   U.S. Federal........................................      0       0       0
   State and local.....................................     20       0      20
                                                         -----   -----   -----
                                                         $  20   $   0   $  20
                                                         =====   =====   =====

 Year ended December 31, 1998:
   U.S. Federal........................................   (199)   (578)   (777)
   State and local.....................................    (53)      0     (53)
                                                         -----   -----   -----
                                                         $(252)  $(578)  $(830)
                                                         =====   =====   =====


  Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as a result of the following:

                                    Years ended   Six months ended  Year ended
                                      June 30,      December 31,   December 31,
                                    ------------  ---------------- ------------
                                    1996   1997         1997           1998
                                    ----- ------  ---------------- ------------
Computed "expected" tax expense.... $ 113 $ (424)     $(1,292)        $ 355
Increase (reduction) in income
 taxes resulting from:
 Change in the beginning-of-the-
  year balance of the valuation
  allowance for deferred tax assets
  allocated to income tax expense..     0    527        1,272          (951)
 State and local income taxes, net
  of federal income tax benefit....    13    (49)        (150)          (35)
 Effect of S-Corporation termina-
  tion.............................     0      0         (318)            0
 Warrants valuation adjustment.....     0      0          556             0
 Other, net........................    35    (29)         (48)         (199)
                                    ----- ------      -------         -----
                                    $ 161 $   25      $    20         $(830)
                                    ===== ======      =======         =====

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are presented below.

                                                                December 31,
                                                               ---------------
                                                                1997     1998
                                                               -------  ------
Deferred tax assets:
 Accounts receivable principally due to allowance for doubtful
  accounts.................................................... $   136  $  417
 Income tax loss carryforwards and tax credit carryforwards...   1,467   1,482
 Vacation accrual.............................................       0     264
 Alternative minimum tax credit carryforwards.................      80      80
 Deferred compensation........................................     253     357
 Other........................................................     218     376
                                                               -------  ------
  Total gross deferred tax assets.............................   2,154   2,976
Less valuation allowance......................................  (1,800)   (849)
                                                               -------  ------
Net deferred tax assets.......................................     354   2,127

Deferred tax liabilities:
 Plant and equipment, principally due to differences in
  depreciation and capitalized interest.......................     381   6,620
 Purchase accounting adjustments..............................   2,028   1,878
 Other........................................................      50     126
                                                               -------  ------
Total gross deferred liabilities..............................   2,459   8,624
                                                               -------  ------
Net deferred tax liability.................................... $ 2,105  $6,497
                                                               =======  ======

The valuation allowance for deferred tax assets as of December 31, 1997 and 1998 was $1,800,000 and $849,000, respectively. The net change in the total valuation allowance for the year ended December 31, 1998 was a decrease of $951,000. This valuation allowance decrease relates to net operating loss carryforwards and alternative minimum tax carryforwards. These tax assets were previously fully reserved, as realization of these assets did not meet the "more likely than not" standard for recognition of deferred tax assets. Based on recent operating results, management now believes that it is "more likely than not" that these assets will be realized; therefore, the valuation allowance has been reduced. The remaining valuation allowance relates to acquired tax attributes of certain of the acquired businesses. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1998.

  At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4 million which are available to offset future federal taxable income, if any, through 2010. In addition, the Company has alternative minimum tax credit carryforwards of approximately $80,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

(11) Other Liabilities

  As of December 31, 1997, the Company entered into deferred compensation agreement with its executive officers. In the aggregate, these agreements obligate the Company to pay a total of $1,000,000 to those officers on December 31, 2002. The agreements allow the officers to receive 100,000 shares of common stock in lieu of cash. Such calls, for settlement in stock, may be exercised at any time. The net present values of the ultimate obligation of $1.0 million was accrued as compensation as of December 31, 1997, with the discount being amortized as additional compensation over the five year life of the agreement; the net present value at December 31, 1997 and 1998 was approximately $766,000 and $813,000, respectively. An early exercise of the calls by the officers would result in an acceleration of the discount amortization.

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

(12) Redeemable Preferred Stock

  The company and its senior lender effectively entered into an exchange in March 1998, whereby the Company issued 177,776 shares of its newly created Series A Cumulative Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock") in exchange for the senior lender's warrant to purchase a 4% interest in the Company's outstanding common stock. The Series A Preferred Stock carries an annual dividend rate of 5% of its liquidation value ($12.8125 per share); dividends are payable quarterly. The Series A Preferred Stock is convertible into common stock at the holder's option at a ratio of 1 share of common stock per each share of Series A Preferred Stock. The Series A Preferred Stock is redeemable by the holder at the end of seven years at a price effectively equal to the greater of its liquidation value or the fair value of the underlying common stock on an as-if converted basis. The Series A Preferred Stock has been classified out of stockholders' equity because of certain holder put features that are out of the control of the Company. The preferred stock was initially recorded at its fair value at the date of issuance (approximately $1.35 million) and is being accreted to its mandatory redemption value.

(13) Shareholders' Equity

  The Company has reserved 2,976,918 shares of common stock for their issuance upon the conversion of its Series A Preferred Stock, the exercise of its seller and lender warrants, and the exercise of its stock options.

Sellers' Warrants and Rights

  As part of the consideration given in certain of the acquisitions, the Company issued common stock warrants to the sellers. The terms of warrants were generally the same, stating that the seller would have the ability to exercise his warrant at any time during the ten years subsequent to an initial public offering of common stock (June 1998). The exercise price is the initial public offering price ($10 per share), and the shares obtainable are generally the face amount of the sellers' notes divided by the initial public offering price (231,000 shares). The estimated fair value of the warrants at the dates of issuance, which totaled $1.6 million and $2.4 million at December 31, 1997 and 1998, respectively, has been recorded in shareholders' equity as additional paid-in capital.

  In connection with the acquisition of B&M Printing and relating financing, the Company gave rights to acquire common stock to the former owners of B&M Printing. As of December 31, 1998 rights to acquire 43,000 shares of common stock at $10 per share were outstanding; the rights will expire in June, 2001.

  No sellers' warrants or rights have been exercised to date.

Lenders' Warrants

  In connection with the obtaining of a loan to partially fund its June 1997 acquisitions, the Company issued a common stock warrant to Sirrom. The warrant granted Sirrom the right to acquire shares of common stock equivalent to six percent of the Company's outstanding shares on a diluted basis on the date of exercise, at exercise price of $0.01. In March 1998, Sirrom exercised the warrant and was issued 266,664 shares of common stock.

  In connection with the obtaining of acquisition financing under its loan and security agreement, the Company issued to its senior lender a warrant to acquire a fully-diluted four percent interest in its outstanding common stock for a total purchase price of $100. The Senior Lender was granted a right to put the warrant back to the Company under certain conditions. The redemption price of the warrant was its current market value (as defined) on the date of redemption. In March 1998, this warrant was exchanged for redeemable, convertible preferred stock (see Note 12).

  Because both of the lenders' warrants described above gave the holders the right to put the warrants back to the Company for cash, these instruments were recorded, at their respective fair values at the dates of issuance, as redeemable common stock warrants in the accompanying consolidated balance sheet, and therefore were initially excluded from shareholders' equity. The initial fair market value of the lenders' warrants was netted against the related debt and will be amortized as a component of interest expense over the life of the

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
debt. The carrying value of the redeemable common stock warrants was adjusted to fair value, with a corresponding charge to other expense in the statement of operations in accordance with EITF Issue No. 96-13 until their respective exercise and exchange as described above. Additionally, upon their exercise and exchange, the carrying values of those warrants was reclassified to additional paid-in capital and redeemable preferred stock, respectively.

  In connection with the obtaining of certain acquisition financing in March 1998, the Company issued to its senior lender a warrant to acquire 220,000 shares of common stock. The warrant expires, if unexercised, on September 26, 2007. The senior lender was granted demand and piggyback registration rights. The Company has the option to call the warrant under certain conditions, including the passage of five years, at a price equal to the warrant's current market value at that date. This instrument was recorded at its fair value at the date of issuance as additional paid-in capital. The initial fair market value of this warrant was netted against the related debt, and the resulting discount was being amortized as a component of interest expense over the life of the debt. As discussed above in Note 4, the remaining unamortized discount was written off upon the extinguishment of the related debt in June 1998.

Stock Options

  During 1998, the Company adopted the 1998 Equity Compensation Plan, which provides for grants of stock options, stock appreciation rights, and restricted stock to selected employees, officers, directors, consultants, and advisers to the Company. The plan authorizes the issuance of up to 750,000 shares of the Company's common stock. As of December 31, 1998, options to purchase 722,363 shares had been granted to employees of the Company. The exercise price for all shares under option is the fair market value on the grant date ($10 per share). The options vest over three years, and will expire, if unexercised, from five to ten years from the grant date. The weighted average remaining contractual life of the options is 5.9 years.

  During 1998, the Company also adopted the 1998 Non-Employee Director Stock Option Plan, which authorizes the issuance of up to 50,000 shares of common stock. Under this plan, non-employee directors have been granted options covering 2,000 shares of common stock; the options vest over 3 years and may be exercised over the five-year period following the grant. The exercise price is the fair market value of the common stock at the date of grant ($10 per share).

  Changes in outstanding options under the Plans during the year ended December 31, 1998 and options exercisable at December 31, 1998 are as follows:

Outstanding at December 31, 1997........................................       0
  Granted .............................................................. 724,363
  Exercised.............................................................       0
  Canceled or expired...................................................  10,934
                                                                         -------
Outstanding at December 31, 1998........................................ 713,429
                                                                         =======
Exercisable at December 31, 1998 at $10.00..............................       0
                                                                         =======

  The Company accounts for its stock based employee compensation plans in accordance with Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for fixed stock-option plans. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," a valuation using the fair-value-based accounting method has been made for stock options issued in 1998. That valuation was performed using the Black-Scholes option-pricing model.

  The Company's options were valued assuming a risk-free interest rate of 4.87% as of their issuance date in 1998, a dividend yield of 0%, an average expected-option life of 5.6 years, and volatility of 78.5%. The

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
valuation determined a per share weighted-average fair value for the options granted during 1998 of $2.66. Had those options been accounted for using the fair-value method, they would have resulted in additional compensation cost in 1998 of $0.3 million; net earnings would have been $1.7 million ($0.25 per share basic and $0.24 per share diluted).

(14) Earnings Per Share

  Basic earnings per share are calculated by dividing net earnings less preferred stock dividend and discount accretion by the weighted average number of common shares outstanding. For the years ended June 30, 1996 and 1997, and the six months ended December 31, 1997, there were 4,000,000 basic weighted average shares outstanding; for the year ended December 31, 1998, there were 6,130,117 basic weighted average shares outstanding. There were no potentially dilutive equity instruments outstanding in the years ended June 30, 1996 and 1997. Exercise of potential equity securities, including warrants, has not been reflected in the computation of diluted EPS for the six months ended December 31, 1997 because their impact would have been antidilutive. Conversion of the preferred stock is not assumed in the 1998 diluted earnings per share calculations, as the effect is anti-dilutive on an incremental basis. Exercise of employee stock options and certain other warrants are not assumed because their 1998 effect would be anti-dilutive using the treasury stock method. For the six months ended December 31, 1997 and the year ended December 31, 1998, the diluted weighted average shares outstanding were 4,000,000 and 6,367,340, respectively. Following is a reconciliation of the numerator and denominator of the earnings (loss) per share (EPS) computations (in thousands except shares and per share amounts):

                            Years ended June 30,   Six months ended  Year ended
                            ---------------------    December 31,   December 31,
                               1996       1997           1997           1998
                            ---------- ----------  ---------------- ------------
Net earnings (loss) before
 extraordinary loss.......  $      172 $   (1,273)    $   (3,819)    $    3,973
Less preferred stock divi-
 dends....................           0          0              0            (84)
Less accretion of pre-
 ferred stock discount....           0          0              0            (87)
                            ---------- ----------     ----------     ----------
Net earnings (loss) before
 extraordinary loss
 applicable to common
 shares...................         172     (1,273)        (3,819)         3,802
Extraordinary loss........           0          0              0         (2,098)
                            ---------- ----------     ----------     ----------
Net earnings (loss) appli-
 cable to common shares...  $      172 $   (1,273)    $   (3,819)    $    1,704
                            ========== ==========     ==========     ==========
Basic:
 Weighted average common
  shares outstanding......   4,000,000  4,000,000      4,000,000      6,130,117
                            ========== ==========     ==========     ==========
 Basic earnings (loss) per
  share before extraordi-
  nary loss...............  $     0.04 $    (0.32)    $    (0.95)    $     0.62
                            ========== ==========     ==========     ==========
 Basic loss per share--ex-
  traordinary loss........        0.00       0.00           0.00          (0.34)
                            ========== ==========     ==========     ==========
 Basic earnings (loss) per
  share...................  $     0.04 $    (0.32)    $    (0.95)    $     0.28
                            ========== ==========     ==========     ==========
Diluted:
 Weighted average common
  shares outstanding......   4,000,000  4,000,000      4,000,000      6,130,117
 Assumed exercise of war-
  rants...................           0          0              0        237,223
                            ---------- ----------     ----------     ----------
                             4,000,000  4,000,000      4,000,000      6,367,340
                            ========== ==========     ==========     ==========
 Diluted earnings (loss)
  per share before ex-
  traordinary loss........  $     0.04 $    (0.32)    $    (0.95)    $     0.60
                            ========== ==========     ==========     ==========
 Diluted loss per share--
  extraordinary loss......        0.00       0.00           0.00          (0.33)
                            ========== ==========     ==========     ==========
 Diluted earnings (loss)
  per share...............  $     0.04 $    (0.32)    $    (0.95)    $     0.27
                            ========== ==========     ==========     ==========

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

(15) Other Financial Information

  Accrued expenses (in thousands) consist of the following:

                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
   Accrued compensation........................................... $1,841 $2,666
   Accrued interest...............................................    438  1,181
   Accrued acquisitions costs.....................................  1,852    183
   Other accrued expenses.........................................  2,358  1,510
                                                                   ------ ------
                                                                   $6,489 $5,540
                                                                   ====== ======

  The allowance for doubtful accounts was $662,000 and $1,182,000, at December 31, 1997 and 1998, respectively.

  Following is summarized unaudited financial information for the six months ended December 31, 1996: Revenue, $6,357,000; Gross profit, $977,000; Net income, $(415,000); Earnings per share (basic and diluted), $0.00.

(16) Wholly-owned Operating Subsidiaries

  Master Graphics is a holding company with no operating assets or operations. Premier Graphics, its primary operating subsidiary, is the primary obligor for the Senior Notes. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by Master Graphics and Harperprints, Master Graphics' only other subsidiary which was merged into Premier Graphics in March 1999. Premier was formed in late June, 1997, and Harperprints was acquired in late March, 1998. Following is summarized combined financial information of Premier and Harperprints, as of December 31, 1997 and 1998 and for the six-month period and year then ended (in thousands).

                                            December 31, 1997 December 31, 1998
                                            ----------------- -----------------
Balance sheet data:
  Current assets...........................     $ 24,657          $ 62,956
  Property, plant and equipment............       29,351            74,943
  Goodwill, net............................       27,653            63,771
  Due from Shareholder ....................       24,084            46,025
  Other non-current assets.................        2,908             1,523
                                                --------          --------
    Total assets...........................     $108,653          $249,218
                                                ========          ========

  Current liabilities, including current
   installments of long-term debt of $3,721
   and 924 in
   1997 and 1998...........................     $ 15,044          $ 16,327
  Long-term debt, net......................       46,793           127,624
  Other liabilities........................        2,049             3,551
                                                --------          --------
    Total liabilities......................       63,886           147,502
  Stockholders' equity.....................       44,767           101,716
                                                --------          --------
    Total liabilities and stockholders'
     equity................................     $108,653          $249,218
                                                ========          ========

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES

                                             Six months ended     Year ended
                                             December 31, 1997 December 31, 1998
                                             ----------------- -----------------
Statement of operations data:
  Net revenue...............................      $32,394          $163,277
  Gross profit..............................        5,926            41,937
  Operating income..........................        1,248            14,864
  Interest expense..........................        2,181             9,677
  Income tax expense (credit)...............           20               628
  Extraordinay (loss).......................            0            (2,098)
  Net earnings (loss).......................       (2,471)            1,181


  The following unaudited pro forma financial information presents the combined results of operations of Premier and Harperprints and the businesses acquired in 1997 and 1998 as if the acquisitions and related financings, including the initial public offering of Master Graphics common stock and the Senior Notes offering had occurred as of January 1, 1997 and January 1, 1998, after giving effect to certain adjustments, including amortization of goodwill, adjusted depreciation expense and increased interest expense on debt related to the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Premier Graphics and the acquired businesses constituted a single entity during such periods (in thousands).

Years ended December 31,                                       1997      1998
------------------------                                     --------  --------
Net revenue................................................. $215,077  $221,955
Operating income............................................   13,768    19,985
Depreciation and amortization...............................    9,271     9,455
Net earnings (loss) ........................................   (2,226)    3,734

  Management believes that there are specific items included in the acquirees' results of operations which are non-recurring and which, if removed from the pro forma results noted above, would increase earnings by $1.2 million and $1.3 million for the years ended December 31, 1997 and 1998, respectively.

(17) Subsequent Events

  In March 1999, the Company acquired all of the outstanding common stock of Woods Lithographics, Inc. and Columbia Graphics Corporation. In addition, in March, 1999, the Company acquired substantially all of the assets of White Arts, Inc. All of these businesses are engaged in general commercial printing. The three acquisitions were paid for with a combination of cash ($30.7 million), assumption of debt ($4.3 million) and issuance of 43,029 shares common stock (valued at $.25 million). These acquisitions will be accounted for by the purchase method and, accordingly, the results of operations will be included in the Company's 1999 consolidated financial statements from their respective acquisition dates in 1999. The estimated excess of the purchase prices over fair value of the net identifiable assets acquired is estimated to be approximately $9.1 million, which will be recorded as goodwill and amortized on a straight line basis over 40 years.

  Approximately $13 million of the cash portion of the acquisitions was funded by the remaining cash from the Company's Senior Notes offering. The balance of approximately $18.5 million was funded from the Company's senior credit facility.

  In March 1999, the Company completed an amendment to its senior secured credit facility. Pursuant to the agreement, the facility consists of two term loans ("Term Loan A" and "Term Loan B") each of $30 million and a revolving credit facility ("Revolver") of $20 million. Term Loan A bears interest, payable monthly, at a

                     MASTER GRAPHICS, INC. AND SUBSIDIARIES
floating rate equal to LIBOR plus 2.5% (7.5% at December 31, 1998), and Term Loan B bears interest, payable monthly, at a floating rate equal to LIBOR plus 3.0% (8.0% at December 31, 1998). Term Loan A matures in March 2004, and principal is payable based on a five year amortization. Term Loan B matures in March 2005 with quarterly principal payments based on amount of principal outstanding with a final balloon payment at maturity. The annual amortization of the $18.5 million borrowed in March 1999 will approximate $2.6 million for each of the next five years. The Revolver, which contains certain borrowing base limitations, bears interest at LIBOR plus 2.5% and is repayable in full in March 2004.

  The security for the facility includes a lien on all of the assets of Premier and Harperprints, as well as a pledge by Master Graphics on all of the issued and outstanding stock of Premier and Harperprints. The facility includes a prepayment penalty of 3% of the amount prepaid during the first year of the loan, 2% during the second year, 1% during the third year, and no prepayment penalty after March 2002.

  Under the facility, the Company is required to maintain certain financial tests and ratios including, but not limited to a covenant requiring a minimum level of prepayment to Term Loan A and Term Loan B based on 50% of annual excess cash flows, as defined.

  In March, 1999, Harperprints was merged into Premier Graphics; as a result, Premier is sole subsidiary of Master Graphics.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Premier Graphics is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys, fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Premier's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

  Master Graphics is incorporated under the laws of the State of Tennessee. The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) the director or officer in connection with any criminal proceeding had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. The Charter (the "Charter") and Bylaws of the Company provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with each of the Company's directors and executive officers.

  Master Graphics has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the directors and officers of Master Graphics, Premier and Harperprints for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

Item 21. Exhibits and Financial Statement Schedules

  (a) A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

  (b) Financial Statement Schedules--not included as the information is inapplicable, immaterial or otherwise disclosed in the notes to the consolidated financial statements.

  (c) Not Applicable

Item 22. Undertakings

  The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement:

    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect any facts or events arising after the effective date (or most recent post-effective amendment) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirement of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Memphis, Tennessee on April 9, 1999.

                                          Premier Graphics, Inc.a Delaware
                                          corporation

                                                     /s/ John P. Miller
                                          By: _________________________________
                                                      John P. Miller,
                                                   President and Director

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                            Title                       Date
              ---------                            -----                       ----

          /s/ John P. Miller           President and Director               April 9, 1999
______________________________________  (Principal Executive
            John P. Miller              Officer)

          /s/ Lance T. Fair            Secretary                            April 9, 1999
______________________________________  (Principal Financial and
            Lance T. Fair               Accounting Officer)

                  *                    Director, President Hederman         April 9, 1999
______________________________________  Brothers Division
       H. Henry (Hap) Hederman

                  *                    Director, President Phoenix          April 9, 1999
______________________________________  Division
            Cary Rosenthal

                  *                    Director                             April 9, 1999
______________________________________
          Frederick F. Avery

                  *                    Director                             April 9, 1999
______________________________________
           Donald L. Hutson

          /s/ Lance T. Fair
*By: _________________________________
           Attorney-in-fact

                                   SIGNATURES

  Pursuant to the requirement of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Memphis, Tennessee on April 9, 1999.

                                          Master Graphics, Inc. a Tennessee
                                          corporation

                                                     /s/ John P. Miller
                                          By: _________________________________
                                                      John P. Miller,
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                            Title                        Date
              ---------                            -----                        ----

          /s/ John P. Miller           Chief Executive Officer,              April 9, 1999
______________________________________  President and Chairman of the
            John P. Miller              Board of Directors
                                        (Principal Executive Officer)
          /s/ Lance T. Fair            Senior Vice President--               April 9, 1999
______________________________________  Acquisitions; Chief Financial
            Lance T. Fair               Officer
                                        (Principal Financial Officer)

      /s/ P. Melvin Henson, Jr.        Senior Vice President--               April 9, 1999
______________________________________  Finance and Administration
        P. Melvin Henson, Jr.           (Principal Accounting Officer)

                  *                    Director, President Hederman          April 9, 1999
______________________________________  Brothers Division
       H. Henry (Hap) Hederman

                  *                    Director, President Phoenix           April 9, 1999
______________________________________  Division
            Cary Rosenthal

                  *                    Director                              April 9, 1999
______________________________________
          Frederick F. Avery

                  *                    Director                              April 9, 1999
______________________________________
           Donald L. Hutson

          /s/ Lance T. Fair
*By: _________________________________
           Attorney-in-fact

                                 Exhibit Index

 Exhibit
 Number                               Description
 -------                              -----------
   1.1*  Purchase Agreement dated December 11, 1998 by and among Premier
         Graphics, Inc., Master Graphics, Inc., Harperprints, Inc., Donaldson
         Lufkin & Jenrette Securities Corporation and Morgan Keegan & Company,
         Inc.
   3.1*  Certificate of Incorporation of Premier Graphics, Inc.
   3.2*  Bylaws of Premier Graphics, Inc.
   3.3+  Charter of Master Graphics, Inc.
   3.4+  Bylaws of Master Graphics, Inc.
   4.1*  Indenture, dated December 11, 1998, among Premier Graphics, Inc., as issuer, the Guarantors party thereto and United States Trust Company of New York, as trustee relating to the 11 1/2% Senior Notes due 2005
         (the "Indenture")
   4.2*  Form of 11 1/2% Senior Note due 2005 of Premier Graphics, Inc. (the
         "Old Note") (included as Exhibit A to the Indenture filed as Exhibit
         4.1)
   4.3*  Form of 11 1/2% Senior Note due 2005 of Premier Graphics, Inc. (the
         "Exchange Note")
   4.4*  Form of Guarantee of Master Graphics, Inc. and Harperprints (included as a part of Exhibit A to the Indenture filed as Exhibit 4.1)
   4.5*  Registration Rights Agreement, dated as of December 11, 1998, by and among Premier Graphics, Inc., Master Graphics, Inc., Harperprints,
         Inc and the Initial Purchasers relating to $130,000,000 aggregate principal amount of Old Notes.
   4.6*  Form of First Supplemental Indenture between Premier Graphics, Master
         Graphics and United States Trust Company of New York, as trustee
         Opinion of Baker, Donelson, Bearman & Caldwell regarding the legality
   5.1*  of the New Notes
   8.1*  Opinion of Baker, Donelson, Bearman & Caldwell regarding tax matters
  10.1*  Third Amended and Restated Loan and Security Agreement dated as of
         March 15, 1999 between Premier Graphics, Inc., a Delaware corporation and General Electric Capital Corporation, a New York corporation, as a Lender and as Agent to Lenders, Deutsche Financial Services
         Corporation, a Nevada corporation, as a Lender and as Revolving
         Credit Agent for Lenders and Transamerica Equipment Financial
         Services Corporation, a Delaware corporation, as Lender
  11.1*  Computation of Per Share Earnings
  12.1*  Computation of Ratio of Earnings to Fixed Charges
  23.1   Consent of KPMG LLP
  23.3*  Consent of Baker, Donelson, Bearman & Caldwell (included in its opinions filed as Exhibit 5.1 and Exhibit 8.1)
  25.1*  Form T-1 with respect to the eligibility of United States Trust
         Company of New York with respect to the Indenture
  27.1*  Financial Data Schedule
  99.1*  Form of Letter of Transmittal
  99.2*  Form of Notice of Guaranteed Delivery
         Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
  99.3*  and other Nominees
  99.4*  Form of Letter to Clients

---------------------
* previously filed
+ Incorporated by reference to Master Graphics' Registration Statement on Form
  S-1 (Registration No. 333-49861)